Exhibit 7.02

EXECUTION VERSION

AMENDED AND RESTATED MEMORANDUM OF UNDERSTANDING

This AMENDED AND RESTATED MEMORANDUM OF UNDERSTANDING (“MOU”) is made and entered into as of July 23, 2010 by and among the following parties:

(a)           Fertitta Gaming LLC, a Nevada limited liability company (“FG”), Frank J. Fertitta III (“FJF”), Lorenzo J. Fertitta (“LJF” and collectively with FJF and their respective estate planning entities, the “Fertittas”), FJF Investco, LLC (“FJF Investco”), LJF Investco, LLC (“LJF Investco”), and FCP Class B HoldCo LLC (“Class B HoldCo,” and collectively with FG, the Fertittas, FJF Investco and LJF Investco, the “Fertitta Parties”);

(b)           FC Investor LLC (“FC Investor”), Thomas Barrack, Jr. (solely in his capacity as a equity holder of Voteco, as managing member of Colony Capital, LLC, and a manager of FCP, “Barrack”), and any affiliate of Colony Capital LLC that may be added as a party to this MOU by way of joinder (such affiliates together with FC Investor and Barrack, “Colony” or the “Colony Parties”);

(c)           Colony Capital, LLC (“Colony Capital”) solely for the purposes of giving releases as provided in Section 4 of this MOU.

Each party named above is a “Party”, and collectively are referred to as the “Parties”.

RECITALS

WHEREAS, Station Casinos, Inc. (“SCI”) and each and every one of its direct and indirect subsidiaries, including without limitation, each direct and indirect subsidiary of SCI that is a debtor in the Bankruptcy Cases (collectively, the “Station Group”) constitute a gaming entertainment enterprise that owns and/or operates gaming properties under the “Station” and “Fiesta” brand names;

WHEREAS, on November 7, 2007, SCI consummated the transactions contemplated by that certain Agreement and Plan of Merger by and among SCI, Fertitta Colony Partners, LLC (“FCP”), and FCP Acquisition Sub (“FCP Merger Sub”), as amended by that certain Amendment to Agreement and Plan of Merger dated by and among SCI, FCP, and FCP Merger Sub (such transactions, collectively the “Transaction”);

WHEREAS, Colony provided a portion of the funding for the Transaction and, in return, acquired an indirect ownership interest in SCI;

WHEREAS, as part of the Transaction, FCP PropCo, LLC (“Propco”) entered into that certain Loan and Security Agreement, dated as of November 7, 2007 (the “Original Mortgage Loan Agreement”), with the German American Capital Corporation (“GACC”) and JP Morgan Chase Bank, N.A. (“JPM” and together with GACC collectively, the “Mortgage Lenders”) pursuant to which the Mortgage Lenders made loans and other financial accommodations to Propco (the “Mortgage Loan”).  The Original Mortgage Loan Agreement has been amended and restated by that certain Amended and Restated Loan and Security Agreement, dated as of March 19, 2008 (the “Mortgage Loan Agreement”).  The Propco Properties, the

Master Lease (as defined below), the rent due under the Master Lease, the cash collateral and certain other assets pledged under the Security Instruments, Security Documents or other Loan Documents (as such terms are defined in the Mortgage Loan Agreement), are pledged to the Mortgage Lenders or to German American Capital Corporation, as the Collateral Agent for the Mortgage Lenders to secure the obligations due under the Mortgage Loan Agreement;

WHEREAS, FCP VoteCo, LLC (“VoteCo”) owns 100% of the voting stock of SCI;

WHEREAS, FCP Holding, Inc. (“FCP Holding”), owns 75.9% of the non-voting stock of SCI, and Fertitta Partners, LLC (“Fertitta Partners”) owns 24.1% of the non-voting stock of SCI;

WHEREAS, FCP owns 100% of the stock of FCP Holding;

WHEREAS, FCP’s (i) Class A membership interests are owned by FC Investor, an entity indirectly controlled by Colony, (ii) Class B membership interests are owned by Class B HoldCo, an entity indirectly controlled by the Fertittas, and (iii) Class C membership interests are owned by certain current and former members of SCI’s management;

WHEREAS, effective as of November 7, 2007, SCI, FCP, Fertitta Partners, FCP Holding, VoteCo, FC Investor, FJF Investco, LJF Investco, BLS Investco LLC, Class B HoldCo, and certain individuals holding Class A membership interests of Fertitta Partners and/or Class C membership interests of Fertitta Partners and/or FCP entered into the Equityholders Agreement of Station Casinos, Inc., Fertitta Colony Partners LLC and Fertitta Partners LLC (the “Equityholders Agreement”);

WHEREAS, effective as of November 7, 2007, FC Investor, Class B HoldCo, each of the Class C members of FCP, and the Fertittas entered into the Second Amended and Restated Operating Agreement of Fertitta Colony Partners LLC (the “FCP LLC Agreement” and together with the Equityholders Agreement, the “Equity Agreements”);

WHEREAS, the Station Group operates and owns certain assets associated with:  (i) Palace Station Hotel & Casino (“Palace Station”), (ii) Boulder Station Hotel & Casino (“Boulder Station”), (iii) Sunset Station Hotel & Casino (“Sunset Station”), and (iv) Red Rock Casino Resort Spa (“Red Rock”) (collectively, the “Propco Properties”);

WHEREAS, Propco owns the real property (or, with respect to a portion of Boulder Station, a leasehold interest in the real property pursuant to a ground lease) associated with the Propco Properties, and Propco, as landlord, and SCI, as tenant, entered into that certain Master Lease Agreement, dated as of November 7, 2007 and amended by that certain First Amendment to Master Lease Agreement dated as of March 19, 2008 (collectively, the “Master Lease”), under which SCI leases the Propco Properties from Propco;

WHEREAS, on July 28, 2009, SCI, Propco and certain of their affiliates (the “Debtors”) commenced voluntary cases in the District of Nevada, administratively consolidated under case no. BK-09-52477 (the “Bankruptcy Cases”) under chapter 11 of 11 U.S.C. §§ 101-

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1532 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”);

WHEREAS, Propco will, pursuant to the Plan or the Propco Plan (each as defined below) transfer substantially all of its assets to a new entity (such entity, “New Propco”) and all of the non-voting equity of New Propco shall be held by its parent company “Propco Holdco”, which entity shall initially be wholly owned by the Mortgage Lenders;

WHEREAS, FG and the Mortgage Lenders have negotiated a term sheet that summarizes the material terms of a joint chapter 11 plan (the “Plan”) with the terms and conditions set forth in the term sheet and its amendments and supplements annexed hereto as Attachment 1 (including all of its annexes, and as it may be amended from time to time, the “Propco Plan Term Sheet”).   As defined in this MOU, the Plan, including any Propco Plan (as defined below), means the chapter 11 plan of reorganization described in the Propco Plan Term Sheet or any chapter 11 plan incorporating the material terms of the Propco Plan Term Sheet, provided that in no event shall the Plan (i) alter the terms set forth in the Propco Plan Term Sheet in a manner that is materially or disproportionally adverse to the Colony, (ii) adversely alter any rights specific to Colony set forth in the Propco Plan Term Sheet, (iii) impair the rights of the holders of the FG Warrants collectively to receive 2.5% of the equity of Propco Holdco, subject to dilution as provided in Attachment 2 and to the provisions of Section 1(c) of this MOU, (iv) substantively alter the terms and conditions of the FG Warrants described in Attachment 2 hereto or the Effective Date Deliverables, the Propco Contribution True Up Payment, the Other Equity Contribution True Up Payment, and Participation Rights described herein and in Attachment 3, in each case subject to the provisions of Section 1(c) of this MOU, or (v) alter the equity ownership of Propco Holdco, New Propco or reorganized SCI if New Propco acquires the equity or assets of SCI, each as set forth in the Propco Plan Term Sheet, in a manner that is materially or disproportionately adverse to Colony, provided, however, that the reallocation by the Fertitta Affiliates or the Mortgage Lenders of equity they would otherwise receive under the Plan shall not constitute an alteration of such equity ownership.

WHEREAS, the Fertitta Affiliates(1) and the Mortgage Lenders have executed a Plan Support Agreement and certain amendments thereto (and are contemplating a further

(1)       As used in this MOU and the attachments hereto, “Fertitta Affiliates” shall mean, individually and collectively, (a) FJF or LJF, any spouse or child or Fertitta Family Entity (as defined in Propco Plan Term Sheet) (each, a “Specified Person”), (b) a person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, a Specified Person, (c) any person that is an officer, director, partner, manager or trustee of, or serves in a similar capacity with respect to, a Specified Person or of which a Specified Person is an officer, partner, manager or trustee, or with respect to which a Specified Person serves in a similar capacity; or (d) any person one-third or more of whose equity securities are owned by Specified Persons.  Without otherwise limiting the scope of the definition of Fertitta Affiliates, it is agreed that neither Zuffa, LLC nor its subsidiaries and joint ventures shall constitute a Fertitta Affiliate unless engaged in the investment in, ownership of or management of a hotel in the Las Vegas Locals Market, or any activity wherever located that requires licensing as a casino gaming company.

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amendment to reflect, inter alia, the execution of this MOU), pursuant to which the Fertitta Affiliates and the Mortgage Lenders have agreed, inter alia, to support the Plan on the terms and conditions set forth therein (as so amended and including all of its attachments, the “Plan Support Agreement”);

WHEREAS, the Colony Parties also support the approval and consummation of the Plan and the related transactions described in the Plan Support Agreement;

WHEREAS, the Parties desire to resolve any Claims (as defined in Paragraph 4(a) hereof);

WHEREAS, the Parties have negotiated the material terms of the consideration that the Colony Parties shall receive in consideration for the releases of Claims described herein if the Plan is confirmed and becomes effective;

WHEREAS, the Parties have engaged in good faith negotiations with one another with regard to this MOU;

WHEREAS, the Parties have executed and delivered a Memorandum of Understanding dated as of March 23, 2010, as amended by that First Amendment to Memorandum of Understanding dated as of April 15, 2010 (as so amended, the “Original MOU”);

WHEREAS, the Parties now wish to enter into this MOU to amend and restate in its entirety the Original MOU to, inter alia, memorialize certain refinements of their prior arrangements; and

WHEREAS, each Party has reviewed, or has had the opportunity to review, this MOU with the assistance of professional legal advisors of its own choosing;

AGREEMENT

NOW THEREFORE, in consideration for the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound hereby, the Parties hereby agree as follows:

1.     Consideration to Colony Parties.

(a)           Consideration

In consideration to the Colony Parties for the releases to be granted by the Colony Parties to the Fertitta Release Parties and the Station Release Parties as described in Paragraphs 4(a) and 4(b) hereof, the Fertitta Affiliates, as more particularly described in Attachment 3 hereto, shall (a) purchase equity interests in Propco Holdco; (b) grant to Colony and/or any Colony Designees (i) an option (the “First Tranche Option”) to purchase from the Fertitta Affiliates 8.75% of the Fertitta Affiliate’s equity interests in Propco Holdco as of immediately following the Effective Time, after giving effect to all sales of equity to be consummated as of

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the Effective Date (provided such amount shall in no event be less than 3.0625% of all Propco Holdco equity outstanding immediately following the Effective Time, after giving effect to all sales of equity to be consummated as of the Effective Date), exercisable only in full (unless the Effective Date Value is in excess of $430 million, in which case Colony shall only be obligated to exercise for such portion of the equity as is equal to the full allocation multiplied by the quotient of $430 million divided by the Effective Date Value) and only during the thirty (30) days following the first anniversary of the Effective Date for cash consideration equal to the number of units subject to the First Tranche Option multiplied by the First Tranche Strike Price and (ii) an option (the “Second Tranche Option”) to purchase from the Fertitta Affiliates 11.25% of the Fertitta Affiliate’s equity interests in Propco Holdco as of immediately following the Effective Time, after giving effect to all sales of equity to be consummated as of the Effective Date (provided such amount shall in no event be less than 3.9375% of all Propco Holdco equity outstanding immediately following the Effective Time, after giving effect to all sales of to be consummated as of the Effective Date, and further provided that if Colony has exercised the First Tranche Option and the Premium Amount falls within one of the ranges set forth below, the number of units subject to the Second Tranche Option shall be adjusted to also include such additional percentage of all Propco Holdco equity outstanding immediately following the Effective Time, after giving effect to all sales of equity to be consummated as of the Effective Date, as corresponds to the range in which the Premium Amount falls: at least $350 million but less than $375 million: 0.5%; at least $375 million but less than $400 million: $1.0%; at least $400 but less than $425 million: 1.5%; at least $425 but less than $450 million: 2.0%; at least $450 but less than $475 million: 2.5%; and $475 million or more: 3.0%), exercisable in full or in part, at Colony’s election, but only during the one hundred twenty (120) days following the first anniversary of the Effective Date for cash consideration equal to the number of units subject to the Second Tranche Option multiplied by the Second Tranche Strike Price (the First Tranche Option and the Second Tranche Option, collectively, the “Colony Equity Options”), provided that the terms of the Colony Equity Options shall be subject to the Section 1(c) of this MOU, and provided further that as a condition to the receipt of the Colony Equity Options, Colony shall represent and warrant, on the Effective Date, that it has no present plan or intention as of the Effective Date to exercise either of the Colony Equity Options, subject to future reexamination during the applicable exercise period based upon then current value information; (c) subject to the terms and conditions set forth in Attachment 3 hereto, grant to Colony and/or any Colony Designee a right of first refusal to purchase equity of Propco Holdco offered to the Fertitta Affiliates (“ML ROFR”) at the price offered to the Fertitta Affiliates, with such ML ROFR to be exercised no later than ten (10) days prior to the last day for the Fertitta Affiliates to exercise such right (or if the Fertitta Affiliates have a period of less than 20 days to exercise such right, one half of such lesser time period), together with delivery of a firm funding commitment and a representation from the exercising entity that it has sufficient cash available to pay the purchase price for the equity; (d) purchase from the Mortgage Lenders all FG Warrants (as defined in and on the terms and conditions set forth in Attachment 2 hereto), and immediately thereafter assign all such FG Warrants to Colony and/or any Colony Designee for no further consideration, provided that as a condition to the receipt of the FG Warrants, Colony shall represent and warrant, on the Effective Date, that it has no present plan or intention as of the Effective Date to exercise the FG Warrants, subject to future reexamination during the exercise period thereof based upon then current value information; (e) pay or cause to be paid to the Colony Parties on the Effective Date a settlement fee equal to $450,000 plus an amount equal to 15% of the Colony

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Fraction multiplied by $200,000,000 (the “Settlement Fee”) (the Colony Equity Options, the FG Warrants, the ML ROFR and the Settlement Fee are collectively the “Effective Date Deliverables”); (f) pay or cause to be paid to the Colony Parties the Propco Contribution True Up Payment and the Other Equity Contribution True Up Payment on the later of (i) the Effective Date and (ii) the date that is two (2) business days after the amounts of both the Propco Contribution True Up Payment and the Other Equity Contribution True Up Payment have been determined (which in all events shall be determined no more than thirty (30) days following the Effective Date); (g) deliver to an employee or member of Colony Capital licensed by all applicable regulatory authorities the “Colony Proxy” subject to and as described in Annex 7 of the Propco Plan Term Sheet; (h) grant to Colony and/or the Colony Designees, as of the Effective Date (i) a co-investment right with respect to certain gaming or hotel investment opportunities in the Applicable Market (as defined in Attachment 3 hereto) that may be pursued by FG or any Fertitta Affiliate (other than indirectly through their equity investment in New Propco), and (ii) a third party equity investment right with respect to certain gaming opportunities arising outside of the Applicable Market that may be pursued by FG or any Fertitta Affiliate, all on the terms and conditions set forth in Attachment 3 (items (h)(i) and (h)(ii), as more particularly described on Attachment 3, being collectively, the “Participation Rights” and, together with the FG Warrants and the Colony Equity Options, the “Colony Equity Consideration”); (i) grant to Colony and/or the Colony Designees such other rights as set forth in Attachment 3 hereto; and (j) release the Colony Release Parties as described in Paragraph 4(c) hereof.  Unless otherwise specified in writing by Colony (or a representative or agent thereof), the Fertitta Affiliates must pay, deliver, or assign, as the case may be, all Effective Date Deliverables and Participation Rights to Colony and not to any Colony Designee.  For purposes of this MOU, the term “Colony Designee” shall mean any current or future Colony affiliate, funds and separate accounts for which Colony or an affiliate under Colony’s control acts as an investment advisor, or any limited partner or co-investor in any such affiliate or entity.

(b)           Certain Definitions

For purposes of this Agreement:

(1)           “Additional Equity Amount” means the amount of all equity or capital contributions made to Propco Holdco as of the Effective Date, excluding the contribution of the New Propco Acquired Assets (as defined in the Plan), plus any reduction in the debt of New Propco below the Effective Date level contemplated by the Plan that is agreed to by the Mortgage Lenders and FG in exchange for additional equity in Propco Holdco.

(2)           “Colony Fraction” means (A) the percentage of outstanding units of Propco Holdco owned by the Fertitta Affiliates immediately following the Effective Time after giving effect to all sales of equity to be consummated as of the Effective Date multiplied by (B) 0.2 and then multiplied by (C) 0.4375.

(3)           “Effective Date Per Unit Value” means the aggregate value of all outstanding units of Propco Holdco determined as of immediately following the Effective Time by Imperial Capital LLC (or, if it is unavailable, another nationally recognized valuation firm to be mutually agreed upon by FG and Colony) (such aggregate value, the “Effective Date Value”), divided by the total number of units of Propco Holdco outstanding immediately following the

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Effective Time, in each case after giving effect to all sales of equity to be consummated as of the Effective Date.

(4)           “Effective Time” means the time at which the transactions contemplated by the Propco Plan Term Sheet to be consummated on the Effective Date are so consummated.

(5)           “First Tranche Strike Price” means a strike price of up to 125% of the Propco Plan Per Unit Value, as determined by FG.

(6)           “Other Equity Contribution True Up Payment” means an amount equal to the lesser of (A) $2,500,000 and (B) (i) if the percentage used in the First Tranche Strike Price is 125%, then 1.25% of the Additional Equity Amount, or (ii) if the percentage used to calculate the First Tranche Strike Price is less than 125%, then (x) the percentage used to calculate the First Tranche Strike Price minus 100%, multiplied by the Additional Equity Amount and then multiplied by 0.04375, plus (y) $350,000.

(7)           “Premium Amount” means an amount equal to (A) the First Tranche Strike Price multiplied by the total number of units of Propco Holdco outstanding immediately following the Effective Time after giving effect to all sales of equity to be consummated as of the Effective Date minus (B) the Propco Plan Value.

(8)           “Propco Contribution True Up Payment” means an amount equal to the lesser of (A) $15,000,000 and (B) the Premium Amount multiplied by the Colony Fraction.

(9)           “Propco Plan Per Unit Value” means the Propco Plan Value divided by the total number of units of Propco Holdco outstanding immediately following the Effective Time after giving effect to all sales of equity to be consummated as of the Effective Date.

(10)         “Propco Plan Value” means an amount equal to $200 million plus the Additional Equity Amount.

(11)         “Second Tranche Strike Price” means a strike price equal to 150% of the Effective Date Per Unit Value.

(c)           Tax Condition.

It is expressly acknowledged and agreed that it will be a condition (the “Tax Condition”) to the Fertitta Parties’ obligation to provide the consideration described above in clauses (b) (relating to the Colony Equity Options), (c) (relating to the ML ROFR), (d) (relating to the FG Warrants), (f) (relating to the Other Equity Contribution True Up Payment and the Propco Contribution True Up Payment), (g) (relating to the Colony Proxy), (h) (relating to the Participation Rights) and (i) (relating to such other rights set forth in Attachment 3) (each of clauses (b)-(d) and (f)-(i), a “Colony Equity Deliverable”) that (I) the Bankruptcy Court shall have issued a final order (the “Confirmation Order”) that shall include a finding that no income taxes will arise out of or result from implementation of the transactions contemplated by the Plan, including, without limitation, if the Stalking Horse Bidder is the Successful Bidder (each as defined in the Plan), contemplated by the Stalking Horse APA (as defined in the Plan) or the Plan, other than alternative minimum taxes that in the aggregate are less than $15 million (the

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“Tax Findings”), and (II) the Internal Revenue Service shall have issued a private letter ruling to SCI, in form and substance acceptable to the Fertitta Parties, regarding the application of Section 267 of the Internal Revenue Code of 1986, as amended (the “Code”) to the transactions contemplated by the Plan, including, without limitation, if the Stalking Horse Bidder is the Successful Bidder (each as defined in the Plan), contemplated by the Stalking Horse APA (as defined in the Plan) or the Plan (the “IRS Ruling”).  As of the date hereof and after conducting reasonable diligence, the Fertitta Parties are not aware of any facts that would preclude the issuance of a Confirmation Order containing the Tax Findings or the issuance of the IRS Ruling; provided that there can be no guarantee as to the ultimate success with respect to either the Tax Findings or the IRS Ruling.  If the Fertitta Parties fail to provide any portion of the Colony Equity Deliverables to Colony and/or any Colony Designee due to a failure to satisfy the Tax Condition, then Colony shall have the option, in its sole and absolute discretion but subject to the following paragraph, to terminate this MOU for all purposes, without obligation or liability to any Party, and without prejudice or detriment to the rights of the Parties as they existed prior to entering into the Original MOU.

Notwithstanding anything herein to the contrary, if the Fertitta Parties determine in good faith, after reasonable pursuit of the Tax Findings and the IRS Ruling, that (a) the Internal Revenue Service has objected to the Tax Findings (and such objection cannot be resolved through reasonable and good faith efforts of the Fertitta Parties and without requiring additional consideration or any economic concessions from the Fertitta Parties or the Mortgage Lenders) and/or the Internal Revenue Service will not issue the IRS Ruling and/or the Bankruptcy Court will not enter the Tax Findings, and (b) modification of the Colony Equity Deliverables is necessary to obtain the IRS Ruling and/or the Tax Findings and/or to overcome any IRS objection to the Tax Findings (the occurrence of (a) and (b), whether before or after a determination regarding the IRS Ruling or the Tax Finding, a “Tax Condition Offer Event”), they shall make a bona-fide good faith offer (the “Tax Condition Offer”) to Colony to modify the Colony Equity Deliverables solely to the extent required and to the least extent necessary to obtain the IRS Ruling and/or the Tax Findings and/or to overcome any IRS objection to the Tax Findings without requiring any additional consideration or any economic concessions from the Fertitta Parties or the Mortgage Lenders, and continue to provide Colony and/or any Colony Designee with all other consideration set forth in this MOU.  Promptly following the occurrence of a Tax Condition Offer Event and the making of a Tax Condition Offer, the Fertitta Parties shall provide to Colony a reasonably detailed written summary of (i) the circumstances giving rise to, the causes of, and the rationale for determining the occurrence of the Tax Condition Offer Event, (ii) the nature of the steps taken by the Fertitta Parties and the Debtors to prevent the occurrence of the Tax Condition Offer Event, and (iii) the potential curative measures considered in formulating the Tax Condition Offer.  The Fertitta Parties shall make themselves and/or their legal and financial representatives reasonably available to Colony for purposes of discussing this written summary and addressing any reasonable inquiries Colony may have based on such summary, the Tax Condition Offer Event, and the Tax Condition Offer.

Any such modifications to the Colony Equity Deliverables shall not be a breach of this MOU, but Colony shall have the option (the “Colony Tax Condition Option”), in its sole and absolute discretion, to be exercised within five business days following the delivery to Colony of the Tax Condition Offer, (i) to accept the Tax Condition Offer, (ii) to (a) decline this Tax

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Condition Offer solely with respect to the modified Colony Equity Deliverable(s), (b) accept and receive the unmodified Colony Equity Deliverables(s), (c) enjoy the other rights and benefits (other than the Settlement Fee, the Propco Contribution True Up Fee and the Other Equity Contribution True Up Fee) set forth in this MOU, (d) accept and receive a cash payment from the Fertitta Parties in lieu of the Settlement Fee, the Propco Contribution True Up Fee and the Other Equity Contribution True Up Fee, in the amount of $8,750,000 (the “Modification Payment”), (e) if the Colony Equity Deliverable(s) declined under clause (ii)(a) of this paragraph include the First Tranche Option and/or the Second Tranche Option, have (x) its ratable holdings of Propco Holdco equity for purposes of exercising its rights under this MOU deemed to be the sum of Propco Holdco equity actually acquired pursuant to the Colony Equity Deliverables accepted under clause (ii)(b) of this paragraph plus the Propco Holdco equity Colony has the right to acquire (but has not yet acquired) pursuant to the Colony Equity Option(s) accepted under clause (ii)(b) of this paragraph plus the amount of Propco Holdco equity Colony would have had the right to acquire if it had exercised, in full and according to their original terms, the Colony Equity Option(s) declined under clause (ii)(a) of this paragraph, and (y) any condition based on the exercise of a Colony Equity Option declined under clause (ii)(a) of this paragraph deemed to be satisfied, and (f) be bound, together with the Fertitta Parties, by all obligations, conditions, and commitments under this MOU other than the Settlement Fee, the Propco Contribution True Up Fee, the Other Equity Contribution True Up Fee and those pertaining to or deriving from the modified Colony Equity Deliverable(s), or (iii) to terminate this MOU for all purposes, without obligation or liability to any Party, and without prejudice or detriment to the rights of the Parties as they existed prior to entering into the Original MOU; provided that clauses (ii) and (iii) shall not apply and Colony shall be obligated to accept the Tax Condition Offer (1) if the only proposed modifications are to change “Propco Plan Per Unit Value” to “Effective Date Per Unit Value” in the definition of First Tranche Strike Price, change the exercise price of the Opco Purchaser Option Equity (as defined in Attachment 3) to the greater of 110% of the price paid by the Participating Fertitta Party (as defined in Attachment 3) or the fair market value of such equity (which will conclusively be presumed to be the price paid for such equity by other investors), and/or to defer Colony’s voting/proxy rights (as described in Attachment 3) until after it has exercised the First Tranche Option (provided that the Fertitta Parties have made reasonable and good faith efforts (without requiring additional consideration or any economic concessions from the Fertitta Parties or the Mortgage Lenders) to resolve any objection of the IRS to the granting of the voting/proxy rights as described in Attachment 3), or (2) if Imperial Capital LLC (or, if it is unavailable, another nationally recognized valuation firm to be mutually agreed upon by FG and Colony) determines that the modified portion(s) of the Colony Equity Deliverable(s) together with the additional consideration being delivered to Colony are of an economic value and nature that clearly equates to the economic value and nature of the portion(s) of the Colony Equity Deliverable(s) being so replaced.

2.     Consideration to Fertitta Parties.

In consideration to the Fertitta Parties for the Colony Equity Consideration and the releases described in Paragraph 4(b) hereof, the Colony Parties and Colony Capital shall release the Fertitta Release Parties as described in Paragraph 4(a) hereof, the Equityholders Agreement shall be terminated and FCP, FCP Holding, Fertitta Partners and Voteco shall be

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dissolved or merged out of existence pursuant to applicable law or court order, including pursuant to the Plan, on or prior to the Effective Date.

3.     Commitments of the Parties to this Agreement.

(a)           MOU Termination Event.

As used herein, “MOU Termination Event” means:  (i) the occurrence of both of (A) either (x) the Plan Support Agreement being terminated by mutual agreement of the parties thereto (and other than as a result of the occurrence of the Effective Date ) or (y) the occurrence a “Termination Event” as defined in the Plan Support Agreement (other than as a result of the occurrence of the Effective Date ) that has not been duly waived or cured in accordance with the terms of the Plan Support Agreement; and (B) the parties to the Plan Support Agreement not thereafter pursuing a “propco stand-alone plan” consistent with the terms and conditions of the Propco Plan Term Sheet dated March 24, 2010 (a “Propco Plan”) or (ii) the agreement of any Fertitta Affiliate to support, the filing with the Bankruptcy Court of, or the effectiveness of any chapter 11 plan of the Debtors other than the Plan or the Propco Plan.

(b)           Mutual Commitments.

As long as a MOU Termination Event has not occurred, each Party hereto agrees for itself, that it will:

i.              promptly following the execution of this MOU, (a) negotiate in good faith to prepare definitive documentation, which shall contain provisions consistent with this MOU, the attachments hereto, and such other provisions as are mutually acceptable to the Parties and (b) use best efforts to agree to final form of such definitive documentation on or before August 15, 2010, with the documentation initially to be drafted by the Fertitta Parties;

ii.             not object to or otherwise commence any proceeding or take any other action opposing any of the terms of the Plan Support Agreement, the disclosure statement associated with the Plan or a Propco Plan, the Plan or a Propco Plan or any other agreement or transaction that is contemplated by the Propco Plan Term Sheet or the Plan Support Agreement, or a Propco Plan;

iii.            not directly or indirectly, solicit, support or vote in favor of, as applicable, any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of SCI, Propco or any of their respective affiliates that could reasonably be expected to prevent, delay or impede solicitation, confirmation or consummation of the Plan or the Propco Plan or any document filed with the Bankruptcy Court in furtherance of soliciting or confirming the Plan or the Propco Plan or consummating the transactions contemplated thereby;

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iv.            support approval of the Plan or the Propco Plan, any associated disclosure statement, the amended Compromise and other related matters in proceedings before the Bankruptcy Court;

v.             following receipt of the disclosure statement associated with the Plan or the Propco Plan and other related solicitation materials approved by the Bankruptcy Court, vote all claims that it holds or controls, if any, in favor of the Plan or the Propco Plan by delivering its duly executed and timely completed ballot or ballots accepting the Plan or the Propco Plan to the balloting agent for the Plan or the Propco Plan, and it shall not thereafter withdraw or change such vote so long as the Plan and associated disclosure statement are not modified except in such manner that does not affect or in any way alter materially or disproportionately adversely the terms of the Colony Equity Consideration subject to Section 1(c); and

vi.            take all reasonable and customary steps necessary or desirable to cause the Equityholders Agreement to be terminated and FCP, FCP Holding, Fertitta Partners and Voteco to be dissolved or merged out of existence pursuant to applicable law or court order, including pursuant to the Plan, on or prior to the Effective Date.

(c)           Colony Commitments.

As long as a MOU Termination Event has not occurred each Colony Party agrees for itself, that it will from and after the date hereof:

i.              promptly disclose to the Fertitta Parties any agreement (other than procedural or immaterial understandings) between any Colony Party and any Mortgage Lender related to or in connection with the Plan, the Fertitta Affiliates, New Propco, the sale or auction of SCI’s assets, or any transaction described in the Propco Plan Term Sheet; provided, however, that the Colony Parties shall be under no obligation to disclose any such agreement if the agreement relates to the Mortgage Loan or any investment referencing the Mortgage Loan.

Within five (5) business days of the date hereof, Colony shall deliver to SCI an executed stipulation in the form attached hereto as Attachment 4 and that certain Ownership Standstill Agreement, in each case, executed by all relevant Colony Parties.

(d)           Fertitta Party Commitments.

As long as a MOU Termination Event has not occurred each Fertitta Party agrees for itself, that it will from and after the date hereof:

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i.              promptly disclose to the Colony Parties any proposed revision or modification to the Propco Plan Term Sheet or Plan Support Agreement;

ii.             not enter into any agreement or otherwise take any action that could be reasonably expected to interfere with the Fertitta Parties’ or the Fertitta Affiliates’ collective ability to perform their obligations to grant and to honor the exercise of any rights of Colony and/or the Colony Designees in respect of the Colony Equity Consideration granted to Colony and/or the Colony Designees pursuant to this MOU; and

iii.            promptly disclose to the Colony Parties any agreement (other than procedural or immaterial understandings) between any Fertitta Party and any Mortgage Lender related to or in connection with the Plan, the Fertitta Affiliates, New Propco, the sale of SCI’s equity or assets, or any transaction described in the Propco Plan Term Sheet.

4.     Releases

(a)   Releases of the Fertitta Release Parties by Colony Releasing Parties.

Subject only to the condition precedent of the occurrence of (i) the Effective Date, (ii) the tender of the Effective Date Deliverables to the Colony Parties or their designees (subject to Section 1(c) of this MOU) as and to the extent required by applicable definitive documentation, and (iii) entry by the Parties into and effectiveness of binding documentation memorializing the rights of the Colony Parties and the Colony Designees to the Colony Equity Consideration other than the Effective Date Deliverables (the date of such occurrence of items (i), (ii), and (iii), the “Fertitta Release Effective Date”), the Colony Parties and Colony Capital (the “Colony Releasing Parties”) on the Fertitta Release Effective Date hereby knowingly and voluntarily, expressly and absolutely forever release and discharge the Fertitta Parties, and each and every one of them, (whether individually or collectively) and each of their respective agents, principals, managers, managing members, members, stockholders, “controlling persons” (within the meaning of the United States federal securities laws), partners, limited partners, investors, parents, subsidiaries, affiliates, directors, officers, employees, attorneys, accountants, successors, assigns, consultants, advisors, agents, trusts, trustors, beneficiaries, heirs, executors, and administrators (the “Fertitta Release Parties”), from any and all claims, potential claims, demands, rights, actions or causes of action, debts, liabilities, damages, losses, obligations, accounts, attorneys’ fees, reckonings, judgments, suits, costs, expenses, liens, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured arising out of, related to, based upon, by reason of, or in any way involving, directly or indirectly, (1) the Transaction, (2) any contract, agreement, document or obligation (including the Equity Agreements and any amendments thereto) pursuant to which any of the Fertitta Release Parties owes, is bound to, or subject to any obligation or duty to any of the Colony Releasing Parties, (3) the Plan and any transactions described in the Plan; or (4) any prior transactions referred to herein (collectively,

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the “Fertitta Claims”), which any of them respectively now has, owns or holds, or at any time heretofore had, owned or held, or could, shall or may hereafter have, own, or hold.  For avoidance of doubt, this release of all Fertitta Claims by the Colony Releasing Parties is inclusive of, and, on the Fertitta Release Effective Date, hereby releases all Fertitta Claims that the Colony Parties may hold against the Fertitta Release Parties derivatively by, though or under FCP, FCP Holding, Voteco or Fertitta Partners, including by reason of the dissolution of any thereof.  Such releases shall expressly be inapplicable to any claims of the Colony Parties (i) for indemnification arising under the Equityholders Agreements, the VoteCo operating agreement, the SCI articles of incorporation, SCI by-laws or applicable law, (ii) that expressly survive the Effective Date pursuant to the Plan’s terms, (iii) relating to or arising under this MOU or any definitive documentation entered into by the Parties reflecting the terms contemplated by this MOU or otherwise acceptable to the Parties and (iv) relating to or arising under any documents or agreements entered into in connection with or evidencing the ownership interests obtained by Colony or its affiliates or designees as a result of the Colony Equity Consideration.

(b)   Releases of the Station Group by the Colony Releasing Parties and the Fertitta Parties.

Subject only to the condition precedent of the occurrence of (i) the Effective Date, (ii) the tender of the Effective Date Deliverables to the Colony Parties or their designees (subject to Section 1(c) of this MOU) as and to the extent required by applicable definitive documentation, (iii) entry by the Parties into and effectiveness of binding documentation memorializing the rights of the Colony Parties and the Colony Designees to the Colony Equity Consideration other than the Effective Date Deliverables, and (iv) the effectiveness of a release by SCI and each direct and indirect subsidiary of SCI that is a debtor in the Bankruptcy Cases of all Claims against the Colony Release Parties (as defined below) and the Fertitta Release Parties, (the date of such occurrence of items (i), (ii), (iii) and (iv), the “Station Group Release Effective Date”), the Fertitta Parties and the Colony Releasing Parties on the Station Group Release Effective Date hereby knowingly and voluntarily, expressly and absolutely forever release and discharge the Station Group, and each and every one of them, (whether individually or collectively) and each of their respective agents, principals, managers, managing members, members, stockholders, “controlling persons” (within the meaning of the United States federal securities laws), partners, limited partners, investors, parents, subsidiaries, affiliates, directors, officers, employees, attorneys, accountants, successors, assigns, consultants, advisors, agents, trusts, trustors, beneficiaries, heirs, executors, and administrators (the “Station Group Release Parties”), from any and all claims, potential claims, demands, rights, actions or causes of action, debts, liabilities, damages, losses, obligations, accounts, attorneys’ fees, reckonings, judgments, suits, costs, expenses, liens, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured arising out of, related to, based upon, by reason of, or in any way involving, directly or indirectly, (1) the Transaction, (2) either of the Equity Agreements and any amendments thereto, or (3) the Plan and any transactions described in the Plan; or (4) any prior transaction referred to herein (the “Station Claims”), which any of them respectively now has, owns or holds, or at any time heretofore had, owned or held, or could, shall or may hereafter have, own, or hold.  For avoidance of doubt, this release of all Station Claims by the Colony Releasing Parties and the Fertitta Parties is inclusive of, and, on the Station Group Release Effective Date, hereby releases all Station Claims that the Colony Releasing Parties or the

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Fertitta Parties may hold against the Station Group derivatively by, though or under FCP, FCP Holding, Voteco or Fertitta Partners, including by reason of the dissolution of any thereof. Such releases shall expressly be inapplicable to any Station Claims of the Colony Releasing Parties or the Fertitta Parties (i) for indemnification, reimbursement of expenses, compensation, contribution, or subrogation arising under the Equity Agreements, the VoteCo operating agreement, the SCI articles of incorporation, SCI by-laws, SCI board resolutions, SCI policies, or applicable law, (ii) that expressly survive the Effective Date pursuant to the Plan’s terms, (iii) relating to or arising under this MOU or any definitive documentation entered into by the Parties reflecting the terms contemplated by this MOU or otherwise acceptable to the Parties and (iv) relating to or arising under any documents or agreements entered into in connection with or evidencing the ownership invests obtained by Colony or its affiliates or designees as a result of the Colony Equity Consideration.

(c)   Releases of Colony Release Parties by Fertitta Parties.

Subject only to the condition precedent of the occurrence of (i) the Effective Date, (ii) the tender of the Effective Date Deliverables to the Colony Parties or their designees (subject to Section 1(c) of this MOU) as and to the extent required by applicable definitive documentation, and (iii) entry by the Parties into and effectiveness of binding documentation memorializing the rights of the Colony Parties and the Colony Designees to the Colony Equity Consideration other than Effective Date Deliverables (the date of such occurrence of items (i), (ii), and (iii), heretofore defined as the “Colony Release Effective Date”), each of the Fertitta Parties on the Colony Release Effective Date hereby knowingly and voluntarily, expressly and absolutely forever release and discharge the Colony Parties and Colony Capital (whether individually or collectively) and each of their respective agents, principals, managers, managing members, members, stockholders, “controlling persons” (within the meaning of the United States federal securities laws), partners, limited partners, investors, parents, subsidiaries, affiliates, directors, officers, employees, attorneys, accountants, successors, assigns, consultants, advisors, agents, lenders, investors, investment banks, trusts, trustors, beneficiaries, heirs, executors, and administrators (collectively, the “Colony Release Parties”) from any and all claims, potential claims, demands, rights, actions or causes of action, debts, liabilities, damages, losses, obligations, accounts, attorneys’ fees, reckonings, judgments, suits, costs, expenses, liens, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured arising out of, related to, based upon, by reason of, or in any way involving, directly or indirectly, (1) the Transaction, (2) any contract, agreement, document or obligation (including the Equity Agreements and any amendments thereto) pursuant to which any of the Colony Release Parties owes, is bound to, or subject to any obligation or duty to any of the Fertitta Releasing Parties, (3) the Plan and any transactions described in the Plan; or (4) any prior transactions referred to herein (the “Colony Claims”), which any of them respectively now has, owns or holds, or at any time heretofore had, owned or held, or could, shall or may hereafter have, own, or hold.  For avoidance of doubt, this release of all Colony Claims by the Fertitta Releasing Parties is inclusive of, and, on the Colony Release Effective Date, hereby releases all Colony Claims that the Fertitta Parties may hold against the Colony Release Parties derivatively by, though or under FCP, FCP Holding, Voteco or Fertitta Partners, including by reason of the dissolution of any thereof.  Such releases shall expressly be inapplicable to any Colony Claims of the Fertitta Parties (i) for indemnification arising under the Equityholders Agreements, the VoteCo operating

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agreement, the SCI articles of incorporation, SCI by-laws or applicable law, (ii) relating to or arising under this MOU or any definitive documentation entered into by the Parties reflecting the terms contemplated by this MOU or otherwise acceptable to the Parties and (iii) relating to or arising under any documents or agreements entered into in connection with or evidencing the ownership invests obtained by Colony or its affiliates or designees as a result of the Colony Equity Consideration.

(d)   Additional Common Release Terms.  Notwithstanding any statute or provision of the common law that provides that a general release does not extend to claims that a releasor does not know or suspect to exist at the time of executing the release, the releases provided for herein are deemed to constitute a full release in accordance with their terms.  The foregoing shall include, but not be limited to, a waiver of all rights provided by California Civil Code Section 1542, or by any similar provision of federal, state or territorial law.  Each Party hereby acknowledges that, except as otherwise set forth herein, the agreements in this Section 4 are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the applicable released claims.  In entering into the aforementioned releases, each Party expressly disclaims any reliance on any representations, acts, or omissions by any of the Parties and agrees and acknowledges that the validity and effectiveness of the releases described above do not depend in any way on any such representation, acts and/or omissions or the accuracy, completeness, or validity thereof.  Each Party further represents, warrants and acknowledges that it is familiar with and voluntarily waives any right or benefit arising from Section 1542 of the Civil Code of the State of California, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.”

Each Party covenants and agrees never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against any person released by such Party, by reason of or in connection with any of the matters, claims or causes of action released by such Party in this MOU.  The provisions of this MOU, including this Section 4, may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit, or other proceeding that may be instituted, prosecuted, or attempted in breach of the foregoing release.

(e)   Mortgage Lender Release.  The Colony Releasing Parties further agree that, on or prior to the Effective Date, the Colony Releasing Parties will, as contemplated under the Propco Plan Term Sheet, enter into a release of the Mortgage Lenders, Deutsche Bank AG, as swap counterparty under the Propco swap agreement and each other direct lender to any one or more of the FCP MezzCo Borrower I, II, III or IV (the “Mortgage Lender Release Parties”), on the same terms as those set forth in the preceding sections of this Section 4, subject only to the effectiveness of the conditions precedent described in clause 4(a) and the receipt of a reciprocal release from the Mortgage Lender Release Parties on the same terms; provided, however, that such releases shall provide that (x) the release by the Colony Releasing Parties of the Mortgage Lender Release Parties (i) shall only be a release of claims held by the Colony Releasing Parties with respect to their direct or indirect equity interests in SCI, FCP, FCP Holding, and VoteCo

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and related to the Transaction, the Equity Agreements, or the Plan, and (ii) for avoidance of doubt, shall not apply to any existing business relationships between or among the Mortgage Lender Release Parties, the Colony Releasing Parties, or co-investors of the Colony Parties or any affiliate thereof that are not directly related to (1) the Transaction, (2) the Plan and any transactions described in the Plan; or (3) any prior transaction referred to herein and (y) the release by the Mortgage Lender Release Parties of the Colony Release Parties shall not apply to any existing business relationships between or among the Mortgage Lender Release Parties, the Colony Release Parties, or co-investors of the Colony Parties or any affiliate thereof that are not directly related to (1) the Transaction (2) the Plan and any transactions described in the Plan; or (3) any prior transaction referred to herein.

5.     Representations, Warranties, and Covenants.

(a) Each Party makes the following representations and warranties, solely with respect to itself, to each of the other Parties:

i.              Enforceability.  This MOU is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

ii.             No Consent or Approval. Except as expressly provided in this MOU, no consent or approval is required by any other entity for it to carry out the provisions of this MOU.

iii.            Power and Authority.  The Party has all requisite power and authority to enter into this MOU and to carry out the transactions contemplated by, and perform its respective obligations under, this MOU.

iv.            Authorization.  The execution and delivery of this MOU and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

v.             No Conflicts.  The execution, delivery and performance of this MOU does not and shall not:  (a) violate any provision of law, rule or regulations applicable to it or any of its subsidiaries; (b) violate its certificate of incorporation, bylaws or other organizational documents or those of any of its subsidiaries; or (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

(b)  As long as a MOU Termination Event has not occurred, Colony:

i.              represents and warrants that (x) the entities listed on Schedule A (each such entity, a “Colony Fund”) are the Colony sponsored

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investment funds that directly and indirectly collectively own 100% of the Class A Units of FC Investor and (y) the only other class of equity of FC Investor consists of Class B Units which are subordinate to the return of capital attributable to the Class A Units and are reflected in FC Investor’s books and records as being owned by Axon Rising Sun, LLC, which is not a Colony affiliate; and

ii.             will (x) cause each such Colony Fund to promptly provide to Ernst & Young LLP, Deloitte Tax LLP, or such other nationally recognized accounting firm, financial advisory firm or consulting firm acceptable to Colony, SCI and the Mortgage Lenders (the “Clearinghouse”) on a strictly confidential basis, subject to the terms of a confidentiality agreement in form and substance acceptable to Colony, (i) the identity of record of each of the direct investors in each such Colony Fund (based solely on the information provided in such investor’s subscription agreement or assignment agreement in the possession of the Colony Fund and pursuant to which the investor acquired its interest with the written consent of the general partner or similar managing entity of such Colony Fund, as applicable), (ii) the name shown on the Schedule K-1 most recently issued with respect to any interest in the Colony Fund that differs from the identity of record of the owner of such interest determined under clause (i), and (iii) with respect to (1) each Colony Fund investor that is a “fund of funds” or similar pooled investment vehicle or (2) a Colony Fund investor if the Clearinghouse determines that such investor or any direct or indirect equity owner of such investor is reasonably likely to be treated directly or by attribution as owning a capital interest or profits interest in Propco Holdco for purposes of Section 267 of the Code (each investor described in (1) and (2), an “Overlapping Investor”), such investor’s percentage ownership (based on capital contributions) of such Colony Fund and such Colony Fund’s indirect percentage ownership of the Class A Units of FC Investor, but shall not be required to provide any other information with respect to its investors, nor shall the Colony Funds be required to disclose any other information about Colony or the Colony Funds’ structure that is not otherwise publicly available (the information described in the foregoing clauses (i), (ii), and (iii), the “Confidential Information”) (and provided that the Clearinghouse shall not be permitted to disclose the Confidential Information provided to it pursuant to this Section 5(b) to any Party or any other person and shall destroy all documents and records provided by the Colony Funds and all copies, extracts, notes, studies, reports, memoranda, and other documents that it prepares or produces that contain or reflect the Confidential Information no later than ninety (90) days after the Effective Date) (it being

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understood that with respect to Overlapping Investors,  if the Clearinghouse determines that (a) a potential direct or indirect equity holder of Propco Holdco has a direct or indirect equity interest in an Overlapping Investor or (b) an Overlapping Investor has a direct or indirect equity interest in a potential direct or indirect equity holder of Propco Holdco, then the Clearinghouse may disclose to SCI, the Fertitta Parties, the Mortgage Lenders and any such person’s legal and tax advisors that are acceptable to Colony (it being agreed that Ernst & Young LLP, Deloitte Tax LLP, Munger, Tolles & Olson LLP and Sidley Austin LLP are acceptable to Colony), the aggregate percentage of all Overlapping Investors’ indirect ownership percentage of Class A Units of FC Investor associated with a direct equity holder of Propco Holdco or a direct equity holder of the “blocker corporation” through which the unsecured creditors of SCI will indirectly invest in Propco Holdco in order to determine whether (or the extent to which) such holder will be offered the right to purchase equity of Propco Holdco or stock in such “blocker corporation”, but for the avoidance of doubt, in no event shall the identity of any Overlapping Investor (or its equity owners) be disclosed, provided further that such information will be provided on a strictly confidential basis, subject to the recipient entering into a confidentiality agreement in form and substance acceptable to Colony (which agreement shall contain confidentiality and document and record destruction provisions identical to those applicable to the Clearinghouse), and used by the recipient solely for the purpose of assessing the potential overlap between potential direct and indirect equity holders of Propco Holdco and equity holders of any Colony Fund), and (y) represent and warrant to the Clearinghouse and SCI that the information provided under clauses (i) and (ii) is accurate in all material respects based on the information as set forth in the above-referenced subscription agreements and assignment agreementsexecuted by such investors and the Schedules K-1 issued by each Colony Fund and the information provided under clause (iii) is accurate in all material respects to Colony’s knowledge.

6.     No Waiver of Participation and Preservation of Rights.

This MOU is part of a proposed settlement of disputes among the Parties.  Without limiting the foregoing sentence in any way, if the transactions contemplated by this MOU, the Participation Term Sheet, or otherwise set forth in the Propco Plan Term Sheet and the Plan are not consummated as provided herein, if a MOU Termination Event occurs, or if this MOU is otherwise terminated for any reason, the Parties each fully reserve any and all of their respective rights, remedies, claims and interests.

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7.     Acknowledgement.

This MOU and the transactions contemplated herein are the product of negotiations between the Parties and their respective representatives.

8.     Effect of MOU Termination Event.

If a MOU Termination Event as defined in section 3(a) occurs, then upon delivery of written notice of such MOU Termination Event from the Fertitta Parties to the Colony Parties or from the Colony Parties to the Fertitta Parties pursuant to Section 9(j), this MOU (including, without limitation, the releases in Section 4) shall terminate for all purposes without the need for any further action by any party and without obligation or liability to any party.    This MOU may also be terminated by Colony upon notice to the Fertitta Parties pursuant to Section 9(j) under the circumstances set forth in Section 1(c) above.

9.     Miscellaneous Terms.

(a)           Binding Obligation; Assignment; Duties.

i.              Binding Obligation.  This MOU is a legally valid and binding obligation of the Parties, enforceable in accordance with its terms, and shall inure to the benefit of the Parties and their representatives.  Nothing in this MOU, express or implied, shall give to any entity, other than the Parties and their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, affiliates, successors, assigns, heirs, executors, administrators and representatives, any benefit or any legal or equitable right, remedy or claim under this MOU.

ii.             Assignment.  No rights or obligations of any Party under this MOU may be assigned or transferred to any other entity.

iii.            Fiduciary Obligations.  For the avoidance of doubt, none of FJF, LJF, or Thomas J. Barrack, Jr. is executing, or shall be deemed to have executed, this MOU in his capacity as a director or officer of SCI or any subsidiary of SCI.  Furthermore, nothing in this MOU shall prevent or limit FJF, LJF, Thomas J. Barrack, Jr., Jonathan H. Grunzweig, or any other representative of the Colony Parties from fulfilling his or her fiduciary duties to any of the Debtors by voting or taking other actions in his or her capacity as a director, manager, member, or officer of any Debtor, and neither such voting nor the taking of any such other actions in such capacities shall result in a breach of any provision of this MOU.

(b)           Further Assurances.

The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the agreements and understandings of the Parties, whether the same occurs before or after the date of this MOU, and they shall similarly refrain from executing any

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instruments or taking any actions that would interfere with the effectuation of the agreements and understandings of the Parties.  In addition, the Parties agree to work together in good faith to modify the terms of this MOU and/or to include modified terms in the definitive documents in the event that doing so would harmonize the arrangements set forth herein with other arrangements being entered into in connection with the Bankruptcy Cases and the Plan in terms of the level of detail, processes, non-economic protections and other value-neutral provisions; provided, however, no such modifications shall be made to the extent the differences in the arrangements reflect differences in the negotiated terms of those arrangements such that making or including such modifications would (i) result in any economic consideration or other material consideration for Colony (and/or the Colony Designees) that was not a part of its bargain or (ii) place any economic burden or material incremental burden on the Fertitta Parties.

(c)           Headings.

The headings of all sections of this MOU are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.

(d)           Governing Law.

THIS MOU IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PRINCIPLES THEREOF.  By its execution and delivery of this MOU, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding with respect to any matter under or arising out of or in connection with this MOU or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought exclusively in either the United States District Court for the Southern District of New York or the United States District Court for the District of Nevada. By execution and delivery of this MOU, each of the Parties hereto hereby irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding.

(e)           Specific Performance.

The Parties hereby acknowledge that the rights of the Parties under this MOU are unique and that remedies at law for breach or threatened breach of any provision of this MOU would be inadequate and, in recognition of this fact, agree that, in the event of a breach or threatened breach of the provisions of this MOU, in addition to any remedies at law, the Parties shall, without posting any bond, be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available and the Parties hereby waive any objection to the imposition of such relief.

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(f)            Complete Agreement, Interpretation and Modification.

i.              Complete Agreement.  This MOU constitutes the complete agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, between or among the Parties with respect thereto.

ii.             Interpretation.  This MOU is the product of negotiation by and among the Parties.  Any Party enforcing or interpreting this MOU shall interpret it in a neutral manner.  There shall be no presumption concerning whether to interpret this MOU for or against any Party by reason of that Party having drafted this MOU, or any portion thereof, or caused it or any portion thereof to be drafted.

iii.            Modification of this MOU.  The MOU may only be modified, altered, amended or supplemented, or otherwise deviated from by waiver, consent or otherwise, by an agreement in writing signed by each Party hereto.

(g)           Effectiveness.

This MOU shall become effective immediately once each Party hereto has duly executed and delivered a counterpart to this MOU to each other Party hereto.

(h)           Execution of this MOU.

This MOU may be executed and delivered (by facsimile, email, or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this MOU, each individual executing this MOU on behalf of a Party has been duly authorized and empowered to execute and deliver this MOU on behalf of said Party.

(i)            Settlement Discussions.

This MOU is part of a proposed settlement of a dispute among the Parties.  Nothing herein shall be deemed an admission of any kind.  Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this MOU and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this MOU.

(j)            Notices.

All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, email, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

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i.              If to the Fertitta Affiliates, to:

Fertitta Gaming, LLC

10801 West Charleston Boulevard, Suite 600

Las Vegas, Nevada  89135

Attn:  Frank J. Fertitta, III

with a copy (which shall not constitute notice) to:

Munger, Tolles and Olson

355 South Grand Avenue, 35th Floor
Los Angeles CA 90071-1560

Attn:  Brett Rodda

iii.            If to the Colony Parties, to:

Colony Capital, LLC

2450 Broadway, 6th Floor

Santa Monica, California 90404

Attn:  Richard Nanula

with a copy (which shall not constitute notice) to:

O’Melveny & Myers, LLP

Two Embarcadero Center, 28th Floor

San Francisco, California 94111

Attn:  Suzzanne S. Uhland

and

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn:  Adam M. Turteltaub

Any notice given by delivery, mail or courier shall be effective when received.  Any notice given by facsimile or email shall be effective upon oral or machine confirmation of transmission.

(k)           Time of the Essence.

The Parties agree that time is of the essence with respect to each and every term and provision of this MOU.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have entered into this MOU on the day and year first above written.

FERTITTA GAMING LLC
A Nevada Limited Liability Company

By:	/s/ Frank J. Fertitta III
Frank J. Fertitta III
Manager

FRANK J. FERTITTA III
An Individual

By:	/s/ Frank J. Fertitta III

FJF INVESTCO, LLC

By:	/s/ Frank J. Fertitta III
Frank J. Fertitta III
Manager

[Signature Page Memorandum of Understanding]

LORENZO J. FERTITTA
An Individual

/s/ Lorenzo J. Fertitta

LJF INVESTCO, LLC

By:	/s/ Lorenzo J. Fertitta
Lorenzo J. Fertitta
Manager

FCP CLASS B HOLDCO, LLC

By:	/s/ Lorenzo J. Fertitta
Lorenzo J. Fertitta
Vice President

[Signature Page Memorandum of Understanding]

FC INVESTOR, LLC

By:	/s/ Jonathan Grunzweig
Name: Jonathan Grunzweig
Title: Vice President

[Signature Page Memorandum of Understanding]

THOMAS BARRACK, JR.
Solely in his capacity as an equity holder of Voteco and as managing member of FC Investor, and a manager of FCP

/s/ Thomas Barrack, Jr.

[Signature Page Memorandum of Understanding]

COLONY CAPITAL, LLC
Solely for purposes of giving releases as provided in Section 4 and covenanting to the miscellaneous provisions of Section 9 of this MOU

By:	/s/ Jonathan Grunzweig
Name: Jonathan Grunzweig
Title: Principal & CIO

[Signature Page Memorandum of Understanding]

Schedule A to Amended and Restated Memorandum of Understanding

FC Co-investment Partners, L.P.

Colony Investors VII, L.P.

Colony Investors VIII, L.P.

Colony Parallel Investors VIII, L.P.

Colony Parallel NA-RE Investors VIII, L.P.

Attachment 1

PLAN TERM SHEET

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH AN OFFER OR  SOLICITATION, IF ANY, WILL ONLY BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES AND/OR BANKRUPTCY LAWS.  THIS TERM SHEET IS A DRAFT FOR DISCUSSION PURPOSES ONLY AND DOES NOT ADDRESS ALL MATERIAL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH THE RESTRUCTURING (AS DEFINED HEREIN) AND IS SUBJECT TO THE COMPLETION AND EXECUTION OF DEFINITIVE DOCUMENTATION ACCEPTABLE TO THE PARTIES AND THE RECEIPT BY THE MORTGAGE LENDERS OF CREDIT AND OTHER INTERNAL APPROVALS.

STATION CASINOS, INC.

FCP PROPCO, LLC

RESTRUCTURING TERM SHEET

MARCH 24, 2010

This term sheet (the “Term Sheet”) outlines a proposed restructuring transaction (as further defined below, the “Restructuring”) for Station Casinos, Inc. and certain of its subsidiaries and FCP PropCo, LLC to be implemented pursuant to a joint plan of reorganization (the “Plan”) under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) and certain related transactions.  Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Bankruptcy Code.  This Term Sheet does not include a description of all of the terms, conditions and other provisions that are to be contained in the definitive documentation governing the Restructuring, which remain subject to discussion and negotiation.

Relevant Parties:

Opco:	Station Casinos, Inc., a Nevada corporation (“Opco”) and certain of its subsidiaries and affiliates described on Annex 1 (the “Opco Debtors”).

Propco:	FCP PropCo, LLC, a Delaware limited liability company (“Propco”).

New Propco:

A new entity formed by the Mortgage Lenders for the purpose of acquiring the assets of Propco and certain of the assets of the Opco Debtors and certain other Opco subsidiaries as part of the Restructuring, together with its subsidiaries, all in accordance with the terms and conditions summarized herein (“New Propco”).

MezzCo Debtors:

FCP MezzCo Parent, LLC, FCP MezzCo Parent Sub, LLC, FCP MezzCo Borrower VII, LLC, FCP MezzCo Borrower VI, LLC, FCP MezzCo Borrower V, LLC, FCP MezzCo Borrower IV, LLC, FCP MezzCo Borrower III, LLC, FCP MezzCo Borrower II, LLC, FCP MezzCo Borrower I, LLC, each a Delaware limited liability company (the “MezzCo Debtors”). FCP MezzCo Borrower IV, LLC, FCP MezzCo Borrower III, LLC, FCP MezzCo Borrower II, LLC, FCP MezzCo Borrower I, LLC are also collectively the “MezzCo Borrowers”.

Land Loan Borrower:	CV PropCo, LLC, a Nevada limited liability company (the “Land Loan Borrower”).

FG:	Fertitta Gaming LLC, a Nevada limited liability company (“FG”).

Existing Opco Capital Structure:

Credit Agreement:

Credit Agreement, dated as of November 7, 2007, among Opco, as borrower, Deutsche Bank Trust Company Americas, as Administrative Agent, the other lenders party thereto, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book runners, JPMorgan Chase Bank, N.A., as Syndication Agent, and Bank of Scotland plc, Bank of America, N.A., and Wachovia Bank, N.A., as Co-Documentation Agents.

General Unsecured Claims:	General unsecured claims against Opco, including without limitation the Opco Senior Notes, the Opco Subordinated Notes and any lease rejection claims.

Equity Holders:	100% of the equity issued by Opco is held by debtors FCP Holding, Inc., FCP Voteco, LLC and Fertitta Partners LLC.

Existing Propco Capital Structure:

Mortgage Loans:

The loans (the “Mortgage Loans”) made pursuant to the Amended and Restated Loan and Security Agreement, dated as of March 19, 2008, among Propco, as Borrower, and German American Capital Corporation and JPMorgan Chase Bank N.A., as lenders (the “Mortgage Lenders”).

General Unsecured Claims:

General unsecured claims, if any, against Propco (“Propco General Unsecured Claims”), including without limitation deficiency claims of Mortgage Lenders, swap claims of Deutsche Bank AG (“Swap Counterparty”) and any allowed prepetition claims of Opco against Propco.

Mezzanine Loans:	Mezzanine debt (the “Mezzanine Loans”) incurred by the MezzCo Debtors.

Equity Holders:	100% of the equity issued by Propco (“Propco Equity”) is held by FCP MezzCo Borrower I, LLC.

Master Lease and License:

Master Lease, dated as of November 7, 2007 (as amended), between Propco and Opco (the “Master Lease”) and License and Reservation Service Agreement, also dated as of November 7, 2007, between Propco and Opco (the “License” and together with the Master Lease, the “Master Lease and License”).

Amended and Restated Master Lease Compromise Agreement (the “Compromise”):

The Amended and Restated Master Lease Compromise Agreement dated as of and approved by the Bankruptcy Court on December 11, 2009, among Opco and certain of its wholly owned subsidiaries and Propco, as amended by that certain First

Amendment to Amended and Restated Master Lease Compromise Agreement, dated as of February 24, 2010 and approved by the Bankruptcy Court on March 2, 2010.

Land Loan:

Approximately $250  million delay-draw term loan of the Land Loan Borrower that is collateralized by land (the “Land Loan Collateral”) located on the southern end of Las Vegas Boulevard at Cactus Avenue and land surrounding Wild Wild West in Las Vegas, Nevada (the “Land Loan”).

Structure of the Plan:

The Plan will principally consist of (a) the satisfaction of the Mortgage Loans by transferring the assets of PropCo (including all FF&E on which Propco has a lien and which Propco acquires from Opco and its subsidiaries in partial satisfaction of its secured claims against those entities) to New Propco, an entity the economics of which will be initially wholly-owned by the Mortgage Lenders in accordance with their ratable interests in the Mortgage Loan, as more fully set forth on Annex 7, with such transfer to occur, pursuant to the Plan, free and clear of all liens, claims and encumbrances, (b) a sale under the Plan of all assets of Opco and its subsidiaries that are not to be transferred to New Propco on terms to be agreed upon among the Mortgage Lenders, FG and the lenders to Opco (or to be determined by the Bankruptcy Court), (c) IP and IT transfers and licenses from Opco and/or certain of its subsidiaries to New Propco free and clear of all liens, claims and encumbrances as described below and set forth in more detail on Annex 8, (d) certain other asset transfers from Opco and certain of its subsidiaries to New Propco free and clear of all liens, claims and encumbrances as described in this Term Sheet and Annex 8, (e) the rejection, as of the effective date under the Plan (the “Effective Date”), by Opco of the Master Lease and License (with the License and Master Lease, as amended by the Compromise, to remain in place without rejection so long as the Plan Support Agreement (as defined below) remains in effect). Concurrently with or immediately upon consummation of the Plan, the following additional steps are also contemplated: (1) the restructuring of the Land Loan and the transfer of the Land Loan Borrower or the assets constituting collateral under the Land Loan to New Propco, (2) the issuance by New Propco of certain out of the money warrants for non-voting equity in New Propco as described in Annex 3, (3) the issuance by New PropCo of new senior secured debt to the Mortgage Lenders in consideration of the asset transfers from Propco, (4) the sale by the Mortgage Lenders to FG, ratably in accordance with their interests (prior to giving effect to any other sales of equity by the Mortgage Lenders) of (i) 50% of the equity in New Propco and (ii) certain of the warrants as further described in Annex 3 and (5) the entry into a management agreement between FG and New Propco, in each case, as set forth in more detail herein (the Plan and such other steps described in (1) through (5) above, collectively, the “Restructuring”).

Plan:

General. The Restructuring shall be implemented pursuant to the Plan and disclosure statement discussing the Plan (the “Disclosure Statement” a Co-Investment Agreement by and among the Mortgage Lenders and FG (the “Co-Investment Agreement”) (collectively, together with the Plan and any definitive documents relating thereto, the “Restructuring Documents”), in each case in form and substance acceptable to the Mortgage Lenders, New Propco and FG.

Tax. The parties will endeavor to structure the Restructuring (including the closing thereof) and the Plan in a tax efficient manner. The tax structure shall be agreed by the Mortgage Lenders and FG in the Restructuring Documents.

Regulatory. The Restructuring and the Plan will be subject to all regulatory requirements, including gaming regulations. The gaming regulatory approach will be agreed by the Mortgage Lenders and FG in the Restructuring Documents.

Propco Restructuring Transactions:

Propco Restructuring:

The Plan will provide for the following treatment of claims against and interests in Propco:

(a)      Propco Plan Recipients: The holders of Mortgage Loans (collectively, the “Propco Plan Recipients”), will be entitled under the Plan, ratably in accordance with their 62.5% and 37.5% shares of the outstanding Mortgage Loans, to receive, directly or through New Propco as their designee, the following (collectively, the “Senior Plan Recovery”): (i) all existing collateral for the Mortgage Loan; (ii) the operating assets of Opco or its operating subsidiaries to be transferred to New Propco or the Land Loan Borrower as summarized below and as set forth in detail in Annex 8 (including all FF&E of Opco or such subsidiaries located at the Propco properties or on which Propco or the Mortgage Lenders otherwise have a lien); (iii) any other FF&E and reserves pledged to Propco under the Master Lease and the existing FF&E Security Agreement; (iv) all cash collateral held at Propco; (v) all distributions from Opco received by Propco on account of the claims of Propco against Opco, including claims for rejection of the Master Lease; and (vi) general releases from Opco, Propco and their respective estates and affiliates as described below under Definitive Documentation. Concurrently therewith, CV Holdco, LLC shall transfer to New Propco or a subsidiary thereof all of its equity interests in the Land Loan Borrower, CV Propco, LLC. Transfers to New Propco or the Land Loan Borrower will include all construction, design and branding assets related to any of the properties to be transferred to such entity

(b)     Formation of New Propco: The Propco Plan Recipients will form New Propco prior to the Effective Date and will designate New Propco or a subsidiary thereof as their designee to receive all asset transfers described above (other than any claims under the rejected Master Lease and the rejected License Agreement and “Excess Effective Date Cash”, as defined below, which will be retained by the Propco Plan Recipients) and will capitalize New Propco with all Retained Available Cash (as defined below) and in consideration of such asset transfers the Propco Plan Recipients will receive, ratably in accordance with their interests in the Mortgage Loans, a senior secured mortgage loan facility, in an aggregate principal amount equal to $1.6 billion, to be secured by (x) substantially all of the assets of New Propco, including the assets described in items (i) through (iv) of paragraph (a) above (but excluding collateral for the Land Loan and including the other collateral and terms described on Annex 2), (y) any equity interests in any subsidiaries acquired or formed by New Propco in connection with the Restructuring; and (z) 100% of the limited liability company interests of New Propco (the “New Propco Equity”). The New Propco Equity shall consist both of non-voting interests to be issued to a holding company (“Holdco”) owned by the Propco Plan Recipients and voting equity interests with minimal economic rights to be issued in favor of a limited liability company called “Voteco” as more particularly described on Annex 7. References herein to New Propco Equity or New Propco, as the case may be, shall refer to either New Propco, Holdco or both such entities, as the context may require. Holdco would also issue certain out-of-the-money warrants on terms described in Annex 3.

(c)      Holders of Other General Unsecured Claims: Holders of Propco general unsecured claims will not be entitled to distributions under the Plan.

(d)     Equity: Holders of existing Propco Equity will not be entitled to distributions under the Plan. On the Effective Date, all existing Propco Equity will be extinguished.

Mezzanine Debtors and Borrowers Plan Treatment:

Holders of Mezzanine Loans and any other creditors of MezzCo Debtors will not be entitled to any distributions under the Plan from the Debtors. On the Effective Date, the Mezzanine Debtors will be dissolved and all equity issued by the Mezzanine Debtors will, unless otherwise agreed by the Mortgage Lenders, be distributed in satisfaction of the claims of the lenders to the Mezzanine Debtors; provided that any equity so distributed will be deemed cancelled upon delivery and the holders thereof will have no rights to pursue any claims or rights against Propco, Opco or their respective affiliates.

Assignments by Propco Plan Recipients and FG:

The Propco Plan Recipients may assign to certain parties in interest cash and/or portions of their interests in New Propco. Specifically it is contemplated that, in settlement of certain disputes and other contract claims (i) the Propco Plan Recipients may assign the Lender Warrants (as described on Annex 3) to certain parties in interest, (ii) the Propco Plan Recipients will assign to the Swap Counterparty, ratably in accordance with their interests, $7.9 million in cash (as defined below) paid to them, (iii) JPMorgan Chase may separately sell to one or more parties in interest non-voting equity of up to 4.375% of total equity in New Propco out of the equity acquired by JPMorgan Chase provided that it will be a condition to acquiring equity in New Propco that no such purchaser nor any direct or indirect equity owner of such purchaser (excluding for this purpose any direct or indirect equity owner who would not be deemed to own an interest in the capital or profits of New Propco for purposes of Section 267 of the Internal Revenue Code of 1986, as amended, (the “Code”), including by reason of Section 267(e)(3)(B), through its interest in such purchaser) own or be deemed to own, any interest in the stock of Opco for purposes of Section 267 of the Code and the Treasury regulations promulgated thereunder, including any deemed ownership resulting from the application of the constructive ownership provisions of Section 267(c) of the Code, which shall include but not be limited to any deemed ownership of Opco stock as a result of an ownership interest in any fund managed or operated by Colony Capital that holds an indirect interest in Opco stock and such purchaser will be required to represent that the foregoing is true in the instrument through which it obtains such equity, (iv) FG may sell to certain parties in interest non-voting equity of up to 10.0% of total equity in New Propco out of the equity acquired by FG in the Restructuring, (v) prior to the date that is six months after the date of confirmation of the Plan by the Bankruptcy Court, the Mortgage Lenders or FG may cause New Propco to issue(1) additional non-voting equity in an amount not to exceed 20% of the total equity value of New Propco (after giving effect to such new issuance) directly to any persons (excluding (1) the Mortgage Lenders and their respective affiliates, (2) any person that owns or is deemed to own any interest in the stock of Opco for purposes of Section 267 of the Code as more particularly described in clause (iii) above and (3) any person if (x) a direct or indirect equity owner of such person

(1)                                 The Co-Investment Agreement shall provide that all allocations of governance authority and voting rights between FG equity holders and non-FG equity holders shall, following any such issuance under this subclause (v) remain the same as before such issuance for all purposes, regardless of who purchases such subclause (v) issuance or the size of such purchase.

owns or is deemed to own any interest in the stock of Opco for purposes of Section 267 of the Code as more particularly described in clause (iii) above and (y) any direct or indirect equity owner of such person described in (x) would be deemed to own an interest in the capital or profits of New Propco for purposes of Section 267 of the Code as a result of such equity owner’s interest in such person, and further excluding any person listed on Annex 6, none of whom may participate in any such offering without the consent of FG and the Mortgage Lenders), so long as (a) such equity is sold at a price equal to (or, if initially offered and sold after the Effective Date equal to or greater than) 100% of the equity value for such shares set forth in the Co-Investment Agreement (b) the cash proceeds received are applied to reduce the Term Facility provided for in Annex 2, and (c) except as otherwise agreed between FG and the Propco Plan Recipients, each of the Propco Plan Recipients, FG and certain parties-in-interest who acquire their interests from FG at closing, is given the right to participate in each such offering to the extent necessary to maintain the same percentage of ownership the Propco Plan Recipients or the Fertitta Affiliates (as defined below) or such other parties, respectively, would have had absent such additional offering, and (vi) the Mortgage Lenders and FG may collectively elect to have New Propco participate in a bid for Opco and to make additional equity investments in New Propco in connection with such bid. If the Fertitta Affiliates, the Mortgage Lenders or any other persons purchase additional equity in New Propco in connection with the Restructuring, then the percentages set forth in clauses (iii) and (iv) of the immediately preceding sentence (and the percentage of equity to be acquired under the warrants) will be automatically reduced to take into account the dilutive effect of the resulting increase in total capitalization(2)  FG may assign to Frank Fertitta, Lorenzo Fertitta or (so long as Frank or Lorenzo Fertitta, as applicable, control the voting of such shares) to any family-owned estate planning affiliates (Frank and Lorenzo Fertitta, collectively, the “Fertitta Brothers” and such family-owned affiliates holding economic but not voting control of shares, the “Fertitta Family Entities”), or designate any one or more of the same to initially receive, all equity and warrants designated under this Term Sheet to be sold by the Propco Plan Recipients to FG.

(cont’d from previous page)

(2)           By way of example, based on a $200mm plan of reorganization value for standalone Propco, if $50mm of additional equity contributions is invested in New Propco, the 4.375% would be reduced to 3.5%.

Rejection of Master Lease and License:

Effective as of the Effective Date, the Master Lease and License will be rejected by Opco. Upon plan confirmation and as a condition to the Effective Date, all necessary steps, including licensing and transition assistance in order to accomplish a prompt and relatively seamless transition (as contemplated in the Plan) of Propco operations to New Propco with FG as manager, shall have occurred such that, on the Effective Date, New Propco, with FG as manager, will have assumed full operational management of the Propco locations. The new credit documentation, management agreement and related documentation will include an obligation of New Propco and FG to deliver full transition services in form and substance satisfactory to the Mortgage Lenders (as to be provided in such documentation) following a default under the new credit documents.

Land Loan and Wild Wild West Property:

Land Loan: The Land Loan Borrower or the assets constituting collateral under the Land Loan will be transferred to New Propco or a subsidiary thereof at the direction of the holders of the Land Loan. Except as described on Annex 2, the Land Loan will be non-recourse to New Propco and will otherwise be restructured on the terms contained on Annex 2.

Wild Wild West Property: Subject to any required consents from the Wild Wild West landlord and/or court order, the portions of the Wild Wild West assemblage held by Opco and its subsidiaries, including (a) the Wild Wild West real estate and ground leasehold and casino and other operating related assets held by Tropicana Station, Inc., the operator of the Wild Wild West Casino, and (b) the option to purchase other related property located within the boundary of or adjacent to the Wild Wild West assemblage, shall be transferred to the restructured Land Loan Borrower or a subsidiary thereof at a price mutually agreed by the Mortgage Lenders and Opco or, if no such agreement is reached, the value determined by the Bankruptcy Court, and added to the Land Loan Collateral. The Wild Wild West operating assets will be managed by FG under separate agreement with the owner thereof on the same terms and conditions as the FG Management Agreement (as defined below) but will be terminable at will without penalty by the Land Loan Borrower (or upon an event of default under the Land Loan, by the Land Loan lenders).Except as provided in the limited support agreement described on Annex 2, the Wild Wild West lease will be non-recourse to New Propco.

Headquarters Building:

The headquarters building located at 1505 South Pavilion Center Drive is currently leased to Opco by a third party. Opco has expressed its intention to reject the lease as it is currently constituted and such lease is being re-negotiated by Opco to reduce the rent to market and potentially to reduce the amount of space rented. Subject to successful renegotiation of the lease with the landlord on terms approved by FG and the Mortgage Lenders, the lease will be consensually modified, assumed by Opco and assigned to New Propco in consideration of Opco being relieved of liability for rejection damages. If the re-negotiation of the lease is not successful, the headquarters building lease will not be assigned to New Propco and likely will be rejected by Opco.

New Propco Acquisitions of Opco Assets Contemplated in This Term Sheet:

All transfers to New Propco of assets (including without limitation the additional Wild Wild West assets) upon which Propco does not have a prepetition perfected lien will be on terms customary for such transactions and shall be valued (net of assumed liabilities) as mutually agreed with Opco or, if no such agreement is reached, at the value determined by the Bankruptcy Court at a hearing, which value may in certain cases be zero. New Propco may, at the direction of the Propco Plan Recipients, elect not to purchase any such assets from Opco or its subsidiaries. The unavailability for purchase from Opco or such subsidiaries of such assets on which Propco does not have a perfected lien shall not constitute a basis for FG or the Mortgage Lenders to fail to consummate the Restructuring as otherwise contemplated herein.

Transition Services:

Transition services and transfers/licenses will include, both as part of the Plan to be effectuated following Plan confirmation and as part of the transition prior to the Effective Date, and as part of the amended Compromise to be effectuated in the event the Plan is ultimately not confirmed, the transition services, the transfers to New PropCo of all assets on which Propco has a prepetition lien, and the additional assets to be transferred by Opco or its subsidiaries to New Propco, each as more particularly described on Annex 8.

Employees: Annex 8 describes the allocation of employees. Upon the Effective Date of the Plan, the existing employment agreements of the employees who accept employment with New Propco or FG will (i) if approved by the Mortgage Lenders, be assumed by and assigned to New Propco or (ii) be rejected (with all related claims being included in the Opco unsecured claims or extinguished) on the Effective Date, and employees will be released from all non-compete obligations to the extent necessary to consummate such assumptions.

Other Transition Matters: Transition matters not described above shall be similar in scope and terms to those agreed upon in the amended Master Lease Compromise Agreement to be filed with the Bankruptcy Court in connection with the proposed Restructuring or otherwise as set forth on Annex 8.

Sale and License to FG:

Sale: On the Effective Date, (i)  the Mortgage Lenders will sell (pro rata in proportion to the New Propco Equity owned by each, or as otherwise agreed by the Mortgage Lenders), and FG (or the Fertitta Brothers and Fertitta Family Entities) will collectively purchase (and may subsequently reassign such New Propco Equity among themselves and other Fertitta Affiliates), 50% of the New Propco Equity and certain warrants as described on

Annex 3 for a cash purchase price of $85.65 million(3) and (ii) New Propco shall, as part of the consideration for the FG Management Agreement described below, grant to FG a non-exclusive, non-assignable, non-sublicenseable fully paid perpetual license to use Propco’s IT System (as described on Annex 8) (including with respect to all non-Propco assets managed, owned, or operated by FG or a Fertitta Affiliate). Such purchase and sale will be consummated pursuant to a purchase agreement on terms customary for a transaction of this nature (including no seller reps or warranties, express or implied).

FG Management Agreement and other FG Matters:

Subject to the terms of the new loan documentation, FG will enter into a 25 year management agreement with New Propco (the “FG Management Agreement”) pursuant to which (i) FG or such affiliate will agree to manage the business and affairs of New Propco, and (ii) New Propco will pay management fees to FG equal to the sum of 2.0% of New Propco gross revenues plus 5.0% of EBITDA, all as set forth on Annex 4. It is expressly understood that FG may elect to form a new Fertitta Affiliate to act as the manager for New Propco in which event references in this Term Sheet to FG in its capacity as manager shall mean and be references to such Fertitta Affiliate as the context may require.

In a separate non-competition agreement, New Propco will agree with the Fertitta Brothers and FG that there shall be no restrictions on the ability of FG or any Fertitta Affiliate (as defined below) to enter into management agreements (where no equity contribution is being made by FG or any such Fertitta Affiliate ) in respect of other gaming and non-gaming enterprises of any kind, wherever located. If, however, such management-only agreements (i) pertain to a gaming and/or hotel management opportunity located within the Las Vegas Locals Market (as defined below) and (ii) provide all-in compensation to any Fertitta Affiliate in excess of the compensation that such Fertitta Affiliate would have received if such management agreement was compensated on the basis of the “sum of 2.0% of the management opportunity gross revenues plus 5.0% of EBITDA” compensation structure on the terms set forth in the FG Management Agreement, then such “excess” amount shall be paid over to New Propco as a consent fee if, as and when received. As used herein, “Fertitta Affiliate” shall mean (a) Frank Fertitta or Lorenzo Fertitta, any spouse or child or Fertitta Family Entity (each, a “Specified Person”), (b) a person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, a Specified Person, (c) any person that is an officer, director, partner, manager or trustee of, or serves in a similar capacity with respect to, a Specified Person or of which a Specified Person is an

(3)           Calculated using a negotiated management discount to a $200 million POR equity value.

officer, partner, manager or trustee, or with respect to which a Specified Person serves in a similar capacity; or (d) any person one-third or more of whose equity securities are owned by Specified Persons. Without otherwise limiting the scope of the definition of Fertitta Affiliate, it is agreed that neither Zuffa, LLC nor its subsidiaries and joint ventures shall constitute a Fertitta Affiliate unless engaged in the investment in, ownership of or management of a hotel or any activity that requires licensing as a casino gaming company.

With respect to gaming or hotel investment opportunities (other than management-only agreements and other than investments in entities not constituting hotels and holding only a “restricted license” as currently defined in the Nevada Revised Statutes) arising within the Las Vegas Locals Market (as defined below), FG shall not, and shall not allow any Fertitta Affiliate to, invest in such opportunity (including without limitation any investment in Opco) unless (i) the percentage of total equity and any equity equivalents invested in such entity (including Opco or any subsidiary thereof) by FG and the Fertitta Brothers (directly or indirectly through any Fertitta Affiliates) is not greater than the percentage of equity owned by the Fertitta Affiliates in New Propco at the time of investment ; (ii) New Propco has been given a right of first refusal with respect to all or any portion of such investment, which right of first refusal will be exercisable at the direction of the Other Holders (as defined in Annex 7) and (iii) if the Propco Plan Recipients are willing to fund their percentage share of such bid (based on their percentage interests in New Propco) or allow New Propco to fund such bid, then any FG bid for such assets must be a joint bid involving New Propco and/or the Propco Plan Recipients as applicable. FG and the Fertitta Brothers (whether alone or as part of a group) will be entitled to pursue any such opportunity independently if the right of first refusal is not exercised. If the right of first refusal is not exercised by New Propco and FG or any Fertitta Affiliate will manage the opportunity in which the investment is being made and such management agreement together with any analogous agreements provides all-in compensation to any Fertitta Affiliate in excess of the compensation that such Fertitta Affiliate would have received if such management agreement was compensated on the basis of the “sum of 2.0% of the management opportunity gross revenues plus 5.0% of EBITDA” compensation structure on the terms set forth in the FG Management Agreement, then such “excess” amount shall be paid over to New Propco as a consent fee if, as and when received.

Cash investments in the Las Vegas Locals Market by FG, Frank Fertitta, Lorenzo Fertitta or any Fertitta Affiliates shall not, in any event, exceed an aggregate amount equal to their initial net cash investment in equity of New Propco of $85 million plus any additional concurrent or subsequent cash investments by FG,

Frank Fertitta, Lorenzo Fertitta or any other Fertitta Affiliates in equity of New Propco (such aggregate amount, the “Investment Cap”).

Nothing shall restrict FG and the Fertitta Affiliates (whether alone or as part of a group) from independently pursuing any gaming or non-gaming opportunity of any kind arising anywhere outside of the Las Vegas Locals Market and New Propco’s right of first refusal shall not apply to any opportunity of any kind arising outside of the Las Vegas Local Market, provided that, with respect to gaming investment opportunities only, unless such investment opportunities are funded exclusively through the capital of FG, the Fertitta Brothers or the Fertitta Family Entities or the capital of other parties (including any Fertitta Affiliates) who committed to provide equity simultaneously to or prior to the time that Fertitta Affiliates entered into a binding agreement to make such investment, then the Propco Plan Recipients (to the extent that they still own New Propco Equity), ratably together with certain third-party assignees of FG owning New Propco Equity at closing that are not Fertitta Affiliates, shall have a right of first refusal to purchase all or any portion of the equity investment to be provided by such other parties. This right of first refusal may be exercised by each of the Propco Plan Recipients that at the time of the offer still owns at least ten percent (10%) of the outstanding New Propco Equity at such time, and must be exercised within 30 business days after the making of such offer to such Propco Plan Recipients.

As used herein, “Las Vegas Locals Market” refers to any area within the Las Vegas, Nevada city limits or within a 50 mile radius of the intersection of Las Vegas Boulevard South and Charleston Boulevard in Las Vegas, Nevada other than (x) the area bordered by Sunset Road on the south, the I-15 freeway on the west, Charleston Boulevard on the north and Paradise Road on the east, and (y) the Las Vegas Hilton and related landholdings.

The non-competition agreement will be coterminous with the FG Management Agreement. Notwithstanding the foregoing, if either Frank Fertitta or Lorenzo Fertitta is, at the time of termination of the FG Management Agreement, and thereafter remains, chief executive officer of New Propco, the non-competition agreement shall remain in effect so long as either person holds such position.

The FG Management Agreement will be on substantially the terms described on Annex 5, including provisions relating to termination, limitations on assignments as described therein. The FG Management Agreement will be subordinated to the credit facility under the terms of a subordination and attornment agreement to be included in the new credit documentation.

Cash and New Financing:	On the Effective Date, cash in the amount of $80 million, less any transition costs incurred by Propco or Propco lenders (excluding from such transition costs the Land Loan Collateral Fundings, as defined below, which shall not be deducted from the $80 million amount) prior to the Effective Date (such net amount, the “Retained Available Cash”) will be retained by and for the benefit of New Propco. Excess cash on the Propco balance sheet above the Retained Available Cash shall be applied (i) to fund any amounts used for the acquisition of the additional assets to further secure the Land Loan as described above (the “Land Loan Collateral Fundings”), and (ii) the remainder (“Excess Effective Date Cash”) shall, unless otherwise agreed by the Mortgage Lenders, be applied as additional recovery to the Propco Plan Recipients (or their assignees as determined above) upon emergence.

On the Effective Date under the Plan, New Propco will enter into a revolving credit facility of $100 million, with a sub-limit of $60 million available for use in connection with acquisitions, on substantially the terms described on Annex 2, to be provided by the Mortgage Lenders proportionate to their ownership of the current Mortgage Loan. The revolver will not be used to fund acquisitions outside the Las Vegas Locals Market.

Corporate Governance:

New Propco will be governed by an amended and restated limited liability company agreement (the “LLCA”) among New Propco and the holders of the New Propco Equity. Among other things, the LLCA will contain governance mechanics, Mortgage Lender protections and liquidity provisions (including FG transfer limitations and tagalong/ registration rights of Mortgage Lenders as specified in Annex 7), and will specifically provide that: (i) New Propco Equity shall be subject to a prohibition on sale by any equity holder without consent of the other equity holders until the 6 month anniversary of the Effective Date (exclusive of sales to affiliates , sales at closing, sales of up to an additional 20% of equity as described above or pursuant to options or warrants granted at closing as described above), (ii) each equity holder shall have a right of first refusal on any sale of equity of New Propco that is proposed by another equity holder, (iii) no equity of New Propco may be sold by a holder to any “strategic buyer” listed on Annex 6, and (iv) the provisions outlined in Annex 7 shall be incorporated, regarding among other things the board of managers of New Propco and that certain major matters specified in Annex 7 shall require a super majority of the board of managers to be approved. The LLCA also will have such other terms as are described in Annex 7.

Opco Plan:

Subject to the requirements of gaming and other regulatory authorities, Opco will restructure pursuant to a plan of reorganization (the “Opco Plan”) by implementing an Opco Plan that reorganizes Propco as provided herein and provides for a sale on terms acceptable to the Opco Lenders, the Mortgage Lenders and FG of all assets of Opco and its subsidiaries not transferred to New Propco under the Plan, it being recognized that FG and/or

New Propco may, subject to the mutual agreement of FG and the Mortgage Lenders, participate as potential buyers in any such sale of all assets of Opco or such subsidiaries. Any purchase of any one of Opco’s wholly-owned or partly owned casino properties (other than Green Valley Ranch or Santa Fe Station) on a one off basis (provided that, on a cumulative basis, such individual sales do not amount to a purchase of more than two such casino properties, including Texas Station if purchased or acquired by the landlord under the Texas Station ground lease or otherwise) shall not be subject to mutual agreement but shall be instead subject to the non-compete provisions described above under “FG Management Agreement and other FG Matters”. In the event that the ground lease for Texas Station is terminated and possession of Texas Station reverts to the landlord, then so long as the Texas Station land is owned by the present landlord, its principals, or any Fertitta Affiliates, the arrangements between the Mortgage Lenders and FG set forth in this term sheet shall not apply to Texas Station; provided, that the landlord shall grant to New PropCo, in the event of tenant default relating to the exercise by the landlord of the put right to the tenant under the Texas Station ground lease, the right to acquire the fee interest and all other right, title and interest of the landlord in Texas Station for the put price established under the Texas Station ground lease, such right to be exercisable on behalf of New PropCo by the holders of the non-FG equity in New PropCo within one month of notice of such tenant default.

Subject to the requirements of gaming and other regulatory authorities and provided that New Propco receives the asset transfers specified above and on Annex 8, after confirmation of the Plan and through the effective date of the Plan as to Opco, or the effective date of any Opco stand alone plan of reorganization, FG will offer to manage Opco and provide transition services for the Opco properties on terms consistent with the Compromise, except that FG shall receive only reimbursement of Owners Expenses (as defined in the Compromise as in effect on the date hereof) and no additional management fee for providing such services to Opco.

Subject to the requirements of gaming and other regulatory authorities and provided that New Propco receives the asset transfers specified above and on Annex 8, if necessary to facilitate a sale of the assets of Opco to a third party purchaser, New Propco will enter into a transition services agreement with such purchaser with a term of up to twelve months and other terms acceptable to such purchaser, New Propco and the Propco Plan Recipients, with implementation by FG on behalf of New Propco as New Propco’s manager.

Fertitta Colony Partners, LLC, FCP Holding, Inc., FCP Voteco, LLC and Fertitta Partners LLC Plan Treatment:

Creditors of Fertitta Colony Partners, LLC, FCP Holding, Inc., FCP Voteco, LLC and Fertitta Partners LLC will not be entitled to any distributions under the Plan. On the Effective Date, Fertitta Colony Partners, LLC, FCP Holding, Inc., FCP Voteco, LLC and Fertitta Partners LLC will be dissolved and all equity issued by Fertitta Colony Partners, LLC, FCP Holding, Inc., FCP Voteco, LLC and Fertitta Partners LLC will be extinguished.

Definitive Documentation:

Timing and Documents — A plan support agreement (the “Plan Support Agreement”) to include FG, Frank Fertitta and Lorenzo Fertitta and firm funding commitments by the Fertittas, will be executed by April 12, 2010, and a motion to amend the Compromise will be filed by April 12, 2010, as outlined in “Transition Services” above, and including extension through the Effective Date (or until the earlier termination or expiration of the plan support agreement) of the Deferral Period provided for under the Compromise, as amended (including continuing payment of Reduced Rent), all in form and substance satisfactory to Mortgage Lenders, Propco, FG, the Fertittas and Opco, and court order approving the amended Compromise.

The Restructuring will be consummated pursuant to definitive documents, in form and substance satisfactory to Mortgage Lenders, Propco, FG and the Fertitta Brothers on the terms set forth in (i) this Term Sheet (including the Annexes hereto), (ii) the Plan and its accompanying disclosure statement, (iii) the Co-Investment Agreement, (iv) the confirmation order approving the Plan, (v) limited liability company agreements, credit agreements, security agreements and other documents contemplated hereunder and (vi) any related plan documents, and shall otherwise be in form and substance acceptable to each of the Mortgage Lenders, New Propco and FG. Subject to mutually acceptable definitive documentation, FG and the Fertitta Brothers will indemnify the Mortgage Lenders against certain contingent liabilities in connection with the filing and implementation of the Plan. Consummation will be subject to customary closing conditions, including payment of all Mortgage Lenders’ reasonable out-of-pocket fees and expenses (including attorneys’ and advisors’ fees); receipt of closing documentation such as (x) certified organizational documents and resolutions and other documentation requested by the Mortgage Lenders, (y) legal opinions regarding authority, existence, good standing, due formation, non-contravention, enforceability and other customary matters as reasonably required by Mortgage Lenders and (z) title insurance (or updated endorsements to lender’s policies of mortgage and UCC title insurance), UCC searches and other customary searches reasonably satisfactory to Mortgage Lenders, and completion of all acts required or reasonably requested by Mortgage Lenders to perfect their interests in the collateral securing the reorganized Mortgage Loans and Land Loan, respectively.

Definitive documents and the Plan will include general releases by Opco, Propco and their respective estates and affiliates, and all persons claiming by or through them, of all claims arising prior to the Effective Date. Consideration for such releases shall be as specified in, and contemplated under, the Plan and disclosure statement.

The Plan may become effective in stages as debtors are able to satisfy conditions to effectiveness on their respective reorganization transactions.

ANNEX 1

OPCO DEBTORS

Station Casinos, Inc.

River Central, LLC

Tropicana Station, LLC

FCP Holding, Inc.

FCP Voteco, LLC

Fertitta Partners LLC

Northern NV Acquisitions, LLC

ANNEX 2

CERTAIN DEBT TERMS

MORTGAGE LOAN FACILITIES

•                  $1,600 million term loan (“Term Facility”) and $100 million revolving credit facility (Revolving Credit Facility”), with a sub-limit of $60 million available for use in connection with acquisitions in the Las Vegas Local Market, collectively referred to as the “Mortgage Loan Facilities”

•                  Cash Interest Rate:  L+300bps for first three years; L+350bps for years 4 and 5; pricing increases in years 6 and 7 upon Maturity Extension described below; no LIBOR floor

•                  Mortgage Loan Facilities mature 5 years after date of emergence, subject to two one-year extension options (i.e., years 6 and 7) to be available subject to absence of default, payment of 1% extension fee for each year, a step-up in interest rate to L+450 (in year 6) and L+550 (in year 7) and pro forma compliance with a total leverage test to be determined (in year 7) (each, a “Maturity Extension”)

•                  Year 1 to commence on Effective Date, with each following year based upon related Effective Date anniversary

•                  Future interest rate protection for Mortgage Loan Facilities to be determined

•                  Excess Cash Flow Sweep of 75% to be applied as permanent repayment/amortization to the Term Facility, with step-downs tied to a leverage grid to be determined

•                  Any retained Excess Cash Flow will be available for permitted investments, capital expenditures and other permitted general corporate purposes and to make or reserve for tax distributions, if applicable (but in no event will  dividends be permitted to be made to shareholders of New Propco or other persons outside the permitted Borrower group).

•                  No scheduled minimum amortization of Mortgage Loan Facilities prior to final stated maturity (i.e., only required amortization is pursuant to Excess Cash Flow Sweep as described above)

•                  Mortgage Loan Facilities to be secured by a pledge of New Propco equity (including equity held by Holdco and Voteco in New Propco), together with all tangible and intangible assets of New Propco and its subsidiaries (other than Land Loan Collateral), including but not limited to all real property, FF&E, IP, IT, equity interests (including any direct or indirect equity interests in Opco that may be acquired by New Propco) and cash (including retained Excess Cash Flow) owned or held by such entities.

•                  Priority of Revolving Credit Facility vis a vis Term Facility to be determined by Mortgage Lenders.  Mortgage Lenders reserve the right to create up to 4 tranches and sub-tranches in the aggregate, including senior and subordinated sub-tranches within the Mortgage Loan Facilities, provided that no tranche  may be less than $250mm.  The foregoing limitation on the number of tranches shall not limit the rights of the lenders to assign or participate pari-passu interests in any tranche.

•                  Unused, letter of credit and other customary fees with respect to Revolving Credit Facility to be agreed

•                  Financial covenants TBD, with a 1.5-year holiday and covenant levels for year 2 (after holiday expiration) and thereafter to be set with a 25% cushion to a business plan acceptable to the Mortgage Lenders

•                  Affirmative and negative covenants TBD but in any event to include limitations on (i) liens, (ii) indebtedness, (iii) mergers and consolidations, (iv) sales and transfers of assets, (v) loans, acquisitions and other investments (including joint ventures and project developments), (vi) management contracts, material leases and renewals, modifications and extensions thereof, (vii) dividends to, and redemptions from, equity holders, (viii) transactions with affiliates, (ix) changes in nature of business, (x) restrictions on distributions, advances and asset transfers by subsidiaries and (xi) capital expenditures.

•                  The new loan documents will provide that, following default, New Propco and FG will provide full transition services under documentation satisfactory to Mortgage Lenders to the Mortgage Lenders and their designees.

LAND LOAN

•                  Approximately $250 million term loan (net outstanding after application of interest reserve to principal, addition of swap claim after conversion to principal and addition of accrued interest) to Landco

•                  Landco will be owned by a subsidiary of New Propco (“Landco Holdco”) that pledges its equity in Landco as security for the Land Loan; New Propco will pledge its equity in Landco Holdco as security for the Mortgage Loan Facilities

•                  Non-recourse to New Propco and its other subsidiaries, except as set forth below.

•                  PIK Interest Rate:  L+350bps for initial five year term; cash pay interest and pricing increases in years 6 and 7 upon Maturity Extension described below; no LIBOR floor

•                  Land Loan matures 5 years after date of emergence, subject to two one-year extension options (i.e., years 6 and 7) to be available subject to absence of default, payment of 1% extension fee for each year, a step-up in interest rate to L+450 (in year 6) and L+550 (in year 7), cash pay interest (no further PIK) in years 6 and 7, and extension under (and absence of default under) Mortgage Loan Facilities (each, a “Maturity Extension”)

•                  Year 1 to commence on Effective Date, with each following year based upon related Effective Date anniversary

•                  New Propco will be responsible for and enter into a limited support agreement in respect of (i) any Landco net operating costs, provided that any agreement by New Propco to support payment of  rent under the Wild Wild West ground lease or option prices under the ground lease option or other options shall be subject to the next sentence, and (ii) customary non-recourse carve-out obligations consistent with the terms of the current non-recourse guarantees relating to the Land Loan (excluding there from any direct or indirect interest payment guaranty).  Any agreement by New Propco to provide limited support for obligations of Landco or any subsidiary of Landco for payment of rent and other obligations under the Wild Wild West ground lease shall exclude any liability for (i) option prices thereunder or other options, none of which options shall be exercised unless approved by the Mortgage Lenders or (ii) any accelerated rent or damages payable by reason of a default under the ground lease.

•                  Land Loan secured by all tangible and intangible assets of Landco, consisting of the Cactus property and Wild Wild West assemblage, and by equity pledge of all ownership interests in Landco.  If acquired by the Land Loan Borrower or a subsidiary thereof,  the additional Wild Wild West assets described in the Term Sheet will each be added to the collateral for the  Land Loan.

•                  Customary affirmative and negative covenants, including no dividends by Landco without the consent of the Mortgage Lenders.

ANNEX 3

WARRANT TERMS

Percentage of Total Equity

There will be two classes of warrants as described below:  the “FG Warrants” and “Lender Warrants” each permitting purchase of non-voting equity in an amount equal to up to two and one-half percent (2.5%) of total issued shares of “Propco Holdco,” the parent company that holds non-voting shares of New Propco, on a fully diluted basis for a total of 5% (or such lesser percentage as is calculated per the following paragraph).   The FG Warrants and the Lender Warrants will have different strike prices as described below.

The Warrants shall provide that, to the extent the Fertitta Affiliates and Mortgage Lenders purchase additional equity of Propco Holdco in connection with the Plan or if other outside investors purchase additional equity directly issued by Propco Holdco within the first six months after confirmation, then the percentage of outstanding equity that can be purchased upon exercise of such warrants shall be automatically ratably reduced to take into account the dilutive effect of the increase in total capitalization of Propco Holdco resulting from such equity sales.(4)

Warrant Terms

The warrants shall reflect the terms of this Annex 3 and shall otherwise be on customary terms and conditions for warrants of this nature.  The warrants should contain customary anti-dilution adjustments for stock splits and combinations, stock dividends and similar reclassifications but shall not contain any ratchet or other adjustment for issuances of equity below any specified values.  All warrants (and any shares received upon exercise thereof) shall be non-transferable except for transfers to parties-in-interest on Plan consummation as contemplated under the Term Sheet, distributions by such recipients to their investors or equity holders, transfers to affiliates, other Warrant holders or other equity holders, transfers to other persons mutually acceptable to both FG and the Propco Plan Recipients, and other exceptions to be specified in definitive documentation.

Issuance of Warrants	All the warrants shall be initially issued to the Propco Plan Participants as part of the Senior Plan Recovery.

Sale of Warrants	The Propco Plan Recipients will, concurrently with FG’s

(4)          By way of example, based on a $200mm plan of reorganization value for standalone Propco, if $50mm of additional equity contributions are made, the 2.5% would be reduced to 2% for a total of 4%.

purchase of equity in Propco Holdco, sell to FG all of the FG Warrants.  The Propco Plan Recipients will be allowed to sell or assign the Lender Warrants to certain other parties-in-interest and FG will be allowed to sell or assign the FG Warrants to certain other parties-in-interest.

Exercise of Warrants

The warrants may only be exercised following the earlier of (i) the six and one-half year anniversary of the Effective Date (based upon an equity value determination to be agreed upon by FG and the Propco Plan Recipients and to be determined by an independent third-party) and (ii) the occurrence of a New Propco capital raising transaction that involves an equity value determination, and Propco Holdco may require such exercise in connection with any such transaction.  Neither the holders of the warrants nor Propco Holdco may compel cash-settlement of the warrants.  Any exercise of the warrants must be for cash.

Exercise Price of the Warrants

For the Lender Warrants, the exercise price during the first two years after issuance shall be 2.5 times the per share value on the Effective Date of equity issued under the Plan, with such price increasing by 15% per year in each of years 3, 4, 5, 6 and 7.

For the FG Warrants, the exercise price during the first two years after issuance shall be 3.0 times the per share value on the Effective Date of equity issued under the Plan, with such price increasing by 15% per year in each of years 3, 4, 5, 6 and 7.

Termination of Warrants	Unless exercised prior to the seventh anniversary of the Effective Date, the warrants shall expire and be of no force or effect.

ANNEX 4

FERTITTA GAMING MANAGEMENT FEE AND EXPENSE REIMBURSEMENT

COMPENSATION OF THE MANAGER.

(1) BASE MANAGEMENT FEE.  New Propco shall pay FG a “Base Management Fee” equal to two percent (2%) of New Propco’s Gross Revenues for the applicable period. The Base Management Fee for each fiscal year will be paid in monthly installments in arrears immediately following the delivery of New Propco’s financial statements for each fiscal month. After the delivery of New Propco’s audited financial statements for each fiscal year, appropriate adjustments shall be made for any overpayment or underpayment of Base Management Fees during such fiscal year on the next monthly installment of Base Management Fees due.

(2) INCENTIVE MANAGEMENT FEE.  In addition to the Base Management Fee, New Propco shall pay FG an “Incentive Management Fee” in an amount equal to 5.0% of New Propco’s EBITDA for the applicable Fiscal Year  (or partial fiscal year in the first year of management) to the extent such EBITDA is positive; provided that if EBITDA is negative in any Fiscal Year or partial period, such deficit shall be carried forward and no Incentive Management Fee shall be earned for any period thereafter unless and until, and only to the extent that, cumulative positive EBITDA for such subsequent periods is greater than the amount of cumulative negative EBITDA.  Five percent (5%) of New Propco’s monthly EBITDA shall be paid monthly in arrears immediately following delivery of New Propco’s financial statements for each fiscal month as a partial payment on the annual Incentive Management Fee. After the delivery of New Propco’s audited financial statements for each fiscal year, appropriate adjustments shall be made for any overpayment or underpayment of the Incentive Management during such fiscal year on the next monthly installment of Incentive Management Fees due.

(3) EXPENSE REIMBURSEMENT.  FG and the Mortgage Lenders will negotiate in good faith to determine and reflect in the definitive documentation for the management agreement the appropriate allocation of any expenses between FG and New Propco (and the overhead offsets referred to in (4) below); subject to and except for such FG allocations/offsets, New Propco shall be responsible for all operating costs of New Propco, if any, incurred by FG on behalf of New Propco in accordance with the terms and provisions of the management agreement, and will reimburse all such operating costs of New Propco incurred by FG on behalf of New Propco.  New Propco shall not be responsible for (i) the salaries, compensation, bonuses or other employment benefits of FG executives and employees or (ii) any corporate overhead of FG.

(4) OVERHEAD ALLOCATION.  FG and the Mortgage Lenders agree to negotiate in good faith to determine, and reflect in the definitive documentation for the New PropCo management agreement, the appropriate allocation of corporate overhead and expenses between FG and New PropCo, and any relevant offsets against management fees otherwise payable to FG under such management agreement.  The methodology and allocations will be determined by FG and the Mortgage Lenders in the definitive documentation, subject to input from outside accountants, to be generally consistent in relative allocation (though not necessarily as to allocation categories and type) between current unallocated corporate overhead and expenses and allocated corporate overhead and expenses, and will involve, among other factors (FG allocations to be paid directly or by means of offset against management fees if paid by New PropCo):

(a)           Allocation of functions and associated personnel to be the responsibility of FG, with allocation of cost and expense to FG, with specific functions and personnel types to be detailed, such as CEO, COO, VP of Operations, HR, IT, Slots, and Marketing and associated support personnel;

(b)           corporate headquarters space rental and other costs and expenses for FG operations and personnel, including that necessary for the above functions and FG’s performance under the management agreement, allocated to FG;

(c)           allocation during the term of the management agreement, with monitoring and approval of allocations in the budget process solely by the OH Directors contemplated under Annex 7 (as a distinct required budget approval component, modifying the otherwise applicable budget provisions contemplated under Annex 7)  and monitoring to be handled by the non-FG officers referred to in Annex 7;

(d)           concurrently with the delivery of the initial annual budget and for the initial two Fiscal Years under the Management Agreement, FG and the PropCo Plan Recipients will agree upon a budget setting forth the pro forma Gross Revenues (“Initial Gross Revenues Budget”) and budgeted pro forma corporate overhead and expenses to be borne by the Properties which shall be consistent with the principle set forth above (the “Initial Corporate Overhead Budget”), and in the event that for either the first or second Fiscal Year the actual corporate overhead and expenses borne by Propco (“Actual Corporate Overhead”) for the Fiscal Year exceeds (such excess, if any, the “Corporate Overhead Excess”) the product of (1) Initial Corporate Overhead Budget for the first Fiscal Year and (2) the greater of (x) 1.0, (y) a fraction the numerator of which is actual Gross Revenues for such Fiscal Year and the denominator of which is the Initial Gross Revenues Budget for the first Fiscal Year or (z) for the second Fiscal Year, the CPI increase for such year, then 35% of such Corporate Overhead Excess for such Fiscal Year shall be deducted from the management fees otherwise payable to the Manager under the Management Agreement; and

(e)           if Corporate Overhead Excess occurs during the first two Fiscal Years, it is acknowledged that the initial allocations of corporate overhead between New PropCo and FG in the management agreement were incorrect and the allocation of corporate overhead will be readjusted for future Fiscal Years to increase the direct corporate overhead responsibilities and associated costs and expenses of FG and/or to offset a portion of New PropCo corporate overhead against management fees otherwise payable to FG, in each case in amount, kind and type so as to ensure the result in the intended effect of the initial allocations, the provisions for such adjustments to be determined as part of the definitive documentation with input from outside accountants.

As part of the due diligence and definitive documentation under the Term Sheet, including the Management Agreement, the staffing and structure of FG shall be adequate to ensure FG’s ability to perform its duties as described in this Term Sheet.

Capitalized terms used in this Annex 4 have the following meanings:

“EBITDA” for any period means New Propco’s net income for such period (after deduction of the Base Management Fee for such period but prior to any deduction of the Incentive Management Fee for such period), in accordance with GAAP consistently applied, with additions, subtractions and other adjustments (and the definition of EBITDA generally) to be determined in the definitive documentation, and modified in the definitive documentation, subject to input from outside accountants, to be generally consistent with Opco’s historical methods for calculating EBITDA with respect to the Properties (as defined in Annex 5) as modified to include all expenses borne by New Propco on a consolidated basis.

“FURNITURE, FIXTURES AND EQUIPMENT” means (for purposes of this compensation definition only) all furniture, fixtures and equipment reasonably required for the operation of the Properties,  including but not limited to office furniture, computer and communications systems, specialized hotel equipment necessary for the operation of the Properties, food and beverage equipment, laundries and recreational facilities.  Such items also shall include specialized casino equipment, including cashier, money sorting and money counting equipment, slot machines, table games, video gaming equipment, and other similar gaming equipment as well as surveillance equipment.

“GROSS REVENUES” means all cash revenues and income (excluding interest income) of any kind derived from the use or operation of the Properties determined in accordance with GAAP consistently applied, including without limitation, “gross revenues” from gaming activities  as calculated pursuant to NRS 463.0161 and 463.3715 and without duplication,  income from rental of guest rooms; income from food and beverage sales; income from entertainment programs and merchandise sales; telephone, telegraph and telex revenues; rental or other payments from lessees, sublessees and concessionaires and others occupying space or rendering services at the Properties (but not (A) reimbursements for utilities, taxes or similar matters, or (B) the gross receipts of such lessees, sublessees or concessionaires except to the extent the same is part of such rental payments); income from vending machines; health club fees; and the actual cash proceeds of business interruption or similar insurance and of temporary condemnation awards after deducting necessary expenses in connection with the adjustment or collection of such proceeds; excluding, however, to the extent included in cash revenues and income of any kind derived from the use or operation of the Properties and without duplication, (i) any proceeds from the sale, financing or refinancing or other disposition of the Properties or substantially all of the assets of New Propco, (ii) any proceeds from the sale, financing, refinancing or other disposition of Furniture, Fixtures and Equipment or other capital assets; (iii) proceeds of any fire, extended coverage or other insurance policies (excluding any proceeds of business interruption or similar insurance); (iv) condemnation (other than temporary) awards and other amounts received by New Propco in lieu of condemnation; (v) any refunds, rebates, discounts and credits of a similar nature given, paid or returned in the course of obtaining Gross Revenues or components thereof, other than complementaries provided to patrons of the Properties in the ordinary course of business and consistent with the annual plan and operating budget; (vi) gratuities or service charges or other similar receipts which New Propco or FG pays to employees or others; (vii) excise, sales, gross receipts, admission, entertainment, tourist, use or similar taxes or charges collected from patrons or guests or as part of the sale price for goods, services or entertainment, other than taxes imposed on gaming revenues; (viii) any sum and credits received for lost or damaged merchandise; (ix) credit card processing fees and costs; and (x) bad debts; provided, that the foregoing definition of Gross Revenues may be modified in the definitive documentation, subject to input from outside accountants.

ANNEX 5 (MANAGEMENT AGREEMENT)

TO

STATION CASINOS, INC.

FCP PROPCO, LLC

RESTRUCTURING TERM SHEET

This Annex 5 (this “Annex”) to the Station Casinos, Inc. FCP PropCo, LLC Restructuring Term Sheet (the “Term Sheet”) outlines certain terms contemplated for the management agreement to be entered into between New Propco and FG following the proposed restructuring described in the Term Sheet.  This Annex does not include a description of all of the terms, conditions and provisions that are to be contained in the definitive management agreement, or a full discussion of the terms specified below, all of which remain subject to discussion, negotiation and mutual agreement of FG and the Propco Plan Participants.  Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Term Sheet.  Certain provisions relating to the management agreement and FG are outlined in the Term Sheet and Annex 4 and not repeated in this Annex.

PROPOSED TERMS FOR MANAGEMENT AGREEMENT

Management:

New Propco will enter into a management agreement with FG (“Manager”) pursuant to which Manager will manage and operate (including gaming, hotel and resort operations and centralized services) the four casino/hotel properties and related assets of New Propco (i.e., the Red Rock, Sunset, Boulder and Palace properties, collectively, the “Properties”) on terms agreed by the parties (the “Management Agreement”).

Term:	The Management Agreement shall be for a term of 25 years (the “Term”) and non terminable by New Propco other than as described below.

Services:

The services provided by Manager (and the New Propco approval rights with respect to such services) shall be determined more particularly in the definitive documentation for the Management Agreement, but shall include, without limitation, (i) the management and oversight of all gaming, hotel and resort operations and other day-to-day operations of the Properties, (ii) all non-day-to-day supervision and operational and strategic planning of the Properties; (iii) customer relations management and revenue management services; (iv) reservation system operation and management; (v) sales and marketing services, promotions, promotional services and publicity, including, without limitation, rewards programs; (vi) brand and trademark development, promotion, maintenance and management; (vii) food and beverage services; (viii) human resources; (ix) personnel selection, employment policies and employee fringe benefits; (x) assistance and cooperation with the internal audit functions to be performed by the New Propco appointed representative; (xi) purchasing, contracting and leasing, including, without limitation, the procurement of inventories, supplies and services; (xii) maintenance and repairs, including, without limitation, physical plant maintenance; (xiii) security services; (xiv) books and records maintenance; (xv) real estate tax audits and challenges; (xvi) licensing and regulatory matters; (xvii) information technology services, maintenance, development and support, including, without limitation, customer database management and development as part of the marketing, promotions and rewards programs; (xviii) providing complimentary items to guests and patrons subject to a promotional allowance approved by New Propco; (xix) determining charges for rooms and commercial space; (xx) implementing the then approved New Propco credit policy; (xxi) receipt, holding and disbursement of funds in accordance with the Management Agreement, and maintenance of the working capital accounts and any other bank accounts to be maintained under the Management Agreement (“Bank Accounts”); and (xxii) generally, all other activities necessary for or reasonably related to the operation and management of the Properties.

All supplies, inventories, services, FF&E and capital items at the Properties shall be acquired in the name of and paid for by and on behalf of New Propco, in accordance with the approved budget or otherwise as approved in advance by New Propco.

Manager Responsibilities;
Standard of Operation:

Manager shall perform Manager’s services, duties and responsibilities, to be detailed and set forth in the definitive documentation for the Management Agreement. Additionally, Manager shall manage, direct, supervise, operate, service (including customer service), maintain, repair, and refurbish the Properties in accordance with operating standards to be determined as part of the documentation process, which shall include, without limitation, a standard with respect to each Property equal to or exceeding the standard that such Property has been operated to date, and not less than a set of comparable properties (to be determined in the definitive documentation and modified from time to time in accordance with the definitive documentation), and in any event not less than the standards of care and service as the operation of other comparable casino/hotel properties owned or managed by Manager (such standard, the “Operating Standard”). If (i) New Propco refuses to approve the operating budget with expenditures at the levels reasonably proposed by Manager (the “Proposed Budget”) and (ii) Manager can reasonably demonstrate that New Propco’s refusal to approve the Proposed Budget will have a material adverse effect on the Operating Standard, then Manager shall be relieved from compliance with the Operating Standard (but not the performance of Manager’s services, duties and responsibilities under the Management Agreement) but only to the extent of any differences between the expenditures in the Proposed Budget and the expenditures permitted under the approved budget, provided, under no circumstances shall Manager be relieved from the Operating Standard on account of capital expenditures in the Proposed Budget if the approved budget provides for at least 5% (subject to review of historical capital expenditures) of Gross Revenues for capital expenditures.

Without limiting the above-contemplated provisions, the Manager shall, at its sole cost and expense, maintain sufficient operating capacity, functionality and senior management personnel of Manager devoted to the operation of the Properties to enable Manager to perform its services and responsibilities under the Management Agreement. Additionally, as part of Manager’s services and responsibilities, Manager will recruit, hire and train all Property level and corporate level employees for and on behalf of New Propco, and shall on New Propco’s behalf maintain sufficient Property level and corporate level personnel, and maintain sufficient FG personnel, necessary to conduct operations in accordance with the standards of operation under the Management Agreement.

At all times during the term of the Management Agreement, (i) Manager shall be and remain controlled by the Fertitta Brothers, (ii) Manager shall be and remain at least 51% owned by the Fertitta Brothers and Fertitta Family Entities, and (iii) one of the Fertitta Brothers shall be the chief executive officer of Manager (and of New Propco) and shall (under the terms of the Management Agreement and also under the terms of the New Propco organizational documents) dedicate the preponderance of his time and attention to the business and affairs of FG, and devote reasonable time and attention to the Manager’s performance of its duties under the Management Agreement and to the business and affairs of the Properties and New Propco, and in all events shall use his best efforts, skills and abilities (and Manager shall use its best efforts, skills and abilities) to promote the interests of New Propco, and if FG is managing properties other than the Properties, FG shall conduct its affairs so as not to prefer the interests and management of such other properties and their management to the interests and management of the Properties (the requirements of the foregoing clauses (i), (ii) and (iii), collectively the “Fertitta Manager Control Requirement”). Neither the Management Agreement nor the Management Fees shall be assignable by the Manager to any third party or pledged by Manager as security for debt (although New Propco may assign its interest in the Management Agreement as security for the Mortgage Loan or any successor secured loan), provided, Manager may request in connection with an internal organizational restructuring of Manager that New Propco consent to an assignment and assumption of the Management Agreement by the successor to FG’s business, and such consent shall not be unreasonably withheld provided that satisfactory assignment and assumption documentation is completed, all licensing requirements are satisfied and, in all events, the Fertitta Manager Control Requirement shall be and continue to be satisfied.

Funding Obligations:

Other than for emergency expenditures, including expenditures to remedy life/safety threats and violations of law, for which sufficient funds are not available in the Bank Accounts (and without giving effect to any obligation of New Propco for purposes of determining whether Manager shall be relieved from the Operating Standards), New Propco shall have no obligation to advance any additional funds, for the operation and maintenance of the Properties, whether pursuant to the approved budget or otherwise and Manager shall not be relieved from its obligations or duties under the Management Agreement as a result of New Propco’s determination not to advance any such funds. Notwithstanding, Manager shall not have an obligation to advance any funds necessary for the operation or maintenance of the Properties if New Propco refuses to fund such required amounts.

IT/IP/Customer Database:

In connection with the operation and management of the Properties, Manager shall use the existing IT Systems (as referred to in the Term Sheet) and customer database referred to in the Term Sheet, and certain brands and trademarks and other intellectual property, and develop and make use of certain necessary and desirable improvements, enhancements, upgrades and additions to the information technology systems, source codes, player databases, brands and trademarks for the Properties (collectively, the “Property Database/IT/IP”). Manager shall have no right, title or interest in or to the Property Database/IT/IP, except as necessary for its use as Manager under the Management Agreements (and for such purpose shall be permitted to use such Property Database/IP/IT), with the exception of the IT System licensed to FG contemplated by the Term Sheet, provided that such IT System license shall not extend to any brands, trademarks, customer database or other intellectual property developed for the Properties, and any improvements or enhancements or other development of the IT System, regardless of whether made by FG, New Propco or an entity controlled by either of them, and regardless of whether implemented under the IT System license to FG, shall be made available to and constitute the property of New Propco. . The credit documents will include provisions for monthly downloads of such database to a monitoring escrowee who will be obligated to give access to the full customer data base to the Mortgage Lenders upon the occurrence of each event of default under the New Propco credit facility.

All the Property Database/IT/IP, including all improvements, upgrades, enhancements and additions thereto shall be and remain the property of New Propco, and, subject to the license to FG for the IT System (which shall not be assignable, pledged or encumbered, or sublicenseable by FG, although it is understood such IT System as licensed to FG may be used at properties managed by FG, including by employees at such properties, during the period that FG is managing such other properties ) shall be treated in all respects as a trade secret and proprietary information to be used by Manager for no purpose other than the operation of and marketing of the Properties, and shall be subject to confidentiality use restrictions as to be set forth in the definitive documentation.

In addition to but without limiting the foregoing, Manager shall maintain and keep continuously updated as part of the books and records of the Properties (although this does not mean a continuous downloading of hard copies—rather, the electronic database will be part of the books and records of New Propco maintained by Manager) a customer database with customer and guest profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), player transaction and other customer histories, preferences and other information initially available at the time of transition of management to Manager and thereafter obtained by Manager, which customer database shall be and remain the property of New Propco and shall be treated in all respects as a trade secret and proprietary information to be used by

Manager for no purpose other than the operation of and marketing of the Properties.

It is understood that FG may, in connection with its management and operation of properties other than the Properties, at FG’s sole cost and expense (and outside of the ambit of the Management Agreement and the performance of its services, duties and responsibilities thereunder) create brands and trademarks and other intellectual property that are separate from, and not used in connection with, the Properties (the “Manager IP”). Such Manager IP shall be FG’s property and not the property of New Propco. In the event FG makes a good faith determination that such Manager IP may be used or useful in connection with the operation of the Properties (such as, for example, a branding and operational template for a restaurant concept), FG may propose to use such Manager IP for such purpose, and, subject to New Propco’s consent and satisfactory licensing arrangements (which shall in any event permit the use of the Manager IP for its specified purpose during the term of the Management Agreement and following termination during a transition period that protects the continuation of such use for a period that avoids transition costs or other economic detriment), such Manager IP may be used at the Properties.

Staffing Matters:

All employees of the Properties (including all general managers and below for each Property and corporate staff engaged for operations) will be employees of New Propco, paid by New Propco, and not at the Manager’s expense (subject to the expense allocation provisions to be determined as part of the definitive documents to account for customary managerial overhead costs being paid by New Propco), provided that the Manager shall set employee compensation levels so as not to exceed budgeted levels under the annual approved budget and operating plan (beyond any permitted variances that are provided for in such budget). Manager shall implement all labor policies, including with respect to wage and salary rates and terms, fringe benefits, pension, retirement, bonus and employee benefit plans and collective bargaining agreements, subject to the annual budget (and any permitted variances that are provided for in such budget). Manager shall take or cause to be taken all reasonable necessary actions to comply with all applicable laws in supervising, dealing with and terminating employees on behalf of New Propco. Manager shall keep New Propco informed of all negotiations with labor unions representing any employees at the Properties, and shall not sign any union contracts covering any employees at the Properties which have not been previously approved in writing by New Propco.

Manager shall obtain New Propco’s consent to the hiring and termination and replacement of the general managers for each of the Properties (both hotel and casino elements as applicable), which consent shall not be unreasonably withheld, conditioned or delayed.

FG is anticipated to provide New Propco officers as provided in Annex 7, and such officers shall be compensated by FG and shall serve without payment of salaries by New Propco.

Management Fees:	Annex 4 of the Term Sheet set forth the management fees New Propco will pay to Manager during the Term of the Management agreement, including for reference purposes herein:

(a) 2.0% of Gross Revenues (the “Base Management Fee”); plus

(b) 5.0% of EBITDA (the “Incentive Management Fee”).

See Annex 4 for additional information regarding Management Fees and Manager expense reimbursements and management fee offsets.

CapEx Reserve:

There will be no capital expenditures reserve during the term of the Mortgage Loan so long as New PropCo has access to funds as part of a revolving credit facility. Thereafter, Manager shall, on behalf of New PropCo, cause each Property to maintain an annual reserve (the “CapEx Reserve”) for replacements of and additions to furnishings, fixtures and equipment and routine capital expenditures in an amount equal to 3.00% of annual gross revenue for each year with respect to each Property, which shall be pledged as security for the mortgage loan financing on the Properties and in connection therewith shall be held in lender-controlled pledged accounts subject to disbursement mechanisms as to be set forth in the mortgage credit documentation, all on a basis as to be determined by FG and the Propco Plan Recipients in the development of the Management Agreement.

Capital Expenditures:	All capital expenditures and capital expenditure programs shall require the prior approval of New Propco as part of the annual budgeting process.

Termination by Reorganized
Propco:	New Propco may terminate the Management Agreement without penalty in the event that:

(a) a material event of default under the Mortgage Loans or any future replacement secured loans (the language with respect to what constitutes a material default will be determined as part of the documentation process, but would include monetary defaults, financial covenant and other material covenant defaults (unless in each case amended or waived), and acceleration or maturity defaults);

(b)  the bankruptcy, insolvency or similar proceeding involving New Propco (or its direct or indirect subsidiaries, other than immaterial subsidiaries to be determined) or Manager (or its subsidiaries, other than immaterial subsidiaries or non-recourse single-purpose subsidiaries, in each case unrelated to the Manager’s activities at the Properties; Manager shall maintain customary separateness of itself from its subsidiaries so as to avoid liabilities or bankruptcy of such subsidiaries imputing to the Manager), or any of their Property or certain New Propco-related affiliates to be determined in the definitive documentation (such as Voteco and Propco Holdco, but excluding Land Loan Borrower or LandCo Holdco, as such entities are referred to in the Term Sheet and other Annexes);

(c) a Performance Test failure (see below);

(d)  Manager’s or New Propco’s Nevada gaming license, or any other material licenses (the suspension or revocation of which would have a material adverse effect on New Propco or the Properties) shall be revoked or suspended, or any action by the applicable regulatory agency(ies) seeking such a revocation or suspension shall be commenced which, if adversely determined, would result in such loss or suspension, or Manager’s loss, revocation or suspension of its gaming license in any other jurisdiction or with respect to properties other than the Properties as a result of the misconduct or other “bad acts” of Manager or its principals or affiliates (the provisions with respect thereto to be determined in the definitive documentation);

(e)  material breach of the Management Agreement, or in the event Manager has engaged in an act or omission that was grossly negligent or constitutes recklessness or intentional misconduct, and such action or omission had a material adverse effect on a Property or New Propco (FG and Propco Plan Recipients would as part of the documentation process determine upon a mutually agreeable procedure whereby such termination may be avoided for breaches or acts that are cured prior to or within prescribed time periods after arbitration or similar proceeding to be determined);

(f) Manager is no longer controlled by Frank Fertitta and/or Lorenzo Fertitta, or the Fertitta Manager Control Requirement is otherwise no longer satisfied;

(g)  (i) Frank Fertitta, Lorenzo Fertitta or their estate planning affiliates collectively beneficially own less than 51% of the split-adjusted membership interests in New Propco that they were originally issued pursuant to the Plan, on a fully diluted basis and (ii) Frank Fertitta, Lorenzo Fertitta or their estate planning affiliates collectively do not beneficially own the single largest block of equity of New Propco; or

(h) a material casualty, unless the Property is restored, or material condemnation (provisions relating to restoration upon casualty or condemnation will be determined and reflected in the Management Agreement and related documents; it is acknowledged that restoration will be dependent upon availability of insurance proceeds and that the mortgage loan documentation will contain provisions respecting the same which will be determined by FG and the Mortgage Lenders as part of the documentation process); provided, that in such event the Management Agreement would be terminated only with respect to the Property that is the subject of such casualty or condemnation.

For the avoidance of doubt, an initial public offering of New Propco, in the absence of any of the termination events set forth in this Annex, will not terminate the Management Agreement.

The Mortgage Lenders shall have a separate right under the credit documentation, acknowledged and agreed by New Propco and Manager under the credit documentation (which rights shall also be made available to any successor holders of secured debt on the Properties), to terminate the Management Agreement upon material default or the other termination events outlined above, and upon any foreclosure or deed in lieu of foreclosure, without fee or penalty.

In the event that New Propco terminates the Management Agreement as the result of any of the termination events set forth in the foregoing clauses (c), (f) (if Frank or Lorenzo Fertitta involuntarily relinquish the required control due to death, disability, etc.—the language to be agreed upon in the definitive documentation), (g) or (h), such termination shall be without fault or penalty to Manager (although, for purposes of clarification, if other breaches exist Manager would not be released from liability on account thereof).

Termination Upon Sale:

In addition to the foregoing termination rights, the Management Agreement will terminate (i) as to a particular Property upon the voluntary sale of such Property to a third party or (ii) in full upon a voluntary sale of New Propco, whether by the sale of assets or equity (each, a “Termination Upon Sale”).

In the event that New Propco terminates the Management Agreement as the result of Termination Upon Sale with respect to all the Properties (or New Propco as a whole), New Propco will, unless Manager continues to manage the Properties after such sale as indicated below, pay to Manager a termination fee (the “Early Termination Fee”) with respect to all four (4) Properties, in an amount equal to the sum of the Management Fees for the trailing twelve (12)-month period prior to the Termination (“TTMF”) if the Termination occurs prior to the expiration of the fifth (5th) Full Fiscal Year of the Term, which Early Termination Fee shall decline at a rate of 0.55% of the TTMF per month commencing on the first month of the sixth (6th) Full Fiscal Year of the Term; provided that the Early Termination Fee shall be zero (i.e., there shall be no Termination Fee) from and after the end of the twentieth (20th) fiscal year of the Term. The Early Termination Fee will be pro-rated among the four (4) Properties on the basis of the percentage of Management Fees attributable to each Property in the TTMF such that if there is an amendment or other modification of the Management Fee to reflect the removal of one or more (but not all four (4)) Properties due to the transfer of such Properties, then the Early Termination Fee for such terminated Properties shall be such pro-rated amount (and not the full Early Termination Fee).

If a Property sale occurs (or a sale of all the Properties or of New Propco) and the purchaser retains the Manager for such Property or Properties, no Early Termination Fee will be due and payable (although any purchaser’s determination as to whether to offer to retain Manager and the proposed terms of any offered retention shall be at purchaser’s sole discretion, and Manager’s determination of whether to accept retention by a purchaser and the terms of such retention shall be at Manager’s sole discretion).

Performance Test:

Commencing on the sixth (6th) full fiscal year following the closing (“Test Trigger Date”), New Propco may terminate the Management Agreement for a Property without payment of any termination fee if the Property has for two (2) consecutive fiscal years following the Test Trigger Date (a “Testing Period”):

(i) failed to achieve EBITDA of at least 85% of , as applicable, (A) Budgeted EBITDA or (B) Deemed Budgeted EBITDA (the “Budget Test”); and

(ii) failed to achieve 85% of the Indexed EBITDA (or comparable performance measure) achieved by the Performance Competitive Set (the “Market Test”).

Budgeted EBITDA will be determined by FG and New Propco as part of the budget approval process set forth in the Management Agreement. Provided, if the Properties fail the Performance Test in the first (1st) year of any Testing Period, then Budgeted EBITDA (for the second (2nd) year of the Testing Period and each subsequent one year Testing Period thereafter until such time as the Properties have passed the Performance Test for two (2) consecutive full fiscal years) shall be replaced with an amount equal to one hundred percent (100%) of the prior fiscal year’s Budgeted EBITDA (“Deemed Budgeted EBITDA”). Deemed Budgeted EBITDA, if applicable, shall also be increased in any fiscal year in which amounts expended on capital expenditures are in excess of 6% (subject to review of historical capital expenditures) of Gross Revenues by an amount equal to an assumed rate of return of ten percent (10%) on all amounts in excess of 6% of Gross Revenues in any Fiscal Year expended on any Capital Improvements and Replacements to the extent completed and incorporated into the operations of the applicable Properties during such Fiscal Year.

The Performance Competitive Set shall initially mean those properties in the local market which publicly report the results of their operations (and shall be adjusted from time to time as set forth in the definitive documentation) and Indexed EBITDA shall initially be determined based upon the ratio of the EBITDA of the Properties to EBITDA of the Performance Competitive Set, each for the four (4) fiscal quarters prior to the Effective Date, which ratio shall be adjusted from time to time in accordance with the definitive documentation.

If there is a Performance Test failure, Manager will have the right to cure by paying to New Propco, for the Testing Period, and (without duplication of the payment for the Testing Period) on an annual basis continuing for each period thereafter until the Performance Test is again achieved for two consecutive fiscal years (the Testing Period and each such fiscal year thereafter, the “Termination Avoidance Period”), an amount for each fiscal year in the Termination Avoidance Period equal to the difference between (x) EBITDA for such fiscal year, and (y) (1) 85% of Budgeted EBITDA for the first year of the Termination Avoidance Period and (2) 85% of Deemed Budgeted EBITDA for the

second year of the Termination Avoidance Period and for each successive one (1) year Termination Avoidance Period thereafter based on the then Deemed Budgeted EBITDA for such Testing Period, until such time as the Properties have passed the Performance Test for two successive fiscal years(for example, if there is a Performance Test failure, the initial cure payment shall be for the Testing Period, and additional cure payments would be required, if applicable, for any annual Performance Text failure thereafter (with the Performance Test being determined annually for this purpose) until the Performance Test is satisfied for two consecutive years).

Additionally, the Performance Test will be modified (in accordance with a methodology to be determined) to account for the impact on EBITDA for any fiscal year of any of the following: (a) a force majeure event (an appropriate objective definition will be determined and incorporated into the definitive documentation), (b) a material default by New Propco under the applicable Management Agreement that has a demonstrated impact on EBITDA (FG and Propco Plan Recipients as part of the documentation process would determine upon a mutually agreeable procedure whereby the existence of such default and its impact on EBITDA will be determined by arbitration or similar proceeding to be determined), or (c) with respect to the Market Test only and not the Budget Test,a major renovation of the Property, if Manager has notified New Propco at the time the budget (or revised budget) approving a major renovation is approved that the major renovation will have an impact in EBITDA and the Performance Test is modified at the time of such approval to account for such impact.

Non-Compete/ROFR/
Governance:

The Management Agreement will address the requirements of the governing documents for New Propco such that the approvals of the applicable thresholds of non-FG equity owners in New Propco will have to be obtained for the related matters under the Management Agreement (such as budgets, etc.) and the rights and remedies of New Propco under the Management Agreement will be acknowledged and agreed by the Manager to be exercised on behalf of New Propco by the non-FG equity owners or their designated officer on their behalf. The FG obligations under the agreements contemplated by the Term Sheet with respect to non-competition and gaming and hotel opportunities and the New Propco governance documents will be cross-defaulted with the Management Agreement, subject to cure and related provisions with respect to immaterial and inadvertent defaults to be determined in the definitive documentation.

Subordination:

The Management Agreement shall be subordinate to the Mortgage Loans and to any refinancing thereof or other secured loans from time to time, and Manager shall execute and deliver a subordination and attornment agreement to each holder of secured financing satisfactory to Mortgage Lenders (which will be the form for future secured loans, subject to such reasonable revisions as such future lenders may require); without limiting the foregoing, the provisions of the Management Agreement respecting application of casualty and condemnation proceeds shall be subject to the application provisions of the secured loan credit documents.

Transition Assistance:

The Management Agreement and related documents will contain provisions to be determined as part of the documentation process for full transition assistance by the Manager in order to seamlessly transition, without interruption of operations, the management and operation of the Properties upon termination of the Management Agreement and/or change of ownership of the Properties and to provide separate similar transition agreements to the holder of the Mortgage Loan and any successor loan after the Mortgage Loan has been paid in full. During the term of the Management Agreement and after termination thereof, Manager shall make the Property Database/IP/IT and the other books, records, contracts, licenses, permits and other documentation relating to the Properties and New Propco available in a useable manner and format to New Propco and the Other Holders (as defined in Annex 7).

Non-Solicitation:

During the term of the Management Agreement and for a period of 18 months after the expiration or termination thereof, FG and its affiliates will not solicit or hire any employee of the Properties unless such individual voluntarily resigns without inducement.

Shared Services;
Group Purchasing:

The Management Agreement shall contain provisions wherein Manager may provide certain shared services to the Properties (such services and the allocation of such expense to be determined in the definitive documentation). Notwithstanding, Manager may not provide any such shared services to other properties owned or managed by Manager or its affiliates (i.e. the Properties will not have a shared reservation system with other properties owned or managed by Manager or its affiliates).

Manager may utilize purchasing procurement services of affiliates of Manager and/or other group buying techniques involving other properties managed by Manager, provided that the cost thereof shall be competitive with that which would be charged by non-affiliated third party vendors in an arms length transaction, and Manager shall afford the Properties the benefit of and any savings (without mark-up or fees), rebates, reimbursements or other payments resulting from any purchasing procurement services and/or group buying techniques.

Technical Services:

Manager shall not be separately compensated for any technical services in connection with renovation projects and shall provide such services, if applicable, as part of Manager’s services under the Management Agreement, it being the intent that the Management Fees are intended to cover any such technical services; however, Manager’s duties under the Management Agreement shall not extend to architectural, construction management and similar technical services for capital improvements for new buildings (including expansions to the existing buildings) and any major renovations to accomplish a comprehensive repositioning of a property approved by Owner.

Dispute Resolution:

The Management Agreement will provide for a binding arbitration process with respect to all disputes under the Management Agreement other than certain disputes which will not be subject to binding arbitration, such as budget approvals and disputes over termination of the Management Agreement (except that disputes over whether a Performance Test failure has occurred would be subject to binding arbitration) and certain other disputes to be determined as part of the definitive documentation.

Other Terms:

The Management Agreement and related documents will contain other material provisions not outlined in this Annex, including without limitation those addressing Manager’s responsibilities for, and New Propco’s rights and approvals with respect to, insurance, licensing, contracts, leases, litigation, maintenance and repairs, capital expenditures, compliance with laws, governmental requirements and contracts, budgets and budget process, financial and other reports, books and records and inspection and auditing of the same by New Propco and the Other Holders, account management, disbursements of cash flow and other matters.

Land and Other
Management Agreements:

The management fee structure of the management agreements for the Land Loan Collateral shall be similar to that of the Management Agreement for the Properties, and the terms of the management agreements for the Land Loan Collateral shall be based upon the Management Agreement for the Properties, except (among other differences to be determined in the documentation process) that (i) employees would be employees of the Land Loan Borrower rather than employees of New Propco, (ii) in the case of the Land Loan Collateral management agreement, such agreement shall be a short term management contract, terminable at will or renewed from time to time at the Land Loan Borrower’s option (and terminable by the Land Loan lenders upon default under the Land Loan) and (iii) the revenues upon which the management fees for the Land Loan Collateral are determined will be the Wild Wild West hotel/casino revenues, and exclude the rental revenues from the warehouse and leases at the Land Loan Collateral.

ANNEX 6

STRATEGIC BUYERS

The following is the list of “strategic buyers” (each herein referred to as a “Strategic Buyer” and collectively as “Strategic Buyers”):

Wynn Resorts, Limited;

Las Vegas Sands Corporation;

MGM Mirage, Inc.;

Harrah’s Entertainment, Inc.;

Boyd Gaming Corporation;

Penn National Gaming Inc.;

Pinnacle Entertainment, Inc.;

Ameristar Casinos, Inc.;

Isle of Capri Casinos, Inc.;

Cannery Casino Resorts , LLC;

Peninsula Gaming, LLC;

Tropicana Las Vegas Hotel and Casino, Inc.;

Tropicana Entertainment Inc.;

American Casino & Entertainment Properties, LLC;

Midwest Gaming and Entertainment, LLC;

Each successor by merger or by acquisition of all or substantially all the assets of any of the entities identified above;

Each entity that, at the time of the proposed transfer of equity to such entity, owns a locals casino/hotel property with at least 100 slot machines located within the Las Vegas Locals Market (as defined in the Term Sheet to which this Annex is attached);

Each wholly-owned subsidiary of any of the entities identified above;

provided, however, for the avoidance of doubt, that no investor or stockholder in or member of any of the entities identified above (regardless of the control or percentage held) shall constitute a Strategic Buyer unless specifically identified as a Strategic Buyer in the list above (by way of example, but not by way of limitation of the foregoing, Apollo, TPG, Goldman Sachs, Oaktree, Neil Bluhm, Carl Icahn and Jefferies shall not constitute Strategic Buyers).

ANNEX 7

GOVERNANCE ISSUES OUTLINE

The following outlines certain governance provisions with respect to a New Propco structure (for purposes of this Annex 7 and Exhibit A hereto, the term “Propco” shall mean New Propco).

Propco to Hold Licenses.  Propco would obtain a gaming license and hold the other licenses necessary to operate the properties.  FG would obtain a gaming license and other licenses necessary to manage the properties.

Unit Classes; Holdco Registered under the ‘34 Act.  The equity of Propco would be held by a holding company (“Holdco”).  Each of Propco and Holdco will have two classes of units (“Units”).  In the case of PropCo, voting Units with minimal economic rights would be held through a limited liability company (“Voteco”) owned 50% by persons designated by FG (the “FG Voteco Equityholders”) and 50% by persons designated by DB (33.3%) and its assigns and JPMorgan (16.7%) and its assigns (“Other Voteco Equityholders”) and nonvoting Units with virtually all of the economic rights would be held by Holdco.  Holdco would also have voting Units, to be held by FG and the Propco Plan Recipients, and nonvoting Units to be held by other equityholders of Holdco, to be issued upon exercise of the warrants and/or to be issued in the event of a 20% equity offering within six months of confirmation as contemplated in the Term Sheet.  FG and the Propco Plan Recipients may elect to hold a portion of their interest as non-voting interest.  The voting interests in Propco would be registered under the Securities Exchange Act of 1934 (the “’34 Act”), so that Propco will be subject to the reporting requirements of the ‘34 Act.

Holdco Equity Holdings  The equitized Mortgage Lenders shall hold a 50% interest (together with their successors and assigns, other than FG or its affiliates, the “Other Holders”) in the Holdco equity, less any portion sold to third parties in settlement of disputes, and Fertitta Gaming (together with its affiliates, “FG”) shall hold a 50% interest in the Holdco equity less the portion, if any, of such equity sold by FG at closing in potential settlement of disputes, (as adjusted if necessary to reflect additional equity contributions in Holdco or New Propco) as described in the Term Sheet under “Assignments by Propco Plan Recipients”.  For the avoidance of doubt, persons that acquire Units from FG or any of its affiliates in connection with the settlement of disputes as described above or otherwise (other than the Propco Plan Recipients) are not considered Other Holders with respect to such Units.

Board of Directors.  Propco and Holdco would each have a board of directors (“Board”) with eight votes and up to eight members, each to be elected annually, consisting of the following: (a)

up to three directors (the “FG Directors”) designated by FG (in the case of Holdco) and the FG Voteco Equityholders (in the case of Propco) (with three votes in the aggregate for all FG Directors, divided in a manner specified by FG or the FG Voteco Equityholders as applicable), (b) up to two directors named by DB and any assigns of DB’s voting Units (in the case of Holdco) and by the Other Voteco Equityholder(s) designated by DB and any such assigns (in the case of Propco) (in each case with an aggregate of two votes divided in a manner specified by DB or the Other Voteco Equityholders designated by DB, as applicable) and one director designated by JPMorgan and any assigns of its voting Units (in the case of Holdco) and the Other Voteco Equityholder designated by JPMorgan and such assigns (in the case of Propco) (having one vote); (such directors, together with any subsequent directors designated by the Other Holders and/or the Other Voteco Equityholders, as determined in accordance with the definitive documentation, collectively, the “OH Directors,”(5) having an aggregate of three votes), and (c) two independent directors (with one vote each) nominated by the FG Directors subject to (i) meeting the requirements of being independent directors with respect to Holdco, Propco and FG within the independence rules of the New York Stock Exchange (“Independent Directors”) and (ii) being approved by the OH Directors, which approval will not be unreasonably withheld.  The directors of each Board will be the same.  The board of directors of Voteco will be constituted the same as each of the Boards.  The board of directors of each subsidiary of Propco would have the same members as the Board of Propco.  The definitive documents will specify the rights and obligations of the Other Holders with respect to the designation of Other Voteco Equityholders in the event that JPMorgan and/or DB assign their equity interests subsequent to closing and the manner in which the votes to designate Other Voteco Equityholders will be calculated.

Major Decisions.  Certain Major Decisions (as described in Exhibit A hereto) would require the affirmative vote of both a majority of the FG Directors and a majority of the OH Directors, except as otherwise provided in Exhibit A, and except that the actions contemplated by clause (xiv) of Exhibit A (i.e., those relating to bankruptcy, insolvency, etc.) would require the consent of all such directors and each of the Other Voteco Equityholders.

Management Agreement.  Any decision by Holdco or Propco to amend, extend, renew or terminate the Management Agreement or any noncompetition agreement or other agreement between Holdco or Propco, on the one hand, and FG, on the other hand, contemplated under the Term Sheet (or to grant any waiver or consent or to take any enforcement action by Holdco or Propco with respect to any such agreement) or to select any replacement management company (and terms of any replacement management agreement and any amendments thereto) may only be made by a majority vote of the OH Directors; provided, that with respect to the selection of a replacement management company (and terms of any replacement management agreement and any amendments thereto): (i) from and after the date the Management Agreement is terminated until a new replacement  manager is selected, FG must continue to provide management services

(5)          Only the holders of Holdco or Voteco voting Units would have the rights to designate Directors, so that any issuance of additional non-voting Units up to 20% of Holdco total equity, as described in the Term Sheet, would have no impact on the right to appoint Directors.

at no cost to Propco or Holdco (other than the continued reimbursement of expenses to FG as previously provided under the management agreement); (ii) a majority of the FG Directors and a majority of  the OH Directors would each have the right to propose a replacement management company within 90 days of the date that Holdco or Propco decides to terminate the Management Agreement, provided, that (A) no such proposed replacement management company of the FG Directors may be an affiliate of FG and (B) no such proposed replacement management company of the OH Directors may be an affiliate of any Other Holder owning 10% or more of Holdco, (iii) if the FG Directors have not proposed an alternative replacement manager in that time period, then the replacement will be as selected by the OH Directors; (iv) if the FG Directors have proposed an alternative within the 90-day period and do not approve the replacement management company proposed by the OH Directors (it being understood that such approval may not be unreasonably withheld) and the OH Directors do not approve the replacement management company proposed by the FG Directors (which approval also may not be unreasonably withheld), the choice of replacement management company would be made through “baseball-type” arbitration in which the arbitrators would choose from between the two companies proposed by the OH Directors and the FG Directors, respectively; provided further that if the gaming licenses held by FG and its Affiliates are revoked, suspended or otherwise terminated so that FG cannot continue to operate the Propco casinos, then a majority of the OH Directors will have a unilateral right to appoint an interim manager pending the selection of a replacement management company as per the above procedure.

Officers.  Officers will be elected annually by the Board with an initial slate to be agreed by FG and the Other Holders.  It is contemplated that all or substantially all of the officers would be FG employees so long as a Fertitta Affiliate remains the management company.  Notwithstanding the foregoing, a majority of the non-FG directors shall have the right to elect, remove and determine the compensation and staffing support of at least one officer with responsibility over internal audit and monitoring and administration of the Management Agreement.

Registration Rights.  The Other Holders and FG would have pro rata demand and piggyback registration rights.  The piggyback rights would apply in the case of the initial public offering and any subsequent offering, and the demand rights would not apply until 4.5 years following the Effective Date.  The support of FG, the holders of a majority of the voting Units held by the Other Holders or a majority of the OH Directors would be required for a demand registration in connection with the initial public offering.  The initial public offering would need to be for at least 15% of Holdco, after giving effect to the offering.  In connection with the initial public offering, FG, the holders of a majority of the voting Units held by the Other Holders or a majority of the OH Directors would have the right to require Holdco to sell up to 15% of the Units to be outstanding giving effect to the offering (the “Primary Shares”), and the shares sought to be sold by selling shareholders would be reduced to the extent deemed necessary by the managing underwriters so that Holdco could sell such Primary Shares up to the level so required.

Transfer of Equity; First Refusal, Tag-Along and Drag-Along Rights.  Except in the case of transfers pursuant to bona fide public offerings, certain transfers to Fertitta Family Entities for estate planning purposes, grants or similar transfers by FG to officers, directors or employees for compensation purposes or transfers by Other Holders to affiliates (affiliate status being measured by a more than 50%

test), transfers of equity would be subject to (a) a restriction on transfer expiring six months after the Effective Date, (b) rights of first refusal (as outlined in the Term Sheet) and (c) tag-along rights of the holders of Units.  Holdco or Propco, as applicable, would cooperate in connection with sales by providing the opportunity for purchasers in private transactions who enter into a confidentiality agreement with Holdco or Propco in a form reasonably acceptable to Holdco or Propco, as applicable and for underwriters in public sales, in each case, to conduct customary and reasonable due diligence, including reasonable access to personnel, accountants, auditors, counsel, properties and information of Holdco and its subsidiaries. In addition, all holders of Units would be required to participate on a pro rata basis in a sale transaction of Units approved by the holders of at least two-thirds of the outstanding voting Units (including the approval of the holders of a majority of the Units held by FG and a majority of the voting Units held by the Other Holders).  The procedures for the right of first refusal will be set forth in the definitive agreements and will provide that each holder of at least 2% of the outstanding equity of New Propco (“Non-Transferring Holder”) would, except as described above, have a right to purchase any New Propco equity proposed to be sold by a holder of New Propco equity (the “Selling Holder”).  The purchase price per Unit would be the same as the price per Unit of such proposed sale.   Any holder exercising such right must provide notice of such exercise no later than 30 days after receipt of notice from the Selling Holder of such proposed sale.  Any purchase will be subject to pro ration if more than one holder exercises the right and the aggregate number of Units to be purchased  exceeds the number of Units proposed to be sold.  The Selling Holder may, at the end of such thirty day period, sell all (but not less than all) of the Units proposed to be so sold with respect to which the right of first of first refusal was not exercised.  Such sale must be at a price per Unit no less than 95% of the price per Unit set forth in the notice of proposed sale from the Selling Holder.

Access; Compliance.  Each Other Holder that, together with its affiliates, holds 10% or more of the outstanding Units (or 5% or more of such units if for some reason Holdco does not remain a public reporting company) and enters into a confidentiality agreement with Holdco in a form reasonably acceptable to Holdco, and its representatives, auditors and regulators, will have access to personnel, accountants, auditors, counsel, properties and information of Holdco and its subsidiaries, including the right to inspect (or, in the case of Deutsche Bank and its affiliates, to audit) their books, records, business operations, internal controls and policies and the right to receive requested information from them.  Holdco and its subsidiaries will institute compliance procedures satisfactory to the Other Holders relating to gaming and other regulations relating to their business as well as such bank holding company or other regulations that may be applicable to them as a result of the ownership interests held by the Other Holders.  Other Holders owning specified percentages of equity also shall have the right to participate in material regulatory proceedings relating to Holdco and its subsidiaries.

Termination of Rights.  Upon a bona fide initial public offering of at least 15% of the Units in Holdco (giving effect to the offering), the special rights of the members (including rights relating to Board appointment, major decision approvals and transfer restrictions), other than registration rights, would terminate, and Holdco would have corporate governance provisions customary for public companies as further specified in the definitive documentation (including compliance with applicable stock exchange requirements without giving effect to an “Controlled Company” or similar exceptions), subject to applicable gaming requirements.  As part of such an initial public offering, the Board would be reconstituted to consist of eight members, the initial members of which would be two FG Directors, two OH Directors elected by majority vote of the Other Voteco Equityholders, two Independent Directors nominated by the FG Directors, subject to approval of the OH Directors (which approval shall not be unreasonably withheld), and two Independent Directors nominated by the OH Directors (subject to approval of the FG Directors (such approval not to be unreasonably withheld)).

Notwithstanding the foregoing:

(i) on and following the time at which FG and its affiliates collectively own more than 90% of the equity of Holdco (85% if none of Deutsche Bank and JPMorgan then own equity in Holdco), then (A) the Other Voteco Equityholders and the Other Holders shall no longer have rights to appoint members of the board of directors of Voteco, Holdco, Propco or any of their subsidiaries, (B) the Other Voteco Equityholders shall forfeit their equity in Voteco and the Other Holders will no longer have the right to appoint equityholders of Voteco, (C) the OH Directors shall cease to have approval rights over Major Decisions, and (D) unless otherwise agreed to by the FG Voteco Equityholders, the Other Holders and the Other Voteco Equityholders shall cause each OH Director to resign as director from Voteco, Holdco, Propco and each of their subsidiaries; and

(ii) on and following the time at which the holders of Units (excluding any Fertitta Affiliates) collectively own more than 90% of the equity of Holdco (85% if neither FG or any Affiliate of FG then owns equity in Holdco) then (A) FG and the FG Voteco Equityholders shall no longer have rights to appoint members of the board of directors of Voteco, Holdco, Propco or any of their subsidiaries, (B) the FG Voteco Equityholders shall forfeit their equity in Voteco and FG will no longer have the right to appoint equityholders of Voteco, (C) the FG Directors shall cease to have approval rights over Major Decisions, and (D) unless otherwise agreed to by the Other Voteco Equityholders, FG and the FG Voteco Equityholders shall cause each FG Director to resign as director from Voteco, Holdco, Propco and each of their subsidiaries.

Preemptive Rights.  FG and the Other Holders would have customary preemptive rights with respect to issuances of equity, or warrants, convertible or exchangeable securities or other rights to acquire, equity.

Amendments and Waivers.  Amending, repealing, altering or waiving any of the organizational documents of Holdco or Propco shall require the approval of FG and the holders of a majority of the voting Units held by the Other Holders; provided, that any such action that could reasonably be expected to materially and adversely affect the rights of the Other Holders shall require the approval of the holders of at least two-thirds of the Units held by the Other Holders; provided, further, however, that any such action that could reasonably be expected to have a  disproportionate material adverse effect on any Other Holder shall require the written consent of the Other Holder so affected.

Colony Proxy Holder.  The FG Directors shall deliver a proxy (the “Colony Proxy”) to an employee or member of Colony Capital licensed by all applicable regulatory authorities (a “Colony Proxy Holder”) which Colony Proxy will have the following terms:

(i) the Colony Proxy will be irrevocable until the date on which Colony Capital, together with its affiliates, ceases to own at least a number of Units in Holdco equal to 2% of the outstanding equity of Holdco as of the Effective Date (subject to adjustment for stock splits, reverse stock splits, stock dividends and similar events) (the “Proxy Termination Date”);

(ii) pursuant to the Colony Proxy, the Colony Proxy Holder will have the right to one vote of the FG Directors at meetings of the Voteco Board of Directors and the Holdco Board of Directors (it being understood that the Holdco Board of Directors will only have approval rights over Holdco matters) on each of the following matters to the extent such matters would require stockholder approval under the Delaware General Corporation Law if New Propco were a corporation organized under the Delaware General Corporation Law (each, a “Covered Matter”): (A) the incurrence of indebtedness for borrowed money by Holdco, New Propco or any of its subsidiaries, or the issuance of equity interests by Holdco or New Propco other than pursuant to an initial public offering, in each case with net proceeds of $100 million or more; (B) the sale of all or substantially all of the equity interests in Holdco or New Propco, the sale of all or substantially all of the assets of Holdco or New Propco and its subsidiaries, taken as a whole; or (C) the dissolution of Holdco, New Propco or Voteco; and

(iii) the Colony Proxy will automatically terminate on the earliest to occur of the following:  (A) the Proxy Termination Date, or (B) the date on which the Colony Proxy Holder ceases to be permitted to vote at a meeting of the Voteco Board of Directors pursuant to applicable law or by applicable regulatory authorities.

Voteco and Holdco will acknowledge the Colony Proxy and, while the Colony Proxy remains in effect, will agree to (1) invite the Colony Proxy Holder to meetings of the Board of Directors at which Covered Matters are to be considered and (2) accept the vote of the Colony Proxy Holder on each Covered Matter.

Rights of Additional Non-Voting Equity.  The additional non-voting Units of up to 20% of Holdco total equity that may be issued as described in the Term Sheet would have rights similar to those of the Other Holders with respect to the following matters:  (a) piggyback and demand registration rights (not including the right to cause a demand registration in connection with an initial public offering), (b) access rights as described under “Access; Compliance,” (c) preemptive rights as described under “Preemptive Rights” and (d) rights of first refusal and tag-along rights.  The definitive documentation would set forth the terms and conditions of these rights.

EXHIBIT A TO GOVERNANCE DRAFT ISSUES OUTLINE

MAJOR DECISIONS

Major Decisions include:

(i)            entry into, modification, waiver, or renewal of any agreement or transaction between Propco(6) or any Propco subsidiary (each a “Subsidiary”), on the one hand, and FG, a member holding at least 5% of the Units or any Affiliate of FG or such member, on the other, if the cost of such agreement or transaction, individually or in the aggregate, exceeds $100,000 in any year, other than (x) the IT license expressly contemplated by the Term Sheet and (y) items purchased in the ordinary course of business by the purchasing department of Propco or any Subsidiary which are purchased on behalf of an executive officer of FG and for which Propco or such Subsidiary is promptly reimbursed by such executive officer;

(ii)           the establishment or modification of the annual operating and capital budgets, business plan and interest rate hedging policy of Propco or any Subsidiary, subject to variances of up to 10% with respect to any line item (or 20% for any line item constituting  maintenance capital expenditures or growth capital expenditures on projects previously approved by a majority of the OH Directors and a majority of the FG Directors), but not aggregating more than 5% for all variances in the aggregate (which budgets will address, among other things, sales and advertising expenditures, staffing levels, maintenance and repair programs and insurance programs);

(iii)          any material change in the business of Propco or any of the Subsidiaries, taken as a whole, or material restriction on the business activities of Propco or any of the Subsidiaries, taken as a whole;

(iv)          the initiation of material litigation or similar proceedings, or the compromise or settlement of any lawsuit or administrative matter where there the amount that Propco or any of the Subsidiaries could be required to pay individually or in the aggregate pursuant to such compromise or settlement is in excess of $1,000,000, or that could have a material adverse effect on Propco and its Subsidiaries, taken as a whole, or any Property;

(v)           the setting of compensation for the general manager of any Property or any of the five most highly compensated individuals (other than a general manager) of Propco and the Subsidiaries;

(vi)          the approval of the appointment or termination of the general manager of any Property  or, after the termination of the Management Agreement with FG, any of the executive officers of Propco;

(6)  For purposes of this Exhibit A, the term “Propco” shall also be deemed to include Holdco.

(vii)         the authorization of any contribution of additional capital to Propco by any of the Propco owners (e.g., FG or the Other Holders, herein referred to as “Propco Equityholders”) other than as part of a Permitted Raise (as defined below); the form, amount and timing of any additional capital contributions; and the value of any capital contribution made in property other than money;

(viii)        the authorization of any offering of equity (including any warrants, convertible or exchangeable securities or other rights to acquire equity) by Propco or any Subsidiary (other than a sale of additional equity in a Subsidiary to Propco); or any other issuance, redemption repurchase, combination split or reclassification of equity interests in Propco or any Subsidiary or any redemption or repurchase of any debt securities, commitments or contingencies of Propco or any Subsidiary; provided, that the issuance of equity for cash to a person not affiliated with FG or any holder of at least 5% of the Units and any resulting exercise by the Propco Equityholders of preemptive rights triggered by such issuance shall not constitute a Major Decision if (x) the amount of equity so sold does not exceed 25% of the company’s outstanding equity; (y) such issuance is required to prevent or cure any event of default or event which, with notice of lapse of time, would constitute an event of default under any material indebtedness of Propco or a Subsidiary or is necessary to avoid Propco or its Subsidiaries not having sufficient funds to meet their obligations as they come due; and (z) the shares acquired by any existing Propco Equityholder or group of affiliated Propco Equityholders through any exercise of preemptive rights in connection with such issuance must be, as a percentage of the total shares so issued in such transaction, no greater than the percentage of Propco equity owned by such holders before the issuance less 10% (any such issuance, a “Permitted Raise”);

(ix)           the authorization of any dividend or distribution to any Propco Equityholder or any repurchase of Propco equity, provided that any such dividend, distribution or repurchase of Propco equity that is not pro-rata with respect to all Propco Equityholders shall require the consent of all of the FG Directors and all of the OH Directors;

(x)            the establishment and composition of committees of the Board of Directors of Propco  (it being understood that the composition of any such committee must include each director who desires to serve thereon);

(xi)           acquisition  involving more than $5,000,000 of value (including assumption, incurrence or repayment of debt)  in the aggregate in any fiscal year or divestitures, spin-offs, sales, transfers or other dispositions, mergers, consolidations or similar transactions involving more than $10,000,000 of value (including assumption, incurrence or repayment of debt) in the aggregate in any fiscal year relating to Propco or any of the Subsidiaries;

(xii)          any sale, lease or other conveyance of assets of Propco or any of the Subsidiaries in any transaction or series of related transactions, other than sales of obsolete inventory or inventory sold in the ordinary course of business, except for sales, leases or other conveyances of immaterial assets in a single transaction or series of related transactions with an aggregate fair market value of less than $10,000,000;

(xiii)         any guarantee, assumption or incurrence of indebtedness for, or grant of any security interests to secure, indebtedness (a “Financing”), other than unsecured trade indebtedness incurred in the ordinary course of business, other than (I) the restructured  Mortgage Loans, revolving credit facility and restructured Land Loan as contemplated on Annex 2 to the Term Sheet (the “Existing Financing”), (II) equipment financings in the ordinary course of business for equipment used in the Properties aggregating not more than $5,000,000 at any one time outstanding (provided that this limit shall not apply to financing of gaming equipment which takes the form of participating interests in revenues generated by such gaming equipment and without downpayments), and (III) unsecured indebtedness aggregating not more than $2,000,000 at any time outstanding, and any decision (A) to amend or waive any material provisions of documents executed in connection with the Existing Financing or any other Financing (the “Financing Documents”), or (B) that is reasonably likely to cause an event of default under the Financing Documents, or (C) that is reasonably likely to materially expand the liability of, or materially diminish the rights of, Propco or any of its Subsidiaries or any guarantor under the Financing Documents, or (D) that would expose any Propco Stockholder to any liability or obligations under or with respect to any Financing or Financing Documents; or (E) to acquire any portion of the loans (whether revolving or term) under the Financing Documents, whether by assignment, purchase, participation or otherwise, or (F) that has the effect of extending the maturity of any of the obligations under any Financing Documents, (G) to increase the aggregate amount of the Financing beyond the amount determined at the time of approval of such Financing, or (H) permanently reduce any portion of any Financing more quickly than the required payment and amortization schedule stated in the Financing Documents.

(xiv)        the commencement of any liquidation, dissolution or voluntary bankruptcy, administration, recapitalization or reorganization of Propco or any Subsidiary in any form of transaction, any arrangement with creditors, or the consent to entry of an order for relief in an involuntary case, or the conversion of an involuntary case to a voluntary case, or the consent to any plan of reorganization in any involuntary or voluntary case, or the consent to the appointment or taking possession by a receiver, trustee or other custodian for all or any portion of its property, or otherwise seek the protection of any applicable bankruptcy or insolvency law;

(xv)         the making of any material tax election and certain other tax matters;

(xvi)        the approval of any tenant, licensee or concessionaire and the terms of the leases, licenses or other occupancy agreements with respect thereto,  the amendment, modification or termination of any of the foregoing or acquisition of any tenant, licensee or concessionaire’s business, where the payments thereunder are expected to exceed $5,000,000 over the life of the lease, license or other agreement;

(xvii)       any agreement, contract, engagement, understanding, undertaking, license, program or arrangement whether written or oral pursuant to which Propco or its Subsidiaries is obligated to make or receive payments  in excess of $5,000,000 in any given year or the amendment, modification, renewal or termination any such contract;

(xviii)      the retention of, or change in, the accounting firm to perform the audits of Propco’s annual financial statements (other than the initial retention of Ernst & Young LLP);

(xix)         any encumbrances that materially affect Propco, any Subsidiary or any Property;

(xx)          any change to the name of Propco or any Property;

(xxi)         the making of any loans, advances outside the ordinary course of business or capital contributions to, or investments in, any person or the formation or participation in any joint venture or partnership by Propco or its Subsidiaries, other than such loans, advances, joint ventures or partnerships that do not involve the payment, or investment in cash or assets by Propco or its Subsidiaries aggregating more than  $2,000,000  in any fiscal year;

(xxii)        except as required by law or legal or other compulsory process, entry into, or material amendment, of any union agreement or any employment agreement providing for compensation of more than $500,000 in any fiscal year;

(xxiii)       the payment of any investment banking, capital raising, finder’s or related fees, whether fixed or contingent on behalf of, or through Propco or any Subsidiary;

(xxiv)       making any material change in accounting methods or making any accounting change for tax accounting purposes, unless required by law or GAAP;

(xxv)        the use of brands or trademarks by Propco or any Subsidiary (other than brands or trademarks owned by Propco or a Subsidiary) or the use of any other intellectual property by Propco or a Subsidiary (other than computer software or other intellectual property owned by Propco or a Subsidiary or licensed to them on customary terms by a party not affiliated with Propco and any Fertitta Affiliate); and

(xxvi)       taking any action, including entering into any agreement for the purpose of effecting any of the foregoing.

ANNEX 8

Station Casinos, Inc.  (“OpCo”)/New PropCo (“PropCo”)(7)

Proposed Allocation of Intellectual Property (“IP”), IT and other Assets

IP (other than IT)	Description of Transfer

1. Exclusive PropCo Trademarks

•      BOULDER

•      SUNSET

•      PALACE

•      RED ROCK

•      Other trademarks containing words “boulder,” “sunset,” “palace” or “red rock” but not the word “station”.

•      Other trademarks exclusively used by PropCo as more particularly set forth in Exhibit A.

•      Other trademarks exclusively used in connection with the Wild Wild West properties as more particularly set forth in Exhibit A.

PropCo to own all trademarks exclusive to PropCo, as set forth on Exhibit A, together with matching corporate names, trade names, d/b/a names and domain names.

Land Loan Borrower to own all trademarks exclusive to the Wild Wild West properties (including VIVA) as set forth on Exhibit A, together with matching corporate names, trade names, d/b/a names and domain names.

The purchaser of OpCo or its assets, as applicable (“OpCo Purchaser”), will not be restricted from neutral, non-trademark use of such trademarks (e.g., “Happy Hour starts at sunset”).

(7)          As used in this Annex 8, references to “OpCo” shall mean and include, collectively, Station Casinos, Inc., and any subsidiary thereof owning any assets described herein as to be transferred or licensed to PropCo.

IP (other than IT)	Description of Transfer

2. Joint Interest Trademarks

• BOULDER STATION • SUNSET STATION • PALACE STATION • RED ROCK STATION (In each case, as more particularly set forth in Exhibit A.)

PropCo to have 12-month license running from date of plan filing (or, if later, 8 months from effective date).  License includes trademarks and matching corporate names, trade names, d/b/a names and domain names and includes trademark rights in Internet key words, social networks and new media.

PropCo to select brands that do not use “Station” as soon as commercially practicable, and make changes that are easier to facilitate (e.g., website use) more quickly than expiration of license period.

These joint marks will not be transferred but neither party will use these four marks after the transition, and OpCo may not use the domain names or trademark registrations in any manner adverse to the interests of PropCo.

Note to both sides:  All trademark allocations (exclusive or non-exclusive) will address Internet key words, social networks and new media.

Transitional linkage between the OpCo website and the new PropCo website under a non-”Station” brand for reasonable period of time, but not beyond the end of transition services.

After end of transition period, users typing in www.boulderstation.com would go to an inactive page.

IP (other than IT)	Description of Transfer

3. Non-Exclusive Trademarks

•      JUMBO PLAY

•      JUMBO POKER

•      BOARDING PASS

•      KENO-TO-GO

•      STATION or STATION CASINOS (used apart from Boulder, Palace, Red Rock and Sunset)

•      Any other non-exclusive marks as set forth in  Exhibit A hereto

PropCo to have (i) 12-month license from Plan filing (or if later, 8 months from effective date) for all non-exclusive marks (including FEAST BUFFET or other restaurants inside both OpCo and PropCo hotels) along same principles as marks in Point 2 above, except for (ii) four-month license from effective date for JUMBO, BOARDING PASS and STATION (“station” used apart from Boulder, Sunset, etc.), provided that, if PropCo is transitioned off Boarding Pass and Jumbo programs before four months, license ends earlier.

4. Other Trade Dress/ Branding Features

• Specific shade of red • Arch shape of logo • Font and typeface • Other proprietary branding

PropCo would not use OpCo’s shade of red, arch design or typefont in new signage and branding.  This would not affect PropCo’s rights to use the font and color in existing signage for Boulder, Red Rock, Sunset and Palace but would affect PropCo’s.rights to use existing font for the Palace Station web site.

5. Patents

U.S. Patents and patent applications related to player tracking systems (e.g., Patent Nos. 6320793, 6672589 and 7018291).	Non-exclusive royalty-free license in favor of PropCo to be acquired for all patents necessary to access existing IT system as described below.

6. Registered Copyrights

5 registered US copyrights (appear to cover logo artwork and similar visual material)	No request for ownership or a license by PropCo.

IP (other than IT)	Description of Transfer

7. Other Intellectual Property

OpCo owns IP rights in items such as:

•      website content (graphics, photography, creative promotional text for hotels)

•      hard-copy advertising and promotional materials

•      on-premises textual materials and graphics

•      proprietary software

PropCo to use current website content accessible on OpCo website by clicking on PropCo hotel picture or link for earlier of six months following effective date of plan or end of transition services.  Opco to link to PropCo website for reasonable time-frame during transition.  PropCo not to use OpCo signature branding features in its new website, but will otherwise be able to use existing website infrastructure (including online guest transaction and account management systems) and related software applications and does not have to re-create website user interface from scratch. Proprietary software to be addressed along with other IT Systems in Item 10 below.

Non-exclusive royalty-free license to create derivative works of any and all non-registered PropCo copyrightable materials previously used in the ordinary course of operating the PropCo business; all such derivative works would be subject to limitations on any use of OpCo retained trademarks.

8. Primary Customer Database

• Database of customers “whose primary casino play” is at a PropCo casino. (LRSA definition)

Definition of “Primary Customer” is based on primary individual casino play, not primacy of PropCo v. OpCo general relationship.

For the purposes of assigning player accounts to the respective entities, the casino player database will be segmented into active and inactive groups.  The assignment of active player accounts will be determined by the guest having rated play of any gaming type excluding Keno within the last 24 months from the filing date of the plan of reorganization.  Guests qualifying as active will then be assigned to each entity by determining the property of greatest gaming theoretical within the players last 24 months of play history. Files relating to new customers during the period between the filing date and the effective date of the plan of reorganization will be allocated based on the primary play during that period.

IP (other than IT)	Description of Transfer

The accounts deemed inactive  (more than 24 months since last date of play) will be assigned to a respective entity by determining the property of greatest gaming theoretical from the players last play date back 24 months.  Once a player is assigned to an entity, the player’s entire history of all property play goes to that entity and is erased at the other.

Gaming theoretical will be calculated by combining any rated play on a Boarding Pass card from slots, table games, poker, race, sports and bingo.  Theoretical calculations will be done for each gaming type individually, then combined to calculate full gaming theoretical.

Keno play is not contained within the database and will have to be handled separately as it is paper ratings contained at the property.  Race and Sports data will not be able to go back the full 24 months as it can only be tracked back to when data was converted to the current system.

For the non-gaming databases (Hotel, Restaurant. Etc..), any entry that has a Boarding Pass account tied to it will be assigned according to where that Boarding Pass account is assigned.  Any entries that are not tied to a Boarding Pass will be given to the property where the activity took place.

9. Business Information

Information related to the PropCo casinos

All information relating to tracking of operations (e.g., inventory, employee time, HR data, accounting and other Transaction Data as described on Annex A) will be posted on a shared drive to which the properties will have access prior to effective date, with such shared drive to be split at time of effectiveness so that each of OpCo and PropCo thereafter only has access to the tracking information relating to its separate properties  Each of OpCo and PropCo, however, shall be allowed to retain any historical information to the extent that applicable laws require such entity to retain any such information.

PropCo would receive and be able to use company-wide information that is confidential to the public but not confidential as between OpCo and PropCo (e.g., PropCo would receive a human resources manual used by all OpCo and PropCo hotels but confidential from the public).

Business information to be transferred will include, without limitation:  employee documentation; overall HR programs documentation; training manuals and policies and procedures; job descriptions and operations standards and performance evaluation processes; new hire processes; time, attendance, labor management,

IP (other than IT)	Description of Transfer

compendium and scheduling forms, systems and reports; operational performance processes, metrics and reports; financial performance and budgeting processes and reports; departmental project/action item prioritization and organization documentation and systems; construction  and design documentation; legal and contractual documentation; compliance/security/ safety documentation and processes; physical plant and engineering documentation and processes; departmental forms; data base and general marketing analytics, segmentation and incentive methodologies; and player development systems, processes and reporting.

Marketing and other art materials (e.g., -photographs, video footage, commercials, brochures, manuals, and other art or copyrightable material etc.) to be transferred to PropCo to the extent related to Propco properties subject to restrictions on use of Stations names and other trademarks as noted elsewhere.  In addition, construction contracts (including warranties, etc. for prior work), architectural agreements, plans, specifications, engineering, and interior, exterior and landscape design material, etc. relating to a PropCo property (or in the case of the Wild Wild West or Land Loan properties, such properties) to be transferred to PropCo or the Land Loan Borrower, as applicable.  This encompasses both completed work and future plans.

PropCo to have non-exclusive royalty-free license to create derivative works of any and all non-registered copyrightable materials described in the preceding paragraph previously used in the ordinary course of operating the PropCo business; all such derivative works would be subject to limitations on any use of OpCo retained trademarks.

IT Systems and Other Assets	Description of Transfer

10. IT Systems

• Software • Hardware • Systems used by OpCo and PropCo in the operation of their businesses

Transaction Data provided per item 9 above to include rights to proprietary software.  PropCo will have the right to use and modify all proprietary software that is currently used, directly or indirectly, at any PropCo property.  All hardware and wires located at any PropCo property to be acquired by PropCo.  Prior to transfer, Opco will, at its own cost, cooperate with Opco Lenders to ensure that Opco acquires a duplicate IT system and necessary hardware to operate the same.

OpCo and the Operating Subsidiaries will provide PropCo or any designee of PropCo with reasonable access to third party vendors and any software provided by third-party vendors in the form so provided, and all data collected by such vendor provided software, to the extent consist with limitations on access to data otherwise

IP (other than IT)	Description of Transfer

set forth herein.

Each of OpCo and PropCo will be able, post-separation, to use and develop its IT system independently from the other company based on the one in use just prior to the separation, and to independently develop new back-up systems.  Opco will grant New Propco a non-exclusive royalty-free license to use any patents as described above necessary to operate the IT System.  New Propco will also obtain replacement licenses, assignments of licenses or sub-licenses, as applicable, for all non-proprietary software residing with the Opco Debtors or such non-debtor subsidiaries and used in connection with the operation of the Propco assets.  The proprietary IT System transferred to New PropCo (and conversely the one retained by OpCo) will include access to all “Front of house ops systems” described in the definition of “Transaction Data”.”

11. Employees

• PropCo employees

OpCo will provide PropCo with access to (i) those non-corporate employees at the Propco properties (and, if the WWW lease is assigned to Propco, the WWW employees)  at the general manager level and below and compensation information for such employees, (ii) those corporate employees below the vice president level (to the extent that such employees exclusively provide services to one or more of the Propco properties) and compensation information for such employees and (iii) those corporate employees at the level of vice president and above and compensation information for such employees, and will allow PropCo to make employment offers to all such employees described in clauses (i), (ii) and (iii) above. In addition to the foregoing, Opco and Propco will consult and agree upon a reasonable allocation of the remaining corporate employees in order to ensure that Opco and Propco are adequately staffed from a corporate employee standpoint.

PropCo will set up its own employee benefit plans and will accept rollovers from the OpCo 401(k) plan.  PropCo will not assume any liabilities related to transferred employees. OpCo will waive all non-compete agreements with employees who accept employment with PropCo.

12. FF &E and Reserves

• Furniture • Fixtures • Equipment (to include gaming equipment, chips,

All FF&E, including property-specific vehicles, to be transferred to PropCo.  Warehoused FF&E to be allocated based on ownership (i.e., so that warehoused equipment belonging to the subtenants operating PropCo Properties would be

IP (other than IT)	Description of Transfer

telephones, dishes, silverware, uniforms, spare parts and any other base stock not described above)

•      Other tangible personal property (e.g., inventory not subject to lien but contemplated to be transferred under MLCA)

•      All FF&E Cash Reserves subject to PropCo lien

transferred to PropCo).  Telephones to be acquired with all related phone numbers subject to any re-engineering needed to sever internal Opco-PropCo connectivity.

All tangible personal property at or to be delivered to PropCo locations, including all inventory located and/or dedicated to the PropCo properties, to be transferred to PropCo.

All FF&E Reserves to be transferred to PropCo.

13. Corporate FF &E

• Furniture • Fixtures • Equipment (to include telephones, computer hardware) • Other tangible physical assets located at headquarters

Corporate headquarters FF&E, including all tangible personal property, to be transferred in connection with PropCo assumption of modified corporate lease except for physical books and records allocated to Opco.

14. WWW

•

Tropicana Stations, Inc. and SCI to assign to the Land Loan Borrower, respectively, (i) all of the assets of Tropicana Station, Inc., including without limitation, its leasehold interest in the “Wild Wild West Assemblage”, all fee purchase options under the related ground lease, and all working capital and other operating assets and (ii) all of SCI’s options to acquire fee title from the Tiberti Company to real property contiguous to the Wild Wild West Assemblage.

15. CV PropCo, LLC

Equity of CV PropCo to be assigned to Land Loan Lenders or their designee in satisfaction of existing pledge from CV HoldCo, LLC for no additional consideration.

IP (other than IT)	Description of Transfer

16. Accounts Receivable

Accounts receivable of the operating subtenants to be transferred to PropCo.

17. Cash and Certain Liabilities

• Cash at Property • Certain liabilities to be identified	PropCo to acquire cash at properties at par. Certain to be agreed-upon liabilities to be assumed by PropCo and offset against cash balance.

ANNEX A

Description of “Transaction Data”

The term “Transaction Data” means, in each case with respect to the PropCo casinos only, all data, information and computer processing systems, and associated hardware used in the ordinary course of business by any of the PropCo casinos, and includes, but is not limited to, data relating to player tracking systems, slot and table games accounting systems, hotel reservations systems and ticket-in/ticket-out systems and all other transaction-based systems; identification of all vendors and existing contracts (which may be redacted to exclude price or other sensitive information which OpCo is contractually prohibited from disclosing); all “Front of house ops systems” such as: casino accounting, cage and count; franchising and merchandising operation systems; performance management (live, syndicated, televised, pay-per-view); value-added guest services systems (Wi-Fi, guest internet, lodgenet, pay-per-view, telephone); convention and conference contract development & management systems; safety, security, surveillance systems and CCTV infrastructure, hotel marketing and reservation channels (including call centers, internet, interfaces with external travel brokers), point of sale, kitchen and restaurant management systems; insurance contracts with third-parties; payroll accounting systems; and all inventory tracking systems, master item lists and similar information.

EXHIBIT A

Marks to be Transferred to PropCo

Absolutely Assigned Registered Marks

(Subject to Limitations on use of Name “Station”)

U.S. Trademark Registrations

Mark	Class(es)	Reg. No.	Reg. Date
A3	45	3333612	11/13/2007
ACTION BUFFET	42	1565241	11/7/1989
BOULDER STATION(8)	42	1661188	10/15/1991
BOULDER STATION	41	1634453	2/5/1991
COSTA DEL SOL	42	2184884	8/25/1998
GAUDI BAR	42	2207672	12/1/1998
HACHI	43	3321554	10/23/2007
LUCKY BAR	41, 43	3204545	1/30/2007
PALACE STATION (and design)	41	1494589	6/28/1988
PALACE STATION (and design)	42	1494641	6/28/1988
PALACE STATION (and design)	35	1494471	6/28/1988
PALACE STATION (stylized)	35	1479936	3/8/1988
PALACE STATION (stylized)	41	1480097	3/8/1988
PALACE STATION (stylized)	42	1491647	6/7/1988
PASTA PALACE	42	1634536	2/5/1991
PLUNGE	35	3500799	9/16/2008
RED ROCK	16	3339158	11/20/2007
RED ROCK	41	3424069	5/6/2008
RED ROCK	43	3552181	12/23/2008
RED ROCK CASINO RESORT SPA	43	3674651	8/25/2009
RED ROCK CASINO, RESORT & SPA	41	3424068	5/6/2008
RED ROCK LANES	41	3447885	6/17/2008
RED ROCK SPA	44	3298840	9/25/2007
RED ROCK SPA ESSENTIALS (and design)	3	3533012	11/18/2008
RED ROCK STATION	25	2931043	3/8/2005
RED ROCK STATION	35	2976428	7/26/2005
RED ROCK STATION	41	2845193	5/25/2004
RED ROCK STATION	42	3076981	4/4/2006
ROCKS LOUNGE	41	3458072	7/1/2008
ROCKSLOUNGE (and design)	43	3467902	7/15/2008
ROYAL COURT	41	1788563	8/17/1993
SAND BAR	41	3563154	1/20/2009
SANDBAR RED ROCK RESORT (and design)	43	3448576	6/17/2008

(8)  Note:  Opco will retain ownership of all marks on this exhibit  including the word “Station” (e.g., Boulder Station, Palace Station, Red Rock Station and Sunset Station) but Propco will have an exclusive license to use such marks for a 12-month transition period following confirmation of the plan and Opco will agree not to use such marks.

SUNSET STATION	21	2087587	8/12/1997
SUNSET STATION	25	2106796	10/21/1997
SUNSET STATION	41	2793353	12/16/2003
SUNSET STATION	42	2793354	12/16/2003
TERRA ROSSA	43	3149992	9/26/2006
VIVA	25	3735308	1/5/2010
VIVA	41	3342201	11/20/2007
VIVA	43	3628800	5/26/2009
VIVA CASINO	41	3473703	7/22/2008
VIVA LAS VEGAS	43	3705345	11/3/2009
WICKED 21	41	3717829	12/1/2009
WILD WILD WEST	41	2053006	4/15/1997
WILD WILD WEST	42	2053007	4/15/1997

U.S. Trademark Applications

Mark	Class(es)	Filing Date	Application No.
DETOX/RETOX	43	12/02/2008	77/624,741
DETOX/RETOX	41	12/02/2008	77/624,819
DETOX/RETOX	44	12/02/2008	77/624,749
RED ROCK CASINO, RESORT & SPA	35	9/16/2004	78/980,172
RED ROCK CASINO, RESORT & SPA	25	9/16/2004	78/978,135
THE RESIDENCES AT RED ROCK (and Design)	36, 37	3/29/2006	78/849,420
RED ROCK	37	2/17/2006	78/817,475
RED ROCK	36	2/17/2006	78/817,472
RED ROCK CASINO, RESORT & SPA	43	9/16/2004	78/980195
VIVA	35	5/31/2005	78/640,569
VIVA	36	5/31/2005	78/640,577
VIVA	41	5/31/2005	78/640,590
VIVA	37	4/2/2007	77/146,812
VIVA	35, 36, 37	4/25/2005	78/616,285
VIVA	16	6/3/2008	77/489,501
VIVA	18	6/2/2008	77/488,988
VIVA	21	6/2/2008	77/488,976
VIVA	20	6/2/2008	77/489,163
VIVA	41	6/2/2008	77/488,992
VIVA	38	6/2/2008	77/488,999
VIVA CASINO	35	5/31/2005	78/640,601
VIVA CASINO	36	5/31/2005	78/640,607
VIVA CASINO	43	5/31/2005	78/640,616
VIVA CASINO	37	7/15/2007	77/229,994
VIVA ENTERTAINMENT	25	9/2/2009	77/818,863
VIVA ENTERTAINMENT	35	9/2/2009	77/818,862
VIVA ENTERTAINMENT	41	2/29/2008	77/409,324
VIVA ENTERTAINMENT	41	9/2/2009	77/818,859
VIVA ENTERTAINMENT	43	2/29/2008	77/409,328

VIVA ENTERTAINMENT	43	2/9/2009	77/818,850
VIVA RESORT SPA CASINO	25	4/29/2009	77/725,571
VIVA RESORT SPA CASINO	35	5/31/2005	78/640,623
VIVA RESORT SPA CASINO	36	5/31/2005	78/640,627
VIVA RESORT SPA CASINO	37	7/30/2007	77/242,439
VIVA RESORT SPA CASINO	41	5/31/2005	78/640,634
VIVA RESORT SPA CASINO	41	1/12/2010	77/910,035
VIVA RESORT SPA CASINO	43	5/31/2005	78/640,638

Nevada State Trademark Registrations

Mark	Reg. No.	Reg. Date
A3	E0272172007-8	4/17/2007
ADVENTURE SPA	E0542782007-8	7/31/2007
BINGO PALACE	SM00310027	6/15/1998
BOULDER STATION	SM00230432	3/9/1990
BOULDER STATION	SM00230433	3/9/1990
BULLFIGHTER’S BAR	SM00300771	3/6/1998
CAPRI	SM00300769	3/6/1998
CLUB MADRID	SM00300768	3/6/1998
DETOX/RETOX	E0031512010-4	1/22/2010
DETOX/RETOX	E0042582010-4	1/22/2010
DETOX/RETOX	E0651682009-0	12/17/2009
ENDLESS PASTABILITIES!	SM0030616	8/10/2004
FROM THE PEOPLE WHO CREATED LOCAL CASINOS	SM00340511	2/21/2002
FROM THE PEOPLE WHO CREATED LOCAL CASINOS	SM00340512	2/21/2002
LUCKY BAR	E0326522005-4	5/26/2005
LUCKY BAR	E0326562005-8	5/26/2005
LUCKY BAR	E0326572005-9	5/24/2005
ONYX BAR	E0346712006-2	5/8/2006
ONYX BAR	E0346732006-4	5/8/2006
ONYX BAR	E0346752006-6	5/8/2006
PALACE STATION	SM00210229	7/28/1987
PALACE STATION	TN00180796	12/5/1983
PALACE STATION (logo)	SM00210230	7/28/1987
PALACE STATION CASINO	TN00180795	12/5/1983
PALACE STATION CASINO (and design)	SM00190042	4/16/1984
PASTA PALACE	SM00230434	3/9/1990
RED ROCK	SM00360797	10/7/2004

RED ROCK	SM00360798	10/7/2004
RED ROCK	SM00360799	10/7/2004
RED ROCK	TM00280867	3/5/1996
RED ROCK LANES	E0320942007-0	5/2/2007
RED ROCK RESORT CASINO	SM00360800	10/7/2004
RED ROCK RESORT CASINO	SM00360801	10/7/2004
RED ROCK RESORT CASINO	SM00360802	10/7/2004
RED ROCK STATION	SM00360831	10/21/2004
RED ROCK STATION	SM00360832	10/21/2004
RED ROCK STATION	SM00360833	10/21/2004
ROSALITA’S	SM00300772	3/6/1998
ROYAL COURT	SM00250801	12/17/1992
SANDBAR	E0346372006-0	5/8/2006
SANDBAR	E0346582006-5	5/8/2006
SANDBAR	E0346592006-6	5/8/2006
SANDBAR (and design)	E0343602006-6	5/8/2006
SANDBAR (and design)	E0346192006-8	5/8/2006
SANDBAR (and design)	E0346262006-7	5/8/2006
SEVILLE BAR	SM00300767	3/6/1998
STIMULUS FRIDAYS	E0673372008-8	10/24/2008
STIMULUS FRIDAYS	E0673322008-3	10/24/2008
STRIKE ZONE	E0275772005-1	5/10/2005
STRIKE ZONE	E0275852005-1	5/10/2005
STRIKE ZONE	E0275862005-2	5/10/2005
SUNSET CAFÉ	SM00300770	3/6/1998
SUNSET LANES	TN00320481	11/5/1999
SUNSET LANES BOWLING CENTER	TN00260598	9/17/1993
SUNSET STATION	SM00290407	9/23/1996
SUNSET STATION	SM00290408	9/23/1996
T BONES CHOPHOUSE & LOUNGE	E0343362006-6	5/8/2006
T BONES CHOPHOUSE & LOUNGE	E0345562006-2	5/9/2006
T BONES CHOPHOUSE & LOUNGE	E0345582006-4	5/9/2006
TERRA ROSSA	E0345802006-2	5/8/2006
TERRA ROSSA	E0346912006-6	5/9/2006
TERRA ROSSA	E0346952006-0	5/9/2006
THE BROILER	E234162008-2	4/3/2008
THE GRAND CAFÉ	E0293212005-7	5/16/2005
THE GRAND CAFÉ	E0293252005-1	5/16/2005
THE GRAND CAFE	SM00360395	5/11/2004

THE RESIDENCES AT RED ROCK	E0339772006-9	5/04/2006
THE RESIDENCES AT RED ROCK	E0339782006-0	5/04/2006
THE RESIDENCES AT RED ROCK	E0339822006-6	5/04/2006
THE SPA AT RED ROCK	E0346652006-4	5/8/2006
THE SPA AT RED ROCK	E0346672006-6	5/8/2006
THE SPA AT RED ROCK	E0346692006-8	5/8/2006
VIVA SALSA	SM00300766	3/6/1998

Attachment 2

WARRANT TERMS

Percentage of Total Equity

There will be two classes of warrants as described below:  the “FG Warrants” and “Lender Warrants” each permitting purchase of equity in an amount up to two and one-half percent (2.5%) (or such lesser percentage as is set forth in the following paragraph) of the total outstanding shares of Propco Holdco on a fully diluted basis as of the Effective Date for a total of 5% of the outstanding equity, in all cases on the Effective Date and prior to giving effect to any New Propco related acquisition of Opco assets or equity.

The Warrants shall provide that, to the extent the Fertitta Affiliates or the Mortgage Lenders purchase additional equity of Propco Holdco or if outside investors purchase additional equity directly issued by Propco Holdco on or about the Effective Date, then the percentage of outstanding equity that can be purchased upon exercise of such warrants shall be automatically ratably reduced to take into account the dilutive effect of the increase in total capitalization of Propco Holdco resulting from such equity sales.(2)

Warrant Terms

The warrants shall reflect the terms of this Attachment 2 and shall otherwise be on customary terms and conditions for warrants of this nature.  The warrants shall contain customary anti-dilution adjustments for stock splits and combinations, stock dividends and similar reclassifications but shall not contain any ratchet or other adjustment for issuances of equity below any specified values.  All warrants (and any shares received upon exercise thereof) shall be non-transferable except for transfers to parties-in-interest under the MOU (including to the Colony Designees), distributions by such recipients to their investors or equity holders, transfers to other persons mutually acceptable to both FG and the Propco Plan Recipients (as defined in the Propco Plan Term Sheet), and other exceptions (e.g., affiliate transfers) to be specified in definitive documentation; provided, unless and until Propco Holdco becomes taxable as a corporation for U.S. federal income tax purposes or a public company and so long as all equity holders of Propco Holdco are similarly restricted, no

(2)         By way of example, based on a $200mm plan of reorganization value for standalone Propco, if $50mm of additional equity contributions are made, the 2.5% would be reduced to 2% for a total of 4%.

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warrants (and any shares received upon exercise thereof) may be transferred to any person if such transfer would cause Propco Holdco to be treated as an association taxable as a corporation or a “publicly traded partnership” (as such term is defined in section 7704 of the Code) taxable as a corporation or to cause the total number of equity holders of Propco Holdco (as determined under Treasury Regulation 301.7704-1(h), including the anti-avoidance rules thereunder) to exceed 80, and Propco Holdco shall provide Colony with reasonably requested information to permit Colony to determine whether any such transfer complies with the forgoing; and provided further, that at any time that Propco Holdco is treated as a partnership for U.S. federal income tax purposes and so long as only persons who are “United States persons” are equityholders of Propco Holdco (excluding any non-US persons who become equityholders of Propco Holdco without its knowledge and whose ownership is promptly rescinded), no warrants (nor any shares received upon exercise thereof) may be transferred to any person who is not a “United States person,” as such term is defined in section 7701(a)(30) of the Code.

Issuance of Warrants	All the warrants shall be initially issued to the Propco Plan Participants as part of the Senior Plan Recovery.

Sale of Warrants

The Propco Plan Recipients will, concurrently with the Fertitta Affiliates’ purchase of equity in Propco Holdco, sell to the Fertitta Affiliates all of the FG Warrants.  The Fertitta Affiliates will assign the FG Warrants to Colony and/or the Colony Designees (who shall hold initially as a group) for no further consideration.

Exercise of Warrants

The warrants may only be exercised following the earlier of (i) the six and one-half year anniversary of the Effective Date and (ii) the occurrence of a New Propco capital raising transaction that involves an equity value determination, and Propco Holdco may require the holders to either exercise the warrants in connection with any such transaction or forfeit the rights to any future exercise thereof.  Neither the holders of the warrants nor Propco Holdco may compel cash-settlement of the warrants.  Any exercise of the warrants must be for cash.

Exercise Price of the Warrants

For the FG Warrants, the exercise price during the first two years after issuance shall be 3.0 times the per share value on the Effective Date of the equity of Propco Holdco (based on the per unit value of equity interests in Propco Holdco as of the Effective Date), with such pricing increasing by 15%

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per year in each of years 3, 4, 5, 6 and 7.

Termination of Warrants	Unless exercised prior to the seventh (7th) anniversary of the Effective Date, the warrants shall expire and be of no force or effect.

Tax Condition	The terms of the FG Warrants are subject to Section 1(c) of the MOU.

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Attachment 3

OTHER COLONY EQUITY DELIVERABLE TERMS

Colony Option to Purchase Equity of Propco Holdco Issued on Plan Effective Date

On the Effective Date, Colony shall enter into an option agreement whereby the Fertitta Affiliates shall grant to Colony (and/or any Colony Designee) the right to purchase from the Fertitta Affiliates (i) 8.75% of the Fertitta Affiliates’ equity in Propco Holdco immediately following the Effective Time, after giving effect to all sales of equity to be consummated as of the Effective Date (provided such amount shall in no event be less than 3.0625% of all Propco Holdco equity outstanding immediately following the Effective Time, after giving effect to all sales of equity to be consummated as of the Effective Date), at the First Tranche Strike Price (as defined in the MOU) (the “First Tranche Option”) and (ii) 11.25% of the Fertitta Affiliates’ equity in Propco Holdco immediately following the Effective Time, after giving effect to all sales of equity to be consummated as of the Effective Date (provided such amount shall in no event be less than 3.9375% of all Propco Holdco equity outstanding immediately following the Effective Time, after giving effect to all sales of equity to be consummated as of the Effective Date, and further provided that if Colony exercises the First Tranche Option and the Premium Amount (as defined in the MOU) is $350 million or more, the equity percentage shall be increased as set forth in the MOU), at the Second Tranche Strike Price (as defined in the MOU) (the “Second Tranche Option”, and together with the First Tranche Option, the “Colony Equity Options”).  The First Tranche Option may only be exercised in full unless the Effective Date Value is in excess of $430 million, in which case Colony shall only be obligated to exercise for such portion of the equity as is equal to the full allocation multiplied by the quotient of $430 million divided by the Effective Date Value.  The Second Tranche Option may be exercised in full or in part, at Colony’s election.

The First Tranche Option shall be exercisable only during the 30 day period following the first anniversary of the Effective Date, and the Second Tranche Option shall be exercisable only during the 120 day period following the first anniversary of the Effective Date.  In each case, upon the expiration of the applicable exercise period, they shall automatically terminate and be of no further force or effect.  The Colony Equity Options must be exercised by written notice to the Fertitta Affiliates (in accordance with the notice provisions of the MOU).  Such notice of exercise must be accompanied by a firm funding commitment letter and a representation from the exercising entity that it has sufficient cash

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available to pay the purchase price of the applicable Colony Equity Option.

Notwithstanding anything herein to the contrary, the terms of the Colony Equity Options, including the strike prices and the exercise periods, shall be modified as the Fertitta Parties and the Mortgage Lenders deem necessary to allow the Tax Condition and related provisions to be satisfied.

Colony Participation in Acquisition of Additional Mortgage Lender Equity of Propco Holdco under Right of First Refusal

Subject to the conditions that (i) the applicable ML ROFR (as defined below) is made within one year of the Effective Date, and (ii) Colony and/or the Colony Designees subscribe for the maximum amount of the purchase of equity offered under the applicable ML ROFR, then, in the event that the Colony Designees are prevented due to pro rata participation of other equity holders of Propco Holdco from acquiring the full amount of equity subject to the ML ROFR, then provided that Colony and/or the Colony Designees exercise the First Tranche Option, an “Oversubscription Fee” equal to 10% of the amount by which Colony and/or the Colony Designees were cut back from their maximum potential purchase, shall serve as a credit against aggregate purchase price for the Second Tranche Option, and further provided that the aggregate amount of the Oversubscription Fee shall not exceed $500,000.  By way of example, if $10 million of equity is offered and subscribed to by Colony, but Colony is cut back to $8 million of such equity, then the Oversubscription Fee shall be $200,000, based on the $2 million cut back.

Colony Participation in Acquisition of Additional Equity of Propco Holdco under Right of First Refusal

If Colony exercises the First Tranche Option and purchases equity of Propco Holdco subject thereto, from and after such purchase, if the Fertitta Affiliates are offered additional equity of Propco Holdco pursuant to their right of first refusal under the Propco Plan Term Sheet to purchase additional equity of Propco Holdco offered to the Fertitta Affiliates (the “ML ROFR” and such offered equity the  “ROFR Propco Equity”), then promptly following such offer and in consideration of Colony’s or any Colony Designee’s ratable assumption of the Fertitta Affiliates’ payment obligation on a per share basis of the same consideration that the Fertitta Affiliates will pay to acquire the additional equity (including monetary consideration), the Fertitta Affiliates will offer to assign to Colony (and/or any Colony Designee) their right to purchase a portion of such equity of Propco Holdco in an amount not to exceed the Maximum Colony Holdings (defined below).  Notwithstanding the foregoing, from the Effective Date through the date that is 30 days after the first anniversary of the Effective Date, Colony and/or Colony Designees shall have the

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right to participate in the ML ROFR and the Fertitta Affiliates shall have the obligation to offer and assign such rights to Colony and/or the Colony Designees; provided if Colony and/or the Colony Designees participate in the ML ROFR during the period from the Effective Date through the date that is 30 days after the first anniversary of the Effective Date, FG shall then have the right, at its election, to require that Colony exercise the First Tranche Option during the applicable exercise period for the amount required under clause (b) of Section 1(a) of the MOU.

If Colony (and/or any Colony Designee) elects to purchase such ROFR Propco Equity and directly pay its ratable portion of the requisite consideration, Colony and/or the applicable Colony Designee will deliver to the Fertitta Affiliates a firm funding commitment and a representation from the exercising entity that it has sufficient cash available to pay the purchase price for the ROFR Propco Equity, in each case at least ten (10) days prior to the last day to exercise such right (or if the Fertitta Affiliates have less than 20 days to exercise such right, one half of such time period) and advise the Fertitta Affiliates of the name of the Colony Designee (and/or Colony Designees) and its (and/or their) relationship to Colony prior to the consummation of the purchase.

In the event that Colony and/or any Colony Designee shall sell any equity of Propco Holdco (for avoidance of doubt even one unit of equity, and for further avoidance of doubt even to the Fertitta Affiliates or the Mortgage Lenders), then the participation rights of Colony and/or any Colony Designee as provided herein shall permanently terminate; provided that notwithstanding the foregoing, transfers to Colony Affiliates and distributions as provided below shall not result in termination of the ML ROFR.

Aggregate Limitation of First Right to Exercise ML ROFR

Until Colony and/or the Colony Designees own a percentage of equity of Propco Holdco that is equal (after giving effect to all unexpired options and warrants held by each of the Fertitta Affiliates, Colony and/or the Colony Designees) to the percentage of equity of Propco Holdco then owned by the Fertitta Affiliates, Colony and/or the Colony Designees shall have a right of first refusal (collectively, the “Colony ML ROFR”) to exercise the ML ROFR as provided above.  The Colony ML ROFR shall terminate at such time as the Fertitta Affiliates and Colony and/or the Colony Designees own an equal percentage of equity of Propco Holdco (the “Maximum Colony Holdings”).  From and after the date that Colony and/or the Colony Designees have accumulated the maximum Colony Holdings, Colony and/or the Colony

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Designees and the Fertitta Affiliates shall each be entitled to purchase up to fifty percent of any subsequent offering under the ML ROFR, provided that if either party declines to participate in any such subsequent ML ROFR, the other party shall be entitled to purchase up to all of the equity available for purchase thereunder.

Colony Participation in New Propco Right of First Refusal Regarding Fertitta Opportunities outside of the Applicable Market

The Propco Plan Term Sheet provides that nothing shall restrict FG and the Fertitta Affiliates (whether alone or as part of a group) from independently pursuing any gaming or non-gaming opportunity of any kind arising anywhere outside of the Las Vegas Locals Market (as defined therein) or, if the Stalking Horse Bidder (as defined in the Plan) is the Successful Bidder (as defined in the Plan), the Relevant Competitive Market (as defined therein) (the Las Vegas Locals Market or the Relevant Competitive Market, as applicable, the “Applicable Market”), and New Propco’s right of first refusal within the Applicable Market shall not apply to any opportunity of any kind arising outside of such Applicable Market, subject to the proviso therein.  With respect to gaming investment opportunities outside of the Applicable Market, if such gaming investment opportunities are to be funded in part by equity to be raised after the time that Fertitta Affiliates entered into a binding agreement to make such gaming investment, then FG and the Fertitta Affiliates shall offer to each Mortgage Lender and Colony (and/or the Colony Designees) (provided that the Propco Plan Recipients who receive such offer still own at the time of the offer at least ten percent (10%) of the outstanding equity of Propco Holdco and the Colony (and/or the Colony Designees) holders who receive such offer collectively hold at least two and one-half percent 2.5% of the equity of Propco Holdco) a right of first refusal to purchase up to 100% of the equity investment being sought by the Fertitta Affiliates.  In the event that such offered equity investment is oversubscribed by such Mortgage Lender(s) and/or Colony, then such Mortgage Lenders and/or Colony (and/or the Colony Designees) shall be offered ratable portions of such gaming investment opportunity based upon their ratable holdings of Propco Holdco, computed without regard to the Propco Holdco equity held by Fertitta Affiliates.  The option to purchase such investment equity must be exercised by each such Mortgage Lender and/or Colony (and/or the Colony Designees) as to its ratable share within 30 business days after the making of such offer by the Fertitta Affiliates; provided, that if Colony or any Colony Designee elects to purchase such investment equity, such entities must purchase through a single entity.  The form of consideration paid to the Fertitta Affiliates shall be cash.

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Notwithstanding the foregoing, Colony shall have no right to participate in such investments, and the Fertitta Affiliates shall have no obligation to offer such opportunity to Colony, unless Colony has exercised the First Tranche Option and purchased the equity of Propco Holdco subject thereto, except that from the Effective Date through the date that is 30 days after the first anniversary of the Effective Date, Colony and/or the Colony Designees shall have the right to participate in such investments, and the Fertitta Affiliates shall have the obligation to offer such investments to Colony and/or the Colony Designees; provided if Colony and/or the Colony Designees participate in any such investment during such period, FG shall then have the right, at its election, to require that Colony exercise the First Tranche Option during the applicable exercise period for the  amount required under clause (b) of Section 1(a) of the MOU.  In addition to ratably participating in respect of any Propco Holdco equity that Colony and/or the Colony Designees then hold, for purposes of participating in these investments prior to the exercise of the First Tranche Option, Colony’s (and/or the Colony Designees’) ratable holdings of Propco Holdco shall be deemed to be the percentage of Propco Holdco equity that Colony (and/or the Colony Designees) would hold if Colony and/or the Colony Designees exercised the First Tranche Option and, at Colony’s election, the Second Tranche Option or any portion thereof; provided that to the extent Colony elects to include the Second Tranche Option in the calculation, then FG shall then have the right, at its election, to also require that Colony exercise the Second Tranche Option to the extent included by Colony in determining its ratable holdings.

Colony Participation through the Fertitta Affiliates in Acquisition of Applicable Market Investment Opportunities

Opco Assets:

If any Fertitta Affiliate acquires an interest in Opco other than through its ownership of equity of Propco Holdco, whether pursuant to a confirmed plan of reorganization or sale of Opco assets, as a direct bidder or purchaser or as a direct or indirect investor in a bidder (such Fertitta Affiliate(s), the “Participating Fertitta Party” and such bidder, the “Opco Purchaser”) for Opco’s assets, and such Participating Fertitta Party is the successful bidder for or purchaser of assets owned by Opco or its subsidiaries, then, promptly following the acceptance of such bid, the Participating Fertitta Party shall enter into an option agreement with Colony whereby the Participating Fertitta Party shall grant to Colony (and/or the Colony Designees) the right to purchase up to twenty percent (20%) of the amount of equity of  Opco Purchaser held in the aggregate by the Participating Fertitta Party up to amount equal to ten percent (10%) of the total amount

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of outstanding equity of the Opco Purchaser (such option, the “Colony Opco Purchaser Option” and such equity, the “Opco Purchaser Option Equity”).  The Colony Opco Purchaser Option shall be exercisable no earlier than the first anniversary of the Effective Date.  The Colony Opco Purchaser Option must be exercised by written notice to the Fertitta Affiliates (in accordance with the notice provisions of the MOU) within 30 days following the first anniversary of the Effective Date and such notice of exercise must be accompanied by a firm funding commitment letter from Colony with respect to payment of the purchase price of the Opco Purchaser Option Equity.  The exercise price of the Opco Purchaser Option Equity shall be on a per share basis cash in the same amount that the Participating Fertitta Party shall pay for its equity interest in the Opco Purchaser plus 10%.  This provision shall not apply to any acquisition of Opco that is completed through New Propco.

Other Applicable Market Assets:

New Propco and Colony will agree with the Fertitta Affiliates that there shall be no restrictions on the ability of FG or any Fertitta Affiliate to enter into management agreements (where no equity contribution is being made by FG or any such Fertitta Affiliate) in respect of other gaming and non-gaming enterprises of any kind, wherever located.  With respect to gaming or hotel investment opportunities (other than management-only agreements and other than investments in entities not constituting hotels and holding only a “restricted license” as currently defined in the Nevada Revised Statutes) arising within the Applicable Market, FG has agreed in the Propco Plan Term Sheet that FG shall not, and shall not allow any Fertitta Affiliate to, invest in such opportunity unless, among other things, New Propco has been given a right of first refusal with respect to all or any portion of such investment.  FG and the Fertitta Affiliates (whether alone or as part of a group) will be entitled to pursue any such opportunity independently if the right of first refusal is not exercised.

If New Propco declines to or otherwise fails to exercise any such right of first refusal in respect of such an opportunity that is presented to New Propco within two years of the Effective Date, then, with respect to such investment opportunities, Colony (and/or the Colony Designees) shall have the option, exercisable for a period of 10 calendar days after FG or any Fertitta Affiliate enters into a definitive agreement to acquire such investment opportunity, to elect, evidenced by delivery of a written notice and a firm funding commitment from Colony to provide funding for such investment, to invest in up to twenty percent (20%) of

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the Fertitta Affiliates’ share of the equity issued by the investment opportunity, provided that such share shall in no event represent more than ten percent (10%) of the total amount of equity issued by such investment opportunity; provided, that if Colony or any Colony Designee elects to participate in such investment opportunity, such entities must participate through a single entity. The form of consideration paid to the Fertitta Affiliates shall be cash.

Notwithstanding the foregoing, Colony shall have no right to participate in such investments, and the Fertitta Affiliates shall have no obligation to offer such opportunity to Colony, unless Colony has exercised the First Tranche Option and purchased the equity of Propco Holdco subject thereto, except that from the Effective Date through the date that is 30 days after the first anniversary of the Effective Date, Colony and/or the Colony Designees shall have the right to participate in such investments, and the Fertitta Affiliates shall have the obligation to offer such opportunity to Colony and/or the Colony Designees; provided if Colony and/or the Colony Designees exercise this participation right during such period, FG shall then have the right, at its election, to require that Colony exercise the First Tranche Option during the applicable exercise period for the amount required under clause (b) of Section 1(a) of the MOU.

Direct Investment Right

Colony shall have the right to ratably participate (as described in the last sentence of this paragraph) in an additional capital raise by Propco Holdco made for the purpose of making an acquisition prior to the exercise of the First Tranche Option unless, during the one-year period ending on the Effective Date, Propco Holdco, any Fertitta Affiliate or any other person acting on Propco Holdco’s behalf has discussed the acquisition or a similar acquisition with the seller or has made a bid for the asset.  If Colony is precluded from participating in the additional capital raise for the acquisition as a result of the application of the  preceding sentence then, unless the additional capital raise for the acquisition is pursuant to a sale of equity consummated as of the Effective Date,  Colony shall be given the right to make a direct investment, in the same ratable proportion, in any separate, wholly owned legal entity through which Propco Holdco acquires the asset; provided that if Colony makes such a direct investment, FG shall have the right, at its election, to require that Colony exercise the First Tranche Option during the applicable exercise period for the amount required under clause (b) of Section 1(a) of the MOU.  In addition to ratably participating in respect of any Propco Holdco equity that Colony and/or the Colony Designees then hold, for purposes of participating in any such additional

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capital raise or any such direct investment prior to the exercise of the First Tranche Option, Colony may ratably participate in an amount equal to the percentage of Propco Holdco equity that Colony (and/or the Colony Designees) would hold if Colony and/or the Colony Designees exercised the First Tranche Option and, at Colony’s election, the Second Tranche Option or any portion thereof; provided that to the extent Colony elects to include the Second Tranche Option in the calculation, then, if Colony participates in any such additional capital raise or makes any such direct investment, FG shall then have the right, at its election, to also require that Colony exercise the Second Tranche Option to the extent included by Colony in determining its ratable participation.

Minority Rights and Transferability

In addition to the voting rights provided to Colony under the Propco Plan Term Sheet, Colony shall have the rights to information provided in the Propco Plan Term Sheet for 10% holders and the following minority rights; provided that if Colony and/or the Colony Designees do not acquire equity of Propco Holdco by the date that is 120 days after the one year anniversary of the Effective Date or sell all of the equity that it acquires, then all of these rights and the information rights shall immediately terminate: (i) piggyback registration rights described in the Propco Plan Term Sheet, (ii) restriction on amending applicable definitive agreements and/or organizational documents in a manner that would alter or change the powers, preferences, or special rights of Colony (and/or the Colony Designees) so as to materially or disproportionately adversely affect the protections granted only to Colony and/or the Colony Designees in accordance with the terms hereof without their consent, (iii) access and information rights required to be a qualifying investment for ERISA purposes, (iv) appropriate provisions in ancillary documents to protect Colony’s rights granted thereunder, and (v) appropriate antidilution protection with respect to stock splits, reverse splits and the like, for all equity constituting the Colony Equity Consideration.  The foregoing rights do not apply, however, to any equity acquired through exercise of the FG Warrants except to the extent that such rights are otherwise included in the rights given to holders of the Lender Warrants.

Equity of Propco Holdco; Voting Rights; No Waiver of Purchase Rights by Fertitta Affiliates

All equity assigned to or purchased by Colony (and/or the Colony Designees) pursuant to any provision of this Attachment 3 shall consist of equity of Propco Holdco and shall be, except as provided in the section entitled “Minority Rights and Transferability” and except as otherwise provided through the

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proxies received by Colony under Annex 7 to the Propco Plan Term Sheet, passive in all respects.

Colony (and/or the Colony Designees) shall have the voting/proxy rights provided for in Annex 7 of the Propco Plan Term Sheet.

To the extent that Colony (and/or the Colony Designees) is granted herein a right to participate in any in any purchase opportunity provided by another party to the Fertitta Affiliates, the Fertitta Affiliates shall not waive such purchase opportunity without the prior consent of Colony (and/or the Colony Designees).

Voting Equity	All equity of Propco Holdco purchased by or assigned to Colony and/or any Colony Designee pursuant to this MOU shall be voting equity.

Regulatory Requirements

The Participation Rights will be subject to all regulatory requirements, including gaming regulations.  The gaming regulatory approach will be agreed by the Mortgage Lenders, the Fertitta Affiliates, and Colony prior to Plan filing.

Holding Requirements for Colony Designees; Limitation on Transfers of Participation Rights Sales to Strategic Buyers

The Colony Designees shall initially hold all equity acquired pursuant to this Attachment 3 as a group, provided.  The group shall have intra-group transfer rights and, after 6 months and with regulatory approval, shall have distribution/dissolution rights.  Unless and until Propco Holdco becomes an “Investment Company” as defined in the Investment Company Act of 1940 or a public company, the number of Colony Designees shall not be large enough to cause Propco Holdco to be required to register as such an “Investment Company.”

Colony agrees that neither Colony nor the Colony Designees shall transfer any equity acquired by exercise of a Participation Right pursuant to this Attachment 3 to any strategic buyer described on Annex 6 of the Propco Plan Term Sheet.  Unless and until Propco Holdco becomes taxable as a corporation for U.S. federal income tax purposes or a public company and so long as all equity holders of Propco Holdco are similarly restricted, no options (and any shares received upon exercise thereof) or Propco Holdco equity may be transferred to any person if such transfer would cause Propco Holdco to be treated as an association taxable as a corporation or a “publicly traded partnership” (as such term is defined in section 7704 of the Code) taxable as a corporation or to cause the total number of equity holders of Propco Holdco (as determined under Treasury Regulation 301.7704-1(h), including

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the anti-avoidance rules thereunder) to exceed 80, and Propco Holdco shall provide Colony with reasonably requested information to permit Colony to determine whether such transfer complies with the forgoing.  Also, at any time that Propco Holdco is treated as a partnership for U.S. federal income tax purposes and so long as only persons who are “United States persons” are equityholders of Propco Holdco (excluding any non-US persons who become equityholders of Propco Holdco without its knowledge and whose ownership is promptly rescinded), no options (nor any shares received upon exercise thereof) or Propco Holdco equity may be transferred to any person who is not a “United States person,” as such term is defined in section 7701(a)(30) of the Code.  Colony also agrees that any transfers by Colony will be subject to the generally applicable restrictions set forth in the Propco Plan Term Sheet.

Tax Condition	The terms of the Colony Equity Options and the other Colony Equity Deliverables are subject to Section 1(c) of the MOU.

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Attachment 4

STIPULATION

Debtor and debtor in possession Station Casinos, Inc. (“SCI”), debtor and debtor in possession FCP Holding, Inc. (“FCP Holding”), Fertitta Colony Partners, LLC (“FCP”) Fertitta Partners LLC and its affiliates listed on Schedule A, which are signatories herein and which directly and indirectly own 24.06% of the non-voting shares of SCI (“Fertitta”) and FC Investor, LLC, and its affiliates listed on Schedule A which are signatories hereto and which  directly or indirectly own 75.94% of the non-voting shares of SCI, (“Colony” and together with FCP Holding, FCP, Fertitta and SCI, the “Parties”), hereby enter into this stipulation (the “Stipulation”).  In support of the Stipulation, the Parties stipulate by and between themselves as follows:

Recitals

A.            Whereas, SCI and its affiliated debtors and debtors in possession (collectively, the “Debtors”) in the above-captioned Chapter 11 cases (the “Chapter 11 Cases”) have informed Colony and Fertitta that the Debtors intend to file a motion (the “Motion”) with the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”) for entry of an order, inter alia, prohibiting certain direct or indirect shareholders of SCI from taking any action that, within the meaning of Section 382(g) of the Internal Revenue Code of 1986, as amended (the “IRC”),  could cause the Debtors to undergo an ownership change (an “Ownership Change”), including, without limitation, (1) prohibiting any  person or entity that is, or could be deemed to be, a “50-percent shareholder,” within the meaning of Section 382(g)(4)(D) of the IRC (a “50-Percent Shareholder”)  from claiming a tax deduction with respect to its direct or indirect interest in SCI’s stock, (2) prohibiting any person or entity that is or could be a “5 percent shareholder” within the meaning of Section 382(k)(7) of the IRC (a “5-Percent Shareholder”) from transferring their direct or indirect equity interest in SCI’s stock (including any deemed transfer

1

for U.S. federal income tax purposes), and (3) declaring any such transfer, action or tax deduction referred to above to be void ab initio.

B.            Whereas, Colony owns and controls indirectly 75.94% of the non-voting stock of SCI.

C.            Whereas, the aggregate increase in the direct of indirect ownership of SCI’s stock by 5-Percent Shareholders affiliated with Colony during SCI’s current “testing period” (as such term is defined in Section 382(i) of the IRC) which began November 8, 2007 does not exceed 11%.

D.            Whereas, Fertitta owns and controls indirectly 24.06% of the non-voting stock of SCI.

E.             Whereas, the aggregate increase in the direct of indirect ownership of SCI’s stock by 5-Percent Shareholders affiliated with Fertitta during SCI’s current “testing period” (as such term is defined in Section 382(i) of the IRC) which began November 8, 2007 does not exceed 1%.

G.            Whereas, the Debtors have incurred and are currently incurring significant net operating losses (“NOLs”) and whereas, under Section 382 of the IRC, if a corporation undergoes an Ownership Change, such corporation’s use of its NOLs are severely restricted.

H.            Whereas, Debtors’ NOLs may be reduced by purchases of Debtors’ debt at a discount by parties that are deemed related to the Debtors under Section 108(e)(4) of the IRC.

I.              Whereas, the NOLs are of significant value to the Debtors and their estates.

J.             Whereas, the Parties believe it is in their mutual best interest to enter into this Stipulation in order to preserve the value of the Debtors’ NOLs.

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K.            In consideration of the foregoing Recitals and for other good and valuable consideration, the Parties hereby agree follows:

Agreements

1.             The foregoing Recitals are hereby incorporated by reference.

2.             Colony agrees (i) to refrain from taking any action (and agrees to (1) exercise its rights under its organizational documents to prevent any equity holders in Colony from taking any actions and (2) exercise its direct and indirect rights with respect to the intermediate entities through which it owns in interests in the Debtors to prevent such intermediate entities from taking any actions) that could cause the Debtors to undergo an Ownership Change, including, without limitation, (a) claiming a worthless stock deduction with respect to its or their direct or indirect interest in SCI’s stock if claiming such deduction would result in a deemed transfer of SCI’s stock by a 5-Percent Shareholder prior to the effective date of the Debtors’ chapter 11 plan as a result of the application of Section 382(g)(4)(D) of the IRC,  (b) transferring its or their direct or indirect equity interest in SCI’s stock (including any deemed transfer for U.S. federal income tax purposes) in any manner that would affect the holdings of SCI’s 5-Percent Shareholders (including by causing the transferee of such direct or indirect interest to become a 5-Percent Shareholder or by increasing the holdings of a 5-Percent Shareholder), except that, notwithstanding anything herein to the contrary, transfers by Colony and its direct or indirect equity holders that would otherwise be prohibited under this paragraph 2 shall be permitted under this Stipulation so long as the aggregate of such transfers and all prior transfers by Colony and its direct or indirect equity holders during any SCI “testing period” (as such term is defined in Section 382(i) of the IRC) beginning on or after November 8. 2007 does not result in more than a 38% aggregate increase in the direct or indirect ownership of SCI’s stock by 5-Percent

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Shareholders, (ii) that any such prohibited transfer, action or worthless stock deduction which would cause an Ownership Change is deemed void ab initio and (iii) to refrain from purchasing any Debtors’ debt at a discount in a circumstance where Section 108(e)(4) of the IRC would apply.

3.             Fertitta agrees (i) to refrain from taking any action (and agrees to (1) exercise its rights under its organizational documents to prevent any equity holders in Fertitta from taking any actions and (2) exercise its direct and indirect rights with respect to the intermediate entities through which it owns in interests in the Debtors to prevent such intermediate entities from taking any actions) that could cause the Debtors to undergo an Ownership Change, including, without limitation, (a) claiming a worthless stock deduction with respect to its or their direct or indirect interest in SCI’s stock if claiming such deduction could result in a deemed transfer of SCI’s stock by a 5-Percent Shareholder as a result of the application of Section 382(g)(4)(D) of the IRS, (b) transferring its or their direct or indirect equity interest in SCI’s stock (including any deemed transfer for U.S. federal income tax purposes) in any manner that would affect the holdings of SCI’s 5-Percent Shareholders (including by causing the transferee of such direct or indirect interest to become a 5-Percent Shareholder or by increasing the holdings of a 5-Percent Shareholder), (ii) that any such prohibited transfer, action or worthless stock deduction is deemed void ab initio and (iii) to refrain from  purchasing any Debtors’ debt at a discount in a circumstance where Section 108(e)(4) of the IRC would apply.

4.             FCP and FCP Holding agree (i) to refrain from taking any action (and agree to (1) exercise their rights under their respective organizational documents to prevent any of their respective equity holders from taking any actions and (2) exercise their direct and indirect rights with respect to the intermediate entities through which they respectively own interests in the Debtors to prevent such intermediate entities from taking any actions) that could cause the Debtors to undergo an Ownership Change, including, without limitation, (a) claiming a worthless stock deduction with respect to its or their direct or indirect interest in SCI’s stock if claiming such deduction could result in a deemed transfer of SCI’s stock by a 5-Percent Shareholder as a result of the application of Section 382(g)(4)(D) of the IRS, (b) transferring its or their direct or indirect equity interest in SCI’s stock (including any deemed transfer for U.S. federal income tax purposes) in any manner that would affect the holdings of SCI’s 5-Percent Shareholders (including by causing the transferee of such direct or indirect interest to become a 5-Percent Shareholder or by increasing the holdings of a 5-Percent Shareholder), (ii) that any such prohibited transfer, action or worthless stock deduction is deemed void ab initio and (iii) to refrain from purchasing any Debtors’ debt at a discount in a circumstance where Section 108(e)(4) of the IRC would apply.

5.             Colony, Fertitta, FCP and FCP Holding agree to abide by the provision of paragraphs 2, 3 and 4, supra, as applicable, until the date that is one (1) day after the effective date of the Chapter 11 plan of the Debtors.

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6.             Except as set forth in this Stipulation, each of the Parties retains all of its procedural and substantive rights and remedies at law or equity in connection with the subject matter of this Stipulation and in the Chapter 11 Cases.

7.             The effectiveness of this Stipulation is subject to entry of an order of the Bankruptcy Court approving the terms of this Stipulation (the “Approval Order”); provided, however, that Colony, Fertitta, and FCP and FCP Holding agree that they will comply with the agreements contained in paragraphs 2, 3 and 4, respectively, from the date of execution of the Stipulation through the date of the Bankruptcy Court’s hearing on the motion for entry of the Approval Order.

8.             Any motion or application brought by a Party to resolve any dispute arising under or related to this Stipulation and/or the Approval Order shall be brought on proper notice in accordance with title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., the Federal Rules of Bankruptcy Procedure and the Local Rules of Bankruptcy Practice and Procedure of the Bankruptcy Court.

9.             This Stipulation shall constitute the entire agreement between the Parties with respect to the subject matter hereof.

10.           Except as set forth in this Stipulation, this Stipulation is not intended to, nor shall it be construed to directly or indirectly, alter, amend, modify, vary, waive or otherwise change any of the procedural or substantive rights or remedies at law or equity of the Parties as and between each other and any party in interest in the Chapter 11 Cases.  To the contrary, all such rights and remedies are expressly preserved.

11.           No statement contained in this Stipulation is intended to be, and may not be construed as an admission by any Party of any fact or circumstance or legal conclusion set forth herein.

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12.           The person who executes this Stipulation on behalf of a Party represents and warrants that he or she has been duly authorized and empowered to execute and deliver this Stipulation on behalf of such Party.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the following parties have caused this Agreement to be executed by their respective officers duly authorized as of the year and day first written above.

Dated: July , 2010	STATION CASINOS, INC.

By:
Name: Thomas M. Friel
Title: Executive Vice President Chief Accounting Officer & Treasurer

Dated: July , 2010	FCP HOLDING, INC

By:

Dated: July , 2010	FERTITTA COLONY PARTNERS, LLC

By:

Dated: July , 2010	FERTITTA PARTNERS, LLC

By:
Frank J. Fertitta
Manager

Dated: July , 2010	FJF INVESTCO, LLC

By:
Frank J. Fertitta
Manager

Dated: July , 2010	LJF INVESTCO, LLC

By:
Lorenzo J. Fertitta
Manager

Dated: July , 2010	FC INVESTOR, LLC

By:
Mark M. Hedstrom
Vice President

Dated: July , 2010	COLONY VII FC HOLDINGS, LLC

By:
Mark M. Hedstrom
Vice President

Dated: July , 2010	FC CO-INVESTMENT PARTNERS, L.P.
	By:		FC Co-Investment Genpar, LLC
its general partner

By:
Mark M. Hedstrom
Vice President

Dated: July , 2010	COLONY INVESTORS VII, L.P.
	By:		Colony Capital VII, L.P.,
its general partner

		By:	ColonyGP VII, LLC,
its general partner

By:
Mark M. Hedstrom
Vice President

Dated: July , 2010	COLONY VIII FC HOLDINGS, LLC

By:
Mark M. Hedstrom
Vice President

Dated: July , 2010	COLONY INVESTORS VIII, L.P.
	By:	Colony Capital (US) VIII, LLC,
its general partner

By:
Mark M. Hedstrom
Vice President

Dated: July , 2010	COLONY PARALLEL INVESTORS VIII
HOLDINGS, L.P.
	By:	Colony Capital (Parallel) Holdings
VIII, LLC,
its general partner

By:
Mark M. Hedstrom
Vice President

Dated: July , 2010	COLONY PARALLEL INVESTORS VIII, L.P.
	By:	Colony Capital (Parallel) VIII, LLC,
its general partner

By:
Mark M. Hedstrom
Vice President

Dated: July , 2010	COLONY PARALLEL NA-RE INVESTORS VIII
HOLDINGS 2C, L.P.
	By:	Colony Capital (Parallel) NA-RE
Holdings VIII, LLC,
its general partner

By:
Mark M. Hedstrom
Vice President

Dated: July , 2010	COLONY PARALLEL NA-RE INVESTORS VIII,
L.P.
	By:	Colony Capital (Parallel) NA-RE
VIII, LLC,
its general partner

By:
Mark M. Hedstrom
Vice President

Schedule A to Stipulation

Fertitta Parties in Addition to Fertitta Partners, LLC:

FJF Investco, LLC

LJF Investco, LLC

Colony Parties in Addition to FC Investor:

FC Co-Investment Partners, L.P.

Colony Investors VII, L.P.

Colony VII FC Holdings, LLC

Colony VIII FC Holdings, LLC

Colony Investors VIII, L.P.

Colony Parallel Investors VIII Holdings, L.P.

Colony Parallel Investors VIII, L.P.

Colony Parallel NA-RE Investors VIII Holdings 2C, L.P.

Colony Parallel NA-RE Investors VIII, L.P.